UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☒        Definitive Proxy Statement

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☐        Soliciting Material under § 240.14a-12
Quotient Technology Inc.
(Name of Registrant as Specified In Its Charter)
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PROXY STATEMENT
AND NOTICE FOR
2023 ANNUAL MEETING OF STOCKHOLDERS

QUOTIENT TECHNOLOGY INC.
1260 EAST STRINGHAM AVENUE, SUITE 600
SALT LAKE CITY, UTAH 84106
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Mountain Daylight Time on August 3, 2023
TO THE STOCKHOLDERS OF QUOTIENT TECHNOLOGY INC.:
The Annual Meeting of Stockholders (“Annual Meeting”) of Quotient Technology Inc., a Delaware corporation (“Quotient” or the “Company”), will be held on August 3, 2023, at 10:00 a.m. MDT for the following purposes:
1.To elect six directors to serve until the 2024 annual meeting of stockholders ("2024 Annual Meeting"), and until their successors are duly elected and qualified;
2.To approve the 2023 Equity Incentive Plan;
3.To approve, on an advisory basis, the compensation of our named executive officers;
4.To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; and
5.To transact such other business as may properly come before the Annual Meeting.
This year’s Annual Meeting will be held as a virtual-only meeting. Stockholders of record as of the Record Date (as defined below) will be able to attend and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/QUOT2023. To join the meeting, you will need your 16-digit control number as provided in your proxy materials.
Only stockholders of record of our common stock at the close of business on June 23, 2023 (the “Record Date”) will be entitled to receive a notice of, and to vote at, the Annual Meeting and any adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE COMPANY’S NOMINEES ON PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, AND 4.
If you have any further questions about voting or attending the Annual Meeting, please contact our proxy solicitor, D.F. King & Co., Inc. ("D.F. King"). Stockholders may call toll-free at (800) 967-5051. Brokers and banks may call collect at (212) 269-5550. D.F. King may also be reached by email at QUOT@dfking.com.
We appreciate your continued support of Quotient.
By order of the Board of Directors,
Connie Chen
General Counsel and Secretary
Salt Lake City, Utah
June 30, 2023

As used in this proxy statement, the terms “Quotient,” the “Company,” “we,” “us,” and “our” mean Quotient Technology Inc. and its subsidiaries unless the context indicates otherwise.

PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
to be held on August 3, 2023 at 10:00 a.m. MDT

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Quotient Technology Inc. (“Quotient” or the “Company”) for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held virtually at 10:00 a.m. MT on August 3, 2023 and any postponements or adjournments thereof, which we refer to as the Annual Meeting. You can attend the meeting by visiting www.virtualshareholdermeeting.com/QUOT2023 and entering the 16-digit control number as provided in your proxy materials. This proxy statement and the accompanying form of proxy card are first being mailed to stockholders on or about June 30, 2023. Our annual report for the year ended December 31, 2022 is enclosed with this proxy statement. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

QUESTIONS AND ANSWERS
Why am I receiving these materials?
Our Board has sent you this proxy statement and the accompanying proxy card to ask for your vote, as a stockholder of Quotient, on certain matters that will be voted on at the Annual Meeting.
As previously announced, on June 20, 2023, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with CB Neptune Holdings, LLC ("Neptune"), pursuant to which Neptune will, subject to the terms and conditions of the Merger Agreement, acquire the Company (the “Proposed Acquisition”), and pursuant to which the Company will continue as the surviving corporation operating as a wholly owned subsidiary of Neptune.
The Proposed Acquisition is subject to certain closing conditions, including approval of the adoption of the Merger Agreement and the Proposed Acquisition by our stockholders. Accordingly, the Proposed Acquisition will not be closed as of the date of the Annual Meeting, if ever. Our Board approved the transactions underlying the Proposed Acquisition, including the Company entering into the Merger Agreement, and recommended that the Company’s stockholders approve the Proposed Acquisition at a special meeting of stockholders to be held in the coming months, but stockholders are NOT being requested to vote upon the Proposed Acquisition at the Annual Meeting.
In advance of presenting the Proposed Acquisition to Company stockholders for a vote, and continuing thereafter until, and if, the Proposed Acquisition closes, the Company will continue to operate on a standalone basis.
What matters am I voting on in connection with the Annual Meeting?
You will be voting on:

•a proposal for the election of six directors to serve until the 2024 Annual Meeting and until their successors are duly elected and qualified (Proposal No. 1);
•a proposal to approve the 2023 Equity Incentive Plan (Proposal No. 2);
•a proposal to approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 3);
•a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 4); and
•such other business that may properly come before the Annual Meeting.
At the date of this proxy statement, except as noted below, we have not received any notice regarding any other matter to come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
The Board recommends a vote:
•FOR the election of six directors to serve until the 2024 Annual Meeting and until their successors are elected and qualified (Proposal No. 1);
•FOR the approval of the 2023 Equity Incentive Plan (Proposal No. 2);
•FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3); and
•FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 4).
Who is entitled to vote?
Holders of our common stock as of the close of business on June 23, 2023 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were 98,666,903 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Quotient will be entitled to one vote for each share of common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote. Stockholders of record may vote (i) by filling out and signing the proxy card that was included with this Proxy Statement and returning it in the envelope provided, (ii) by calling the toll-free number found on the proxy card, or (iii) online at the internet voting website provided on the proxy card. Stockholders of record may also vote by attending the Annual Meeting.
Street Name Stockholders. If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. If you received printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote at the Annual Meeting will need to obtain a legal proxy, in PDF or Image (gif, jpg, or png) file format, from the organization that holds their shares giving them the right to vote their shares at the Annual Meeting and by presenting it with their online ballot during the meeting. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name holders.”
How do I vote if I am a stockholder of record?

•vote by internet— visit www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on August 2, 2023 (have your proxy card in hand when you visit the website);
•vote by telephone—call toll-free at 1-800-690-6903 (have your proxy card in hand when you call);
•vote by mail—simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or

•vote during the Annual Meeting—visit www.virtualshareholdermeeting.com/QUOT2023.
How do I vote if I am a street name holder?
Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or other nominees and may complete and mail voting instruction forms to their respective brokers or nominees. Street name holders can also vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/QUOT2023.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•entering a new vote by internet or by telephone (until 11:59 p.m. EDT on August 2, 2023);
•returning a later-dated proxy card so that it is received prior to the Annual Meeting;
•notifying the Secretary of Quotient, in writing, at 1260 East Stringham Avenue, Suite 600, Salt Lake City, Utah 84106; or
•voting during the Annual Meeting—visit www.virtualshareholdermeeting.com/QUOT2023.
Street name holders may change their voting instructions by submitting new instructions by internet or by telephone or by returning a later-dated voting instruction form to their respective brokers or nominees. Street name holders can also change their vote by voting during the Annual meeting by visiting www.virtualshareholdermeeting.com/QUOT2023.
What should I do if I receive more than one proxy card or set of proxy materials from the Company?
Your shares may be owned through more than one brokerage or other share ownership account. In order to vote all of the shares that you own, you must use each proxy card you receive in order to vote with respect to each account by telephone, by Internet, or by signing, dating and returning the proxy card in the postage-paid envelope provided.

How will my shares be voted if I return the enclosed proxy card?
The shares represented by any proxy card that is properly executed and received by the Company prior to or at the Annual Meeting will be voted in accordance with the specifications made on that proxy card. Where a choice has been specified on the proxy card with respect to the proposals, the shares represented by the proxy card will be voted in accordance with the specifications.
The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those described in this proxy statement. If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxy cards received by the Board of Directors will be voted with respect thereto at the discretion of the person or persons named as proxies in the enclosed proxy card.
If you return a validly executed proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted: “FOR ALL” of the Board of Directors’ director nominees: Tracey Figurelli, Matthew Krepsik, Robert McDonald, Joseph Reece, Kate Vanek, and Michael Wargotz] (Proposal No. 1); “FOR” the approval of the 2023 Equity Incentive Plan (Proposal No. 2); “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3); and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 4).
If I am a street name stockholder, will my shares be voted if I do not provide instructions?
In some cases, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Specifically, brokerage firms have the authority under New York Stock Exchange (“NYSE”) rules to cast votes on certain “routine” matters if they do not receive instructions from the beneficial holder. Ratification of the appointment of the independent registered public accounting firm (Proposal No. 4) is typically considered a routine matter for which a brokerage firm may vote shares for which it has not received voting instructions. This is called a “broker discretionary vote.” When a proposal is not a routine matter and a brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposal Nos. 1, 2 and 3 are not considered routine matters. If you do not provide voting instructions to your broker with respect to these matters, it will result in a broker non-vote with respect to such proposals. Broker non-votes will have no effect on the outcome of these proposals.
How will the Annual Meeting be conducted?
The Annual Meeting will be a completely virtual meeting of stockholders. Attendance at the Annual Meeting will be limited to stockholders of the Company as of the Record Date and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location.
•Attending the Virtual Annual Meeting. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/QUOT2023, where you will be able to listen to the meeting live, submit questions and vote online. To enter the Annual Meeting, you will need your 16-digit control number as provided in your proxy materials if you are a stockholder of record, or included with your voting information provided by your respective brokers or nominees if you are a street name holder. The Annual Meeting will begin promptly at 10:00 a.m. MDT. We encourage you to access the meeting in advance to ensure you are logged in when the meeting starts. Online registration will begin at 9:45 a.m. MDT, and you should allow ample time for the registration procedures.
•Technical Disruptions. In the event of any technical disruptions or connectivity issues during the course of the Annual Meeting, please allow for some time for the meeting website to refresh automatically, and/or for the meeting operator to provide updates through the phone bridge. You can also call the technical support number that will be posted on the Annual Meeting page.
•Stockholder List. We will make available a list of registered stockholders as of the Record Date for inspection by stockholders from July 24, 2023 through August 3, 2023 at our headquarters located at 1260 East Stringham Avenue, Suite 600, Salt Lake City, Utah 84106. If you wish to inspect the list, please submit your request, along with proof of ownership, by email to IR@quotient.com. The stockholder list will also be available electronically on the meeting website during the live webcast of the Annual Meeting.

•Voting by Ballot at the Annual Meeting. Registered stockholders and street name stockholders who wish to vote by ballot at the Annual Meeting can do so electronically before the polls close during the Annual Meeting by visiting www.virtualshareholdermeeting.com/QUOT2023 and entering your 16-digit control number. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting. If you have voted your shares prior to the start of the Annual Meeting, your vote has been received by the Company’s inspector of elections and there is no need to vote those shares during the Annual Meeting, unless you wish to revoke or change your vote.
How can I ask questions at the Annual Meeting?
You may submit a question during the Annual Meeting by typing your question in the "Ask A Question" section and clicking "SUBMIT." Additional information regarding the ability of stockholders to ask questions during the Annual Meeting will be included in the rules of conduct that will be available on the Annual Meeting website.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Robert McDonald, Matthew Krepsik and Connie Chen have been designated as proxies by our Board. When proxy votes are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If you properly complete and submit a validly executed proxy card, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Amended and Restated Bylaws (our “Bylaws”) and Delaware state law. The presence, in person or by proxy, of a majority of the voting power of the shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. "Abstentions," "withhold" votes, and broker non-votes will count for purposes of determining the presence of a quorum.
How many votes are needed for approval of each matter?
•Proposal No. 1: Election of six directors to serve until the 2024 Annual Meeting and until their successors are duly elected and qualified. The election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the six director candidates who receive the highest number of votes cast “FOR” are elected as directors. Only votes “FOR” will affect the outcome. Withhold votes and broker non-votes will not affect the outcome of the vote on the election of a director.
•Proposal No. 2: Approval of the 2023 Equity Incentive Plan. This proposal must receive the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 3: Approval, on an advisory basis, of the compensation of our named executive officers. This proposal must receive the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•Proposal No. 4: Ratification of appointment of independent registered accounting firm. This proposal must receive the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal.
Who will count the votes?
American Election Services, LLC will serve as the independent inspector of election (the “Inspector of Election”) and, in such capacity, will count and tabulate the votes.
Will there be a proxy contest at the Annual Meeting?
No. In March 2022, Engaged Capital, LLC and certain of its affiliates (the “Engaged Group”) provided notice of their intent to nominate directors for every available seat for election to the Board at the Annual Meeting. However, on June 5, 2023, the Company entered into a Cooperation Agreement with the Engaged Group, pursuant to which the Engaged Group withdrew its intent to nominate directors (the "Second Cooperation Agreement"). Prior to last year's annual meeting of stockholders, the Company and the Engaged Group likewise had entered into a Cooperation Agreement (the "First Cooperation Agreement"), as described more fully below). As a result, there will be no proxy contest at the Annual Meeting. For additional information regarding the provisions of the First Cooperation Agreement and the Second Cooperation Agreement, see “Corporate Governance and Directors—First Cooperation Agreement with the Engaged Group” and "Corporate Governance and Directors—Second Cooperation Agreement with the Engaged Group”.
How will the Second Cooperation Agreement impact voting at the Annual Meeting?
Pursuant to the Second Cooperation Agreement, the Engaged Group will vote all shares of common stock and voting securities beneficially owned, directly or indirectly, by the Engaged Group at the Annual Meeting in favor of all proposals, in accordance with the Board’s recommendations. In the event that Institutional Shareholder Services Inc. issues a contrary recommendation on Proposals 2, 3 or 4, the Engaged Group will be permitted to vote on such proposals in its own discretion. For a description of the Engaged Group’s beneficial ownership of common stock, see “Security Ownership of Certain Beneficial Owners and Management.”
Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results based on the advice of our Inspector of Elections at the Annual Meeting. We also expect to disclose preliminary voting results based on the preliminary tabulation by the Inspector of Election on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. We will report voting results based on the Inspector of Election’s final, certified report on a Current Report on Form 8-K that we will file with the SEC as soon as practicable.
Who can help answer any other questions I may have?
If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders Call Toll-Free: (800) 967-5051
Brokers and Banks Call Collect: (212) 269-5550
Email: QUOT@dfking.com

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of ten members and is currently divided into two classes of directors, Class I and Class II, with the directors in Class II having a term that expires at the Annual Meeting and the directors in Class I having a term expiring at the 2024 Annual Meeting. As of the close of the Annual Meeting, our Board will consist of seven Class I members. Pursuant to the Second Cooperation Agreement, two of our current directors, Alison Hawkins and Eric Higgs, have agreed to resign from the Board effective as of the Annual Meeting. Also pursuant to the Second Cooperation Agreement, three of our current directors, Andrew Gessow, Lorraine Hariton and David Oppenheimer, have agreed not to stand for re-election to the Board at the Annual Meeting.
On June 29, 2022, we amended our Charter to phase out the classified Board so that the Board will be fully declassified from and after the election of directors at the 2024 Annual Meeting. The directors standing for election at the Annual Meeting will be elected for a one-year term expiring at the 2024 Annual Meeting.
OUR BOARD OF DIRECTORS URGES YOU TO VOTE “FOR ALL” OF THE COMPANY’S NOMINEES BY USING THE ENCLOSED PROXY CARD.
Nominees for Director
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Tracey Figurelli, Matthew Krepsik, Robert McDonald, Joseph Reece, Kate Vanek, and Michael Wargotz as nominees for election as directors at the Annual Meeting. All but Ms. Figurelli and Ms. Vanek are current members of our Board.
Each of Messrs. Krepsik and McDonald were previously elected by our stockholders. Messrs. Reece and Wargotz were recommended by the Engaged Group, the constituent affiliates of which collectively comprise a major stockholder of the Company, and were appointed to the Board pursuant to the First Cooperation Agreement. The First Cooperation Agreement expired by its terms on March 1, 2023. Ms. Figurelli and Ms. Vanek have been jointly agreed-to as nominees by the Company and the Engaged Group, pursuant to the Second Cooperation Agreement. If elected, each of Messrs. Krepsik, McDonald, Reece and Wargotz, as well as each of Mses. Figurelli and Vanek, will join those directors already serving in Class I as of the Annual Meeting to create single class of directors, denominated as Class I, having a term expiring as of the 2024 Annual Meeting of stockholders and until their respective successors are duly elected and qualified.
Tracey Figurelli has been nominated for election to the Board pursuant to the Second Cooperation Agreement. Since 2020, Ms. Figurelli has served as a director-level advisor with Andra Partners, a buy-side advisory firm to middle market supporting thematic private equity and strategic clients with current investment fund sizes ranging from $100 million to $1.2 billion. From 2001 to 2020, Ms. Figurelli served in multiple executive roles with RGP Consulting, a public global consultancy staffing firm, in which her roles included EVP, Digital Innovation & Integrated Solutions (2015-2020), Global Managing Director (2012-2015), Managing Director (2009-2012) and Consultant and Client Service Director (2001-2009). Prior to that, Ms. Figurelli served as Director, Corporate Financial Operations & Systems for Prudential Financial, where she established a quality control environment to ensure the integrity of the financial reporting. Ms. Figurelli currently serves on the board of directors of multiple private companies in the technology space including Analytic Edge and EvoluteIQ. Ms. Figurelli holds a B.A. and M.B.A degrees from Seton Hall University. Ms. Figurelli is qualified to serve on our Board because of her board experience in the technology sector generally and, specifically, with software platform (SaaS) companies; her experience as an M&A advisor at all stages of a transaction from identifying-transaction partners to transaction structuring, engagement and closing; and her experience as an advisor on new product development, strategy and go-to-market execution in the information management services space.
Matthew Krepsik has served as CEO of the Company since May 2022 and as a member of our Board since June 2022. Mr. Krepsik previously served as our Chief Technology Officer from June 2021 through May 2022, leading the Company’s strategy and insights team as well as its engineering, product management, business development and media strategy functions. Mr. Krepsik was also responsible for the information technology ("IT") function for the Company. Prior to his promotion to Chief Technology Officer, Mr. Krepsik served as our Chief Analytics Officer from April 2021 through June 2021, having joined the Company in April 2021. Prior to joining Quotient, Mr. Krepsik served for 15 years in various managerial roles at Nielsen, a publicly traded company, most recently as Senior Vice President and General Manager of Outcomes Products (2019-2021), in

which he led Nielsen's development and deployment of attribution, media planning and activation products. Mr. Krepsik's other positions at Nielsen included Global Head of Analytics Products (2016-2019), Executive Director of Analytics Asia-Pacific, Middle East and Africa (2012-2016), and Vice President, Analytics North America (2006-2012). He also had an integral role in Nielsen’s strategic review process, which culminated in the sale of its NielsenIQ business to Advent International for $2.7 billion. Mr. Krepsik’s academic career includes coursework at the London School of Economics as well as Bachelors and Master’s degrees in Economics from Marshall University and Miami University, respectively. We have determined that Mr. Krepsik is qualified to serve as a member of our Board due not only to his status as CEO but also his deep digital industry experience as well as his institutional knowledge and operational experience acquired from leading the Company’s strategy and insights team as well as its engineering, product management, business development and media strategy functions.
Robert McDonald has served on our Board since November 2018 and as Chairman of our Board since March 2022. Though not presently serving on any other public company boards, Mr. McDonald has served throughout his career on boards of various companies and organizations, private and public, non-profit and for-profit. Mr. McDonald served as the U.S. Secretary of Veterans Affairs from July 2014 until January 2017. Mr. McDonald was Chairman and Chief Executive Officer of Procter & Gamble Company, a publicly traded company, from January 2010 until June 2013. Mr. McDonald joined Procter & Gamble in 1980 and served in various positions for that company. He was named Procter & Gamble’s Vice Chairman, Global Operations in 2004; Chief Operating Officer in 2007; President and Chief Executive Officer in 2009; and Chairman of the Board in 2010. Mr. McDonald has served on the board of directors of Audia Group since 2017, a private international plastics producer company, and has served as chairman of the West Point Association of Graduates, a private non-profit organization, since January 2022. From 2005 to July 2014, Mr. McDonald served on the board of directors of Xerox Corporation, a provider of document management solutions, and from January 2014 to July 2014 Mr. McDonald served on the board of directors of United States Steel Corporation, an integrated steel producer, both of which are public companies. Mr. McDonald served on the board of directors of Partnership for Public Service from 2017 to 2021, served on the board of directors of Institute for Veterans and Military Families from 2018 to 2021, and served on the board of directors as Chairman of RallyPoint Networks from 2017 to 2022. Mr. McDonald graduated from the United States Military Academy at West Point in 1975. He earned his M.B.A. from the University of Utah in 1978. We have determined that Mr. McDonald is qualified to serve as a member of our Board because of his deep industry experience and knowledge of operational matters. Additionally, his extensive experience as a public company executive and director allows him to provide valuable knowledge and guidance to the Board and to enable him to lead effectively in his capacity as Chairman of the Board.
Joseph ("Joe") Reece has served on our Board since May 2022. Mr. Reece has been the co-managing partner of SilverBox Capital, LLC, and its predecessors since 2015. He previously served as the executive vice chair of UBS Group and head of UBS Securities LLC’s Investment Bank for the Americas from 2017 to 2018. Prior to these roles, he was at Credit Suisse from 1997 to 2015, in roles of increasing responsibility, including serving as global head of Equity Capital Markets and co-head of Credit Risk. His prior experience includes serving as an attorney for 10 years, including at the law firm Skadden, Arps, Slate, Meagher & Flom, LLP and at the Securities and Exchange Commission where he ultimately served as Special Counsel to the Division of Corporation Finance. He is currently a member of the board of directors of NCR Corporation where he serves as Lead Independent Director and Compass Minerals where he serves as Chairman of the Board, both of which are public companies. Joe has previously served as a member of the board of directors of SilverBox Engaged Merger Corp. I, including as the executive chair, Atlas Technical Consultants, Inc. and its predecessor company, Boxwood Merger Corp., where he served as lead independent director, Del Frisco's Restaurant Group, Inc., RumbleOn, Inc., CST Brands, Inc., LSB Industries, Inc., and UBS Securities LLC. Mr. Reece earned his B.S., M.B.A. and J.D. from the University of Akron and his LL.M from the Georgetown University Law Center. We have determined that Mr. Reece is qualified to serve as a member of our Board because of his expertise in finance and investment and his extensive experience as a public company director.
Kate Vanek has been nominated for election to the Board pursuant to the Second Cooperation Agreement. Since 2022, Ms. Vanek has served as both Chief Operating Officer, EMEA and APAC, and global Chief Financial Officer of True Talent Advisory, a data-driven and technology-focused talent management company addressing the talent needs of both private and public companies. From 2018 to 2022, Ms. Vanek served as the Chief Operating Officer of the global finance organization and, during the latter three years, Chief Financial Officer of the EMEA division of, Blackrock, Inc., a global investment company. From 2016 to 2018, Ms. Vanek was Senior Vice President and Chief Financial Officer, Global Media Business, of Nielsen, and prior to being promoted to that role she served as Nielsen’s Senior Vice President of Investor Relations. From

2018 to 2013, Ms. Vanek served in various investor relations and government relations-related roles with Stanley Black and Decker, a worldwide leader in tools and outdoor operating manufacturing facilities. Prior to 2008, Ms. Vanek worked for the financial firm Bear Stearns & Co., as Vice President of Credit Derivative Sales, and also as a manager at Thomson Financial. Ms. Vanek earned a B.A. degree from the University of Richmond and an M.B.A. from the Columbia Business School. We have determined that Ms. Vanek is qualified to serve as a member of our Board because of her substantial leadership and finance-related skills as well as her significant subject-matter experience relating to data acquisition and management, media delivery and measurement, international business operations, public company investor relations, and human capital/DEI initiatives.
Michael Wargotz has served on our Board since February 2023. Mr. Wargotz currently serves as a member of the board of directors of Travel + Leisure Co., a publicly traded membership and leisure travel company. From 2011 to 2017, Mr. Wargotz served as Chairman of Axcess Ventures, an affiliate of Axcess Worldwide, a brand experience marketing development agency. From 2010 to 2011, he co-founded and served as Chief Financial Officer of The Milestone Aviation Group, a global aviation leasing company, from 2010 to 2011. Mr. Wargotz served as the Co-Chairman of Axcess Luxury and Lifestyle from August 2009 to July 2010. From 2006 to 2009, he served as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services from 2006 to 2009 and Vice President of NetJets from 2004 to 2006. Mr. Wargotz co-founded and was a partner in Axcess Worldwide from 2001 to 2004. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions at Cendant Corporation, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment, and Senior Vice President, Business Development. Prior to 1998, Mr. Wargotz served in various finance and accounting positions at HFS Incorporated, PaineWebber & Co, America Express and Price Waterhouse. Mr. Wargotz received a B.A. in Accounting from Rutgers University and an M.B.A. from New York University. We have determined that Mr. Wargotz is qualified to serve as a member of our Board because of his substantial leadership, business development, branding and governance experience, as well as significant finance-related skills and expertise including audit oversight, financial reporting and compliance gained from over 30 years of relevant experience.
Our Board of Directors. The nominees who are currently members of our Board, the director who is serving for a term that ends following the Annual Meeting, the directors who are not standing for re-election, and the directors who are resigning from the Board effective as of the Annual Meeting, and their ages, occupations and length of board service as of June 30, 2023, are provided in the table below. Additional biographical descriptions of each of our current directors are set forth in the text below the table (apart from the biographies of Messrs. Krepsik, McDonald, Reece and Wargotz, whose biographies are provided above). These descriptions include the primary individual experience, qualifications, qualities and skills of our nominees and directors that led to the conclusion that each person should serve as a member of our Board.

	Independent?	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Board-Nominated Director Nominees Who Are Current Members of the Board
Matthew Krepsik		II	41	CEO	2022	2023	2024
Robert McDonald	√	II	70	Director - Chair	2018	2023	2024
Joseph Reece*	√	II	61	Director	2022	2023	2024
Michael Wargotz*	√	II	64	Director	2023	2023	2024
Continuing Director
Kimberly Anstett	√	I	50	Director	2022	2024	N/A
Directors Not Standing for Re-Election or Who Are Resigning Effective as of the Annual Meeting**
Andrew Gessow	√	II	66	Director	2013	2023	N/A
Lorraine Hariton	√	II	68	Director	2021	2023	N/A
Alison Hawkins	√	I	57	Director	2021	2024	N/A
Eric D. Higgs	√	I	52	Director	2022	2024	N/A
David Oppenheimer	√	II	66	Director	2017	2023	N/A
Until the election of directors at the Annual Meeting, the Board is divided into two classes of directors, Class I and Class II, with the directors in Class II having a term that expires at the Annual Meeting and the directors in Class I having a term expiring at the 2024 Annual Meeting. As of the election of directors at this Annual Meeting, the directors so elected will join those directors already serving in Class I as of the Annual Meeting to create single class of directors, denominated as Class I, having a term that expires at the 2024 Annual Meeting.
*Appointed pursuant to the First Cooperation Agreement.
**The terms of Mr. Gessow, Ms. Hariton, and Mr. Oppenheimer expire as of the Annual Meeting, and none will be standing for re-election to the Board. Each of Ms. Hawkins and Mr. Higgs has announced her and his respective resignations from the Board effective as of the Annual Meeting.
Continuing Director
Kimberly Anstett has served on our Board since June 2022. Ms. Anstett is an accomplished technology executive with more than 25 years of experience scaling businesses through strategy execution and transformation. Since September 2022, Ms. Anstett has served as Chief Information Officer of Trellix, a global cybersecurity company. Prior to joining Trellix, Ms. Anstett served as the Executive Vice President and Chief Technology Officer of Iron Mountain Inc., a publicly traded company that is an enterprise information management services company, from May 2019 to August 2022, where she led its product engineering and enterprise technology digital transformation. Prior to joining Iron Mountain, from May 2014 to April 2019, Ms. Anstett served as the Chief Information Officer for Nielsen, a publicly traded company that is a world renowned marketing and consumer intelligence enterprise that provides critical research, data and strategic insights about consumer behavior. At Nielsen, she led cyber security programs focused on securing end-to-end business operations and protecting enterprise and customer data. She also designed and led strategic partnership programs with many of the largest global partners at Nielsen. Ms. Anstett received a B.S. in Science, Electrical Engineering from Tufts University. We have determined that Ms. Anstett is qualified to serve as a member of our Board because of her leadership in the technology sector, experience leading cyber security programs and extensive experience with M&A transactions and post-acquisition integrations.
Directors Not Standing for Re-Election or Who Are Resigning Effective as of the 2023 Annual Meeting
Andrew "Jody" Gessow has served on our Board since May 2013. Mr. Gessow currently serves as a managing partner at DivCore Equity Partners, a real estate investment firm, and as senior advisor at Divco West Real Estate Services (“Divco”). From May 2007 through December 2011, Mr. Gessow was the West Coast Partner and Managing Director of One Equity Partners LLC, the private equity platform of J.P. Morgan Chase & Co. Since January 2020, Mr. Gessow has served on the board of directors of Waterfall Security Solutions, an Israeli private industrial cybersecurity company. Previously, Mr. Gessow served as a member of the board of directors of Mandiant Corporation and the TV Guide Network. Mr. Gessow holds a B.B.A. in Business Administration from Emory University and an M.B.A. from Harvard University. We have determined that Mr. Gessow is qualified to serve as a member of our Board because of his experience in both managing and evaluating companies as an executive officer, board member and investor.
Lorraine Hariton has served on our Board since January 2021. Ms. Hariton currently serves as the President and Chief Executive Officer of Catalyst, a global nonprofit supported by many of the world’s most powerful CEOs and leading companies to help build workplaces that work for women. Prior to joining Catalyst, Ms. Hariton worked independently as a consultant from 2014 until August 2018. Previously, Ms. Hariton spent 25 years in various senior-level positions in Silicon Valley, including CEO of two venture-backed start-ups, before being appointed by President Obama in 2009 as Special Representative for Commercial and Business Affairs at the U.S. Department of State. More recently, she served as SVP for Global Partnerships for the New York Academy of Sciences where she was instrumental in establishing the Global STEM Alliance. From March 2014 to February 2016, Ms. Hariton served on the board of directors of Wave Systems Corporation, a publicly traded data security company, where she was chair of the nominating and governance committee. She also served on the California Board of Accountancy; the Entrepreneurs Foundation, and the Stanford Clayman Institute for Gender Research, amongst others. Ms. Hariton earned a M.B.A. from Harvard University, and a B.S. from Stanford University. We have determined that Ms. Hariton is qualified to serve as a member of our Board because of her experience in the technology industry, her executive management experience, her public company experience, and her diversity, equity and inclusion ("DEI") expertise.
Alison Hawkins has served on our Board since July 2021. Ms. Hawkins currently serves as a Senior Advisor at Artemis Real Estate Partners ("Artemis"), a women-owned real estate private equity firm where she served as Managing Principal from 2015 to 2021. Ms. Hawkins was initially hired to lead the firm's capital raise strategy shortly after Artemis' founding in 2009 and remained in that role until 2013. From 2013 to 2015, Ms. Hawkins was employed by CBRE Global Investors, where as a managing director she held a senior capital-raising and strategic product development role for one of the largest global real estate firms. From 2004 to 2010, Ms. Hawkins served initially as an associate and later as director at Eastdil Secured, a national real estate investment bank, where she advised clients on investment sales and capital markets strategies. From 1999-2000, Ms. Hawkins was general counsel of Kibu, Inc., a venture-backed internet marketing company, and from 1990-1999 Ms. Hawkins served initially as an associate attorney and later as a partner with Milberg Weiss Bershad Hynes & Lerach LLP, a class action litigation firm. A graduate of Occidental College (A.B.), American University (J.D.), and the Wharton School (M.B.A.). Ms. Hawkins holds the Chartered Alternative Investments Analyst designation and is a member of the State Bar of California. She is a member of the Occidental College Board of Trustees, where she serves on the board’s audit and investment committees, and has served as Treasurer of Inspired Educ8ion, since June 2022. We have determined that Ms. Hawkins is qualified to serve on the Board because of her executive experience, her financial skills relating to company operations, investment evaluation and capital raising, her legal practice and risk management experience, and her DEI oversight experience.
Eric D. Higgs has served on our Board since March 2022. Mr. Higgs has more than two decades of leadership experience overseeing marketing strategy development and product execution in the consumer goods and retail industry. Since June 2020, Mr. Higgs has served as the Chief Executive Officer of the Boys & Girls Clubs of Middle Tennessee, where he leads the organization’s strategic direction, oversight of organizational operations, financials, programming, brand reputation and talent recruitment. Prior to his role at the Boys & Girls Clubs of Middle Tennessee, Mr. Higgs served in a number of roles with increasing responsibility at Bridgestone Americas from May 2016 to March 2020. He served as Senior Vice President, Marketing Operations (April 2020 to May 2020, where he was responsible for helping shape the future of Bridgestone Americas’ tire and solutions business and creating synergies between the marketing and sales organizations. Prior to this, he served as President of Bridgestone Americas’ Commercial Truck and Retread business (September 2018 to March 2020). Prior to joining Bridgestone, he spent approximately four years at Kimberly Clark from 2012 to 2016, during which he drove sales growth in two of its key businesses. Mr. Higgs also spent over 18 years at Procter & Gamble, a public company, from 1994 to 2012 leading marketing efforts and product launches for a number of business lines. Mr. Higgs holds a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from the Fuqua School of Business at Duke University. We have determined that Mr. Higgs is qualified to serve as a member of our Board because he brings decades of leadership experience in the consumer goods and retail industry, his successful track record of building and growing brands through traditional and digital outlets and in driving improved sales and profitability, and his extensive sales and marketing knowledge as bringing value to the Company’s efforts to enhance its product portfolio and business operations.
David Oppenheimer has served on our Board since July 2017. Mr. Oppenheimer is currently a President of Oppenheimer Advisors and General Partner of Verissimo Ventures. Mr. Oppenheimer served as the Chief

Financial Officer at Udemy, Inc., a public company that is a global marketplace for learning and teaching online, from July 2018 through February 2019. Previously Mr. Oppenheimer was Chief Financial Officer at Planet Labs Inc., a public space and analytics company, having served in that role from October 2015 through August 2018. From April 2013 through February 2015, Mr. Oppenheimer served as Chief Financial Officer at Ebates Inc. (acquired by Rakuten, Inc.), an e-commerce company. Since April 2020, Mr. Oppenheimer has served on the board of directors of Lumus Ltd, an Israeli private augmented reality technology company. Additionally, Mr. Oppenheimer served on the board of directors and audit committee of HotChalk, Inc., a Delaware private education software company, from May 2015 until December 2020, and The Olympic Club, a private company, from January 2018 until December 2020. Mr. Oppenheimer holds a B.S. in Mechanical Engineering from the State University of New York at Buffalo and an M.B.A. from the University of California, Berkeley. We have determined that Mr. Oppenheimer is qualified to serveas a member of our Board because of his experience serving on audit committees and expertise in financial accounting at technology companies.

Board Snapshot

Gender Diversity

3
4
Gender Diverse
Not Gender Diverse

Director Independence
1
6
Independent
Not Independent

Note: Data in charts above represents the Board of Directors immediately after the 2023 Annual Meeting, assuming all of the Company’s nominees are elected by stockholders.
Director Skills and Experience
Each of our directors brings to our Board a wealth of experience derived from serving as executives, investors, board members and other leaders in their respective fields. Our Board has worked to ensure that there are diverse perspectives, backgrounds and skill sets in the boardroom, which we believe enhances our oversight of the Company’s strategy.
The Board has determined the following attributes to be among the most relevant when considering the suitability of director candidates:

Other Public Board Experience
•Experience with leadership and management on a public company board
•Ability to provide corporate governance expertise or experience from other corporate boards to enhance the Board’s oversight and ensure that the Board is fulfilling its fiduciary obligations to stockholders

Executive Management Experience
•Ability to lead, manage and motivate large teams
•Established track record of accomplishment in the candidate’s chosen field
•Experience dealing with a range of stakeholders and managing the challenges associated with operating a large organization

Internet / Technology / Software Industry Experience	•Ability to oversee the Company’s product development strategy and provide insights to the management team as it seeks to enhance the user experience and expand the Company’s platform capabilities
Digital Marketing / Media / Brand Advertising Experience	•Understanding of marketing channels and the ability to expand our network and platform capabilities to benefit our customers and partners
Finance / Accounting Experience
•Ability to apply financial literacy and an understanding of finance and accounting to identify the best and most efficient options for raising and allocating capital, and for maintaining the appropriate capital structure
•Ability to apply knowledge of financial and accounting principles to oversee the Company’s financial reporting and internal controls

Operations / Strategy / Business Transformation
•Ability to anticipate, identify and assess key strategic risks and opportunities for the Company
•Ability to provide guidance to the management team with respect to long-term strategic planning
•Experience developing, implementing, directing and overseeing corporate strategy, with a focus on transforming organizations and improving culture, processes, services and products

Retail / Consumer Packaged Goods	•Knowledge and understanding of the Company’s core customer and partner base and their specific needs with respect to driving sales and increasing brand engagement with shoppers
Human Capital Management / Compensation	•Understanding of executive compensation issues, succession planning, talent management and development
Environmental / Social Responsibility	•Understanding of environmental, social and governance issues and experience with the development and implementation of policies relating to such issues
Technology / Systems / Cybersecurity	•Experience developing technology and software solutions with a focus on data security
The Nominating and Corporate Governance Committee has determined that each of the individuals the Company has nominated for election are qualified to serve as directors of the Company. In making this determination, the Committee noted that the nominees bring relevant skills, backgrounds and experiences that enable the Board to effectively oversee the Company’s business. The primary skills and experiences of the directors, including those not up for election this year, are set forth below:

Board of Directors
	Nominees						Continuing Director
	Tracey Figurelli	Matthew Krepsik	Robert McDonald	Joseph Reece	Kate Vanek	Michael Wargotz	Kimberly Anstett
Knowledge, Skills & Experience
Other Public Board Experience	√		√	√		√
Executive Management Experience	√	√	√	√			√
Internet / Technology / Software Industry Experience	√	√	√		√		√
Digital Marketing / Media / Brand Advertising Experience		√	√	√	√	√	√
Finance / Accounting Experience	√		√	√	√	√	√
Operations / Strategy / Business Transformation		√	√
Retail / Consumer Packaged Goods		√	√
Human Capital Management / Compensation	√		√		√		√
Environmental / Social Responsibility			√		√		√
Technology / Systems / Cybersecurity	√	√	√				√
Board Tenure
Years	0	1	4	1	0	<1	1
Age
Years	51	41	70	61	44	64	50
Note: Data in charts above represents the Board of Directors immediately after the 2023 Annual Meeting, assuming all of the Company’s nominees are elected by stockholders.
Vote Required
The election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Only votes “FOR” will affect the outcome. Withhold votes and any broker non-votes will not affect the outcome of the vote on the election of a director.
THE BOARD RECOMMENDS A VOTE FOR ALL THE COMPANY'S NOMINEES - TRACEY FIGURELLI, MATTHEW KREPSIK, ROBERT MCDONALD, JOSEPH REECE, KATE VANEK, AND MICHAEL WARGOTZ.

PROPOSAL NO. 2
APPROVAL OF 2023 EQUITY INCENTIVE PLAN
On June 19, 2023, the Board approved the Quotient Technology Inc. 2023 Equity Incentive Plan (the “2023 Plan”), subject to approval by our stockholders. The 2023 Plan will replace the Quotient Technology Inc. 2013 Equity Incentive Plan (the “2013 Plan”). If the 2023 Plan is approved, no new awards will be granted under the 2013 Plan after the 2023 Plan becomes effective. As of June 23, 2023, there were 11,135,962 shares of common stock that remained available for future issuance under the 2013 Plan (assuming outstanding performance awards are counted at the maximum vesting level), and which will terminate and cease to be available for future grants under the 2013 Plan if the 2023 Plan is approved by our stockholders.
If, and as of the time that, the Proposed Acquisition is consummated, the 2023 Plan will terminate. If the 2023 Plan is approved, the making of awards pursuant to the 2023 Plan will be subject to the provisions of the Merger Agreement, as will the treatment, upon consummation of the Proposed Acquisition, of any awards made pursuant to the 2023 Plan.
If the 2023 Plan is approved by stockholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. If the 2023 Plan is not adopted by our stockholders, the Company will continue to operate the 2013 Plan in accordance with its current terms until the 2013 Plan expires on October 22, 2023, and after that we may be required to increase the cash component of our compensation mix. This would inhibit our ability to align our executives’ interests with the interests of our stockholders, to recruit and retain new executives, key employees and non-employee directors, and motivate our current executives and key employees over a long-term horizon.
Equity Grant Practices
Outstanding Equity Awards
As of June 23, 2023, there were approximately 8,439,098 full value awards (that is, awards other than stock options and stock appreciation rights, and with performance-based awards counted assuming the maximum vesting level) issued and outstanding and approximately 7,284,230 stock options outstanding under the 2013 Plan. As of that date, the weighted average exercise price of our outstanding stock options was $6.66, and the weighted average remaining contractual term for the outstanding stock options was 3.07 years. As noted above, as of June 23, 2023, 11,135,962 shares of common stock remained available for issuance under the 2013 Plan.
Dilution
Annual dilution from our equity compensation program is measured as the total number of shares subject to equity awards granted in a given year, less cancellations and other shares returned to the reserve that year, divided by total shares outstanding at the end of the year. Annual dilution from our equity compensation program for fiscal year 2022 was 3.7%. Overhang is another measure of the dilutive impact of equity programs. Our overhang is equal to the number of shares subject to outstanding equity compensation awards plus the number of shares available to be granted, divided by the total number of outstanding shares. As of June 23, 2023, our overhang was 27.2%.Overhang percentages are based on approximately 98,666,903 shares of common stock outstanding as of June 23, 2023.
Burn Rate
Burn rate is a measure of the number of shares subject to equity awards that we grant annually, which helps indicate the life expectancy of our equity plans and is another measure of stockholder dilution. We determine our burn rate by dividing the aggregate number of shares subject to awards granted and performance shares units earned during the year by the weighted average number of shares outstanding during the year. The Company’s burn rate for the past three fiscal years has been as follows:

	Full Value Awards
Year	Options Granted	Stock Units Granted	Performance Share Units Granted	Performance Share Units Earned(1)	Options + Full Value Awards	Weighted Average Number of Ordinary Shares Outstanding	Burn Rate
2022	1,125,000	7,239,055	1,641,877	563,017	8,927,072	95,868,580	9.3%
2021	—	3,970,802	1,108,831	32,609	4,003,411	93,686,388	4.3%
2020	1,150,178	3,340,532	147,524	81,257	4,571,967	90,411,514	5.1%
(1)Performance awards are shown based on the number earned.
Our three-year average Burn Rate is 6.2%.
Certain Features of the 2023 Plan
The following features of the 2023 Plan are designed to reinforce alignment between the equity compensation arrangements awarded pursuant to the 2023 Plan and our stockholders’ interests:
•No evergreen provision;
•No discounting of stock options or stock appreciation rights;
•No repricing or replacement of underwater stock options or stock appreciation rights granted under either the 2023 Plan or the 2013 Plan without stockholder approval;
•No dividend equivalents on stock options or stock appreciation rights;
•No dividends or dividend equivalents paid on unearned equity or restricted stock awards;
•Prohibition of the recycling of shares used to pay the exercise price or taxes related to an award;
•Annual non-employee director compensation limit, which cannot be amended without stockholder approval; and
•No liberal definition of “change in control.”
Purposes of the 2023 Plan
Equity-based compensation is a significant component of our compensation program and the 2023 Plan is intended to serve the following purposes:
•Align the interests of the Company’s stockholders and recipients of awards under the 2023 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success;
•Advance the interests of the Company by attracting and retaining officers, other employees, non-employee directors, consultants, and independent contractors; and
•Motivate such persons to act in the long-term best interests of the Company and its stockholders.
Under the 2023 Plan, the Company may grant:
•Non-qualified stock options;
•Incentive stock options (within the meaning of Section 422 of the Internal Revenue Code);
•Stock appreciation rights (“SARs”);
•Restricted stock, restricted stock units and other stock awards (collectively, “Stock Awards”); and
•Performance Awards.
Description of the 2023 Plan
The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix A and incorporated into this Proxy Statement by reference.
Administration
The 2023 Plan will be administered by the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board (the “Plan Committee”), in each case consisting of two or more members of the Board. Each member of the Plan Committee is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended and (ii) “independent” within the meaning of the rules of the New York Stock Exchange.
Subject to the express provisions of the 2023 Plan, the Plan Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards are evidenced by an agreement containing such provisions not inconsistent with the 2023 Plan as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the 2023 Plan and to decide questions of interpretation or application of any provision of the 2023 Plan. The Plan Committee may take any action such that (1) any outstanding options and SARs become exercisable in part or in full, (2) all or any portion of a restriction period on any outstanding Stock Awards lapse, (3) all or a portion of any performance period applicable to any outstanding awards lapse, and (4) any performance measures applicable to any outstanding award be deemed satisfied at the target, maximum or any other level.
The Plan Committee may delegate some or all of its power and authority under the 2023 Plan to the Board, a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Plan Committee deems appropriate, except that it may not delegate its power and authority to a member of the Board, the Chief Executive Officer or any executive officer with regard to awards to persons subject to Section 16 of the Exchange Act.
Available Shares
Under the 2023 Plan, the number of shares of common stock initially be available for all awards, other than substitute awards granted in connection with a corporate transaction, will be equal to the number of shares of common stock that are available for awards under the 2013 Plan immediately prior to the effective date of the 2023 Plan. On the record date of June 23, 2023, 11,135,962 shares of our common stock were available for future grant under the 2013 Plan. This amount is subject to adjustment in the event of any equity restructuring that causes the per share value of shares of common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend. To the extent the Company grants an award under the Plan, the number of available shares will be reduced by an amount equal to the maximum number of shares subject to an award. On the record date of June 23, 2023, the closing sales price per share of our common stock as reported on the New York Stock Exchange was $3.88.
To the extent that shares of common stock subject to an outstanding award granted under the 2023 Plan or the 2013 Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of common stock subject to an option canceled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of common stock will again be available under the 2023 Plan. Shares of common stock subject to an award under the 2013 Plan or the 2023 Plan will not again be available for issuance under the 2023 Plan if such shares are (i) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR (ii) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award or (iii) shares repurchased by the Company on the open market with the proceeds of an option exercise.
Change in Control
Unless otherwise provided in an award agreement, in the event of a change in control of the Company, the Board (as constituted prior to such change in control) may, in its discretion, provide that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of service, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, either immediately or upon a subsequent termination of service, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target, maximum or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of capital stock of the company resulting from or succeeding to the business of the Company pursuant to such change in control, or the parent thereof, be substituted for some or all of the shares of Company common stock subject to outstanding awards as determined by the Board, and/or require outstanding awards, in whole or in part, to be surrendered to the Company in exchange for a payment of cash, other property, shares of capital stock in the company resulting from the change in control, or the parent thereof, or a combination of cash, other property and shares.
Under the terms of the 2023 Plan, a change in control is generally defined as (i) certain acquisitions of Company securities representing 50% or more of the total fair market value or total combined voting power of the Company’s then outstanding securities, (ii) certain ownership change events in which the stockholders of the Company immediately before the event do not, immediately after the event, retain ownership of more than 50% of the Company or, in certain cases, the entity to which the assets of the Company are transferred, and (iii) a date specified by the Plan Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company; provided that a change in control will not be deemed to include a transaction described in clauses (i) or (ii) of this paragraph in which a majority of the members of the board of directors of the continuing, survivor or successor entity, or parent thereof, immediately after such transaction is comprised of the Company’s incumbent directors.
No Repricing
The Plan Committee may not, without the approval of stockholders, (i) reduce the purchase price or base price of any previously granted stock option or SAR, (ii) cancel any previously granted stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price or (iii) cancel any previously granted stock option or SAR in exchange for cash or another award if the purchase price of such stock option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation, in each case, other than in connection with a change in control or pursuant to the plan’s adjustment provisions. This provision applies both to awards issued under the 2023 Plan and under the 2013 Plan.
Clawback of Awards
The awards granted under the 2023 Plan and any cash payment or shares of common stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
Effective Date, Termination and Amendment
The 2023 Plan will become effective as of the date of stockholder approval and will terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of the date of such stockholder approval, unless earlier terminated by the Board. The Board may amend the 2023 Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, and provided that no amendment may be made that seeks to modify the non-employee director compensation limit or the prohibition on repricing of stock options and SARs without stockholder approval. No amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder. Awards may be granted at any time prior to the termination of the 2023 Plan, provided that no incentive stock option may be granted later than 10 years after the date on which the 2023 Plan was approved by the Board.
Eligibility
Participants in the 2023 Plan will consist of such officers, other employees, non-employee directors, consultants, and independent contractors of the Company and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Plan Committee. As of June 23, 2023, approximately 898 employees and 9 non-employee directors would be eligible to participate in the 2023 Plan.
Non-Employee Director Compensation Limit
Under the terms of the 2023 Plan, the aggregate value of cash compensation and the grant date fair value of shares of common stock that may be awarded or granted during any fiscal year of the Company to any non-employee director will not exceed $750,000 or, in the first year in which a non-employee director is elected or appointed to the Board, $1,000,000.
Stock Options and SARs
The 2023 Plan provides for the grant of stock options and SARs. The Plan Committee will determine the conditions to the exercisability of each option and SAR.
Each option will be exercisable for no more than ten (10) years after its date of grant. If the option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the exercise price will be the price required by the Internal Revenue Code.

Each SAR will be exercisable for no more than ten (10) years after its date of grant. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the base price of a SAR granted in tandem with an option (a “tandem SAR”) will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of common stock on the exercise date and the base price of the SAR.
All of the terms relating to the exercise, cancellation or other disposition of stock options and SARs (i) upon a termination of service of a participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, are determined by the Plan Committee.
Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of common stock subject to such option or SAR.
Stock Awards
The 2023 Plan provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award as a restricted stock award, restricted stock unit award or other stock award. Restricted stock awards and restricted stock unit awards are subject to forfeiture if the holder does not remain continuously in the service of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period. Other stock awards may be subject to restriction periods or performance measures.
Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a stockholder of the Company, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of the Company’s common stock; provided, however, that a distribution or dividend paid with respect to shares of Company common stock, including a regular cash dividend, will be deposited by the Company and will be subject to the same restrictions as the shares of Company common stock with respect to which such distribution was made.
The agreement awarding restricted stock units will specify (1) whether such award may be settled in shares of common stock, cash or a combination thereof; and (2) whether the holder will be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Plan Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of common stock subject to such award. Any dividend equivalents credited with respect to restricted stock units that are subject to vesting conditions will be subject to the same vesting conditions that apply to the underlying awards. Prior to settlement of a restricted stock unit in shares of common stock, the holder of a restricted stock unit has no rights as a stockholder of the Company.
All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to a Stock Award, or the forfeiture and cancellation of a Stock Award (i) upon a termination of service, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.
Performance Awards
The 2023 Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of common stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Any dividends or dividend equivalents with respect to a performance award will be subject to the same vesting conditions that apply to the underlying awards. Prior to the settlement of a performance award in shares of common stock, the holder of such award has no rights as a stockholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of service, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Measures
Under the 2023 Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of common stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. Such performance criteria and objectives may include, without limitation, any one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total shareholder return and earnings per share criteria) or on an individual basis: the attainment by a share of common stock of a specified fair market value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures or such other goals as the Plan Committee may determine whether or not listed herein.
Each such goal may be expressed on a pre-tax or post-tax basis or on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of a performance measure, the Plan Committee may provide that achievement of the applicable performance measures may be amended or adjusted to include or exclude components of any performance measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance measures will be subject to such other special rules and conditions as the Plan Committee may establish at any time.
New Plan Benefits
The number of stock options or other forms of award that will be granted under the 2023 Plan is not currently determinable. Information regarding awards granted in 2022 under the 2013 Plan to the Named Executive Officers is provided in the “2022 Summary Compensation Table” and the “2022 Grants of Plan-Based Awards” table, as set forth in the Company’s Form 10-K/A filed on April 28, 2023. Information regarding awards granted in 2022 under the 2013 Plan to non-employee directors is provided in the “2022 Director Compensation” table, also set forth in the Company’s Form 10-K/A filed on April 28, 2023.
Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2023 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2023 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2023 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.
Stock Options
A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those shares on the date of exercise over (2) the exercise price, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
SARs
A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
Stock Awards
A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company as compensation expense, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
A participant who receives shares of common stock that are not subject to any restrictions under the 2023 Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Performance Awards
A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE QUOTIENT TECHNOLOGY INC. 2023 EQUITY INCENTIVE PLAN.
Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of December 31, 2022 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available For future issuance under equity compensation plans
Equity compensation plans approved by security holders	14,503,197(1)	6.61(2)	11,363,153(3)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	14,503,197		11,363,153
(1)Excludes purchase rights accruing under our 2013 Employee Stock Purchase Plan.
(2)The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.
(3)Includes 1,569,030 shares of common stock that remain available for purchase under the 2013 Employee Stock Purchase Plan and 9,794,123 shares of common stock that remain available for purchase under our 2013 Plan. Additionally, our 2013 Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, by an amount equal to the smaller of (a) 4% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board. Our 2013 Employee Stock Purchase Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, equal to the smallest of (a) 400,000, (b) 0.5% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (c) an amount determined by the Board. The amounts in this table do not include the evergreen increase that was effective on January 1, 2023.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the 2019 annual meeting, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy and as required by Section 14A of the Exchange Act, this year we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, are responsive to recent stockholder feedback, and are strongly aligned with our stockholders’ interests so that we can attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
The overall objective of our executive compensation programs is to pay our executive officers competitively and equitably in a way that aligns our business and financial goals, and ties back to overall Company and individual performance. The primary objectives of our executive compensation programs are:

Pay-for-Performance	A significant portion of pay for executive officers is at-risk and performance-based with metrics that align total compensation with the Company’s sustainable growth strategy and values, annual financial objectives, and performance of our stock price. At-risk compensation includes short-term cash incentives and long-term performance-based equity incentives.
Alignment with Stockholders	Our compensation programs align executive officers’ interests with those of our stockholders, by providing equity-based forms of compensation and tying pay to Company and stock performance. We maintain stock ownership guidelines for all executive officers, and we remain committed to a culture of shared success through long-term equity awards. In response to stockholder feedback, we continued to award a portion of the 2022 equity grant in the form of performance-based RSUs with stringent vesting conditions. We believe the stock price vesting metrics are in alignment with stockholder interest.
Competitive Appeal	Our compensation programs are designed to attract, reward, and retain talented and highly qualified executive officers whose abilities and alignment to our values are critical to our success. We use market-based pay information to align each executive officer’s compensation to their position, responsibilities, and impact.
Drive Sustainable Growth	We use our compensation programs to invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.
We set the compensation of our executive officers, including the named executive officers, by considering factors such as their ability to create sustainable long-term stockholder value in a cost-effective manner, prevailing market conditions, and compensation levels and practices of our peers. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy, and performance.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.
Vote Required
Approval of this proposal requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal. Any broker non-votes will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board (the “Audit Committee”) has appointed the firm of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2023. During our previous fiscal year ended December 31, 2022 (“Fiscal 2022”), Ernst & Young served as our independent registered public accounting firm.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2023. Our Audit Committee is submitting the selection of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment.
Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees billed or to be billed by Ernst & Young for professional services rendered with respect to the years ended December 31, 2022 and 2021. All of these services were preapproved by the Audit Committee.

	2022 ($)	2021($)
Audit Fees(1)	3,164,010	2,973,590
Audit-Related Fees	—	—
Tax Fees(2)	—	7,336
All Other Fees(3)	1,850	2,000
TOTAL	3,165,860	2,982,926
(1)“Audit fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by our independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002.
(2)“Tax fees” include fees for professional services related to tax advice. Tax advice fees encompass permissible services mainly related to international tax planning.
(3)"All Other Fees" include subscription fee to Ernst & Young's accounting research tool.
Auditor Independence
Under its charter, the Audit Committee pre-approves all services rendered by our independent registered public accounting firm, Ernst & Young. The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.
Pre-Approval Policies and Procedures.
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or a member of the Audit Committee delegated by the Audit Committee) pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Vote Required
Approval of this proposal requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE AND DIRECTORS
Our Corporate Governance Guidelines, together with the Board’s committee charters, provide the framework for the corporate governance of the Company. Following is a summary of our Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.quotient.com on the Governance page under the Investors section.
Board Composition
Our business and affairs are managed under the direction of our Board. Our Board currently consists of ten members, nine of whom qualify as “independent” under the listing standards of the NYSE. The authorized number of directors may be changed only by resolution of our Board. As of the close of the Annual Meeting, our Board will consist of seven members, six of whom will qualify as "independent" under the listing standards of the NYSE. The Board determined to reduce our board size in response to stockholder feedback, including from the Engaged Group.
Committees of the Board
Our Board has established an Audit Committee, a Compensation Committee, and Nominating and Corporate Governance Committee as standing committees of the Board. Members serve on these committees until their resignation or other departure from the Board, or until otherwise determined by our Board. The following table provides current membership information for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Kimberly Anstett

Andrew Gessow

Lorraine Hariton

Alison Hawkins

Eric Higgs

Robert McDonald

David Oppenheimer

Joseph Reece

Michael Wargotz

= Chairperson	= Member = Financial Expert

Effective upon and subject to the election of directors at the Annual Meeting as well as the departures of five current directors as disclosed above, the composition of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will change appreciably, with the specific members of each committee to be determined following the Annual Meeting.
Audit Committee
Our Audit Committee currently consists of Ms. Hawkins as well as Messrs. Higgs, Oppenheimer, and Wargotz, with Mr. Oppenheimer serving as our Audit Committee chairperson. Mr. Higgs joined the Audit Commitee on March 23, 2022, and Mr. Wargotz joined the Audit Committee on February 22, 2023. Our Board has determined that all of the members of the Audit Committee possess the level of financial literacy and sophistication required under the listing standards of the NYSE, and that each of Mr. Oppenheimer and Mr. Wargotz is an audit committee financial expert as defined by SEC rules. Our Board has also determined that each of Ms. Hawkins and Messrs. Higgs, Oppenheimer and Wargotz satisfy the independence requirements of Audit Committee members under the applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Audit Committee met thirteen times and did not act by written consent during 2022.
Our Audit Committee is responsible for, among other things:

•appointing, compensating, retaining and overseeing our independent registered public accounting firm, and considering, to the extent advisable and appropriate, whether to rotate the independent registered public accounting firm;

•approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures, and any critical audit matters addressed in the audit of the Company's financial statements;

•overseeing the performance of our internal audit function;
•reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;
•reviewing, and discussing with management and our independent registered public accounting firm, our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

•reviewing and investigating conduct alleged to be in violation of our Code of Business Conduct and Ethics, if requested by the Board;
•reviewing and approving related party transactions;
•reviewing, and discussing with management, procedures and any related policies with respect to risk assessment and risk management;
•reviewing, and discussing with management, cybersecurity and other information technology risks, including steps management have taken to mitigate such risks;
•preparing the Audit Committee report required in our annual proxy statement; and
•reviewing and evaluating, at least annually, its own performance and the adequacy of the Audit Committee charter.
The Audit Committee operates under a written charter that was adopted by our Board. A copy of the Audit Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.
Compensation Committee
Our Compensation Committee currently consists of Messrs. Gessow, Higgs, Oppenheimer, and Reece, with Mr. Reece serving as our Compensation Committee chairperson. Mr. Reece joined the Compensation Committee on May 24, 2022, pursuant to the First Cooperation Agreement, and became Chair in February 2023, in response to stockholder feedback in fall 2022 to appoint a new chairperson of the Compensation Committee (see “Compensation Discussion & Analysis—Compensation Overview—Annual Meeting Results” for additional information on the Compensation Committee’s response to stockholder feedback due to a low say-on-pay vote at the 2022 annual meeting of stockholders). Mr. Higgs joined the Compensation Committee on March 23, 2022. Following the Annual Meeting and pursuant to the Second Cooperation Agreement, Messrs. Gessow, Higgs, and Oppenheimer will no longer serve on the Compensation Committee. Each member of our Compensation Committee satisfies the independence requirements under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In addition, each member of our Compensation Committee qualifies as a “non-employee director” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee met ten times and acted by written consent three times during 2022.
Our Compensation Committee is responsible for, among other things:

•reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•identifying peer group of companies to be used for comparison purposes in connection with any review of executive officer compensation;
•reviewing and approving the following compensation for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards, benefits and perquisites;

•recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;
•recommending compensation program(s) for non-employee directors;
•retaining a compensation consultant to assist it in the performance of its duties, after taking into consideration all factors relevant to the adviser’s independence from management, including those specified by the NYSE;

•reviewing the disclosures regarding executive compensation in the Compensation Discussion & Analysis section, and any related reports required by the rules of the SEC, including a Committee Report for inclusion in our annual proxy statement;

•reviewing the results of any advisory vote on executive compensation and considering whether to recommend adjustments to the Company's executive compensation policies and practices in light of such vote;

•approving grants of options and other equity awards to all executive officers, non-employee directors and all other eligible individuals; and
•reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.
In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.
In 2022, our Compensation Committee retained an independent compensation consultant, Aon's Human Capital practice, a unit of Aon plc (“Compensation Consultant” or "Aon"), to assist our Compensation Committee. The Compensation Committee assessed the independence of Aon pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Aon from independently advising the Compensation Committee.
The Compensation Committee has delegated, in accordance with applicable law, rules and regulations, and our Charter and Bylaws, authority to an equity awards committee comprised of certain executive officers of our Company to make certain types of equity awards to any employee who is not an executive on our senior leadership team or non-employee director under our Company’s 2013 Equity Incentive Plan (the "2013 Plan") pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.
The Compensation Committee operates under a written charter that was adopted by our Board. A copy of the Compensation Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Messrs. McDonald and Wargotz, as well as Mses. Anstett and Hariton, with Mr. McDonald serving as our Nominating and Corporate Governance Committee chairperson. Ms. Anstett joined the Nominating and Corporate Governance Committee on June 4, 2022, and Mr. Wargotz joined the Nominating and Corporate Governance Committee on February 22, 2023. Each member of our Nominating and Corporate Governance Committee satisfies the independence requirements under applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Nominating and Corporate Governance Committee met four times and did not act by written consent during 2022.
Our Nominating and Corporate Governance Committee is responsible for, among other things:

•assisting our Board in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;
•overseeing the Board’s committee structure and operations;
•reviewing and recommending plans of succession for the offices of chief executive officer and other executive officers;
•developing, recommending and reviewing corporate governance principles and a code of conduct applicable to us;
•reviewing, and discussing with management, disclosure of Company’s corporate governance practices for inclusion in the Company’s proxy statement or annual report on Form 10-K, as applicable;
•assisting our Board in its evaluation of the performance of our Board, including Board committees and the leadership structure of the Board;
•overseeing corporate governance risks, including risks associated with director independence;
•overseeing environmental, social and governance ("ESG") risks; and the development of policies relating to, and the execution of initiatives and disclosures relating to, ESG risks;
•monitoring any changes in the personal circumstances or outside commitments of directors, and considering whether such changes may impact a director's ability to serve on the Board effectively; and
•reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.
The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Nominating and Corporate Governance Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.
Board Leadership Structure
On March 23, 2022, the Board separated the role of Chairman of the Board and Chief Executive Officer. Robert McDonald, an independent director, was appointed Chairman of the Board. The Board believes that the Company having an independent Chairman of the Board addresses the need for independent leadership and an organizational structure for the independent directors. The Company's independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings industry and company-specific experience and expertise. During 2022, the Board had a Lead Independent Director, Matthew O'Grady, who was appointed pursuant to the First Cooperation Agreement. Mr. O'Grady served in that role until December 31, 2022, the effective date of his resignation from our Board. The First Cooperation Agreement provided that Mr. O'Grady, subject to his willingness to remain in such role, was to serve as Lead Independent Director until the termination date of the First Cooperation Agreement, March 1, 2023. Following the expiration of the First Cooperation Agreement, the Board determined to eliminate the Lead Independent Director role given that the Chairman of the Board is independent.
The Company's Chairman of the Board has coordinated the activities of the other independent directors, has presided over meetings of the Board and at each executive session, and is and has been available for consultation and direct communication if requested by major stockholders.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Messrs. Gessow, Higgs, McDonald, Oppenheimer, Reece and Wargotz, along with each of Mses. Anstett, Hawkins and Hariton, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Board also determined that former directors Steve Horowitz and Matthew O'Grady were independent during the respective periods that each served on our Board.
In considering the independence of the directors, the Board considered the Company's 10-year lease agreement with DW Cal 301 Howard, LLC, a joint venture in which DivcoWest Real Estate Services, LLC is a minority member; and Mr. Gessow's role as Senior Advisor at Divco and as a managing partner at DivCore

Equity Partners which is affiliated with Divco. The terms of the lease were negotiated at arms-length and were consistent with market comparisons. Mr. Gessow was not involved in negotiating the lease, making any decisions regarding the lease, or approving the lease. In addition, Divco's share of the total lease payment of $16.3 million was less than 1% of the consolidated gross revenues of each of the Company and Divco in 2020, when we entered into the lease. This level is significantly below the maximum amount permitted under the NYSE listing standards for director independence (i.e., 2% of consolidated gross revenues). Accordingly, the Board determined that Mr. Gessow is independent.
Corporate Governance Practices
Our Board is committed to maintaining a corporate governance structure and practices that enhance oversight and serve the interests of all stockholders. Key corporate governance highlights include:

Separation of Board Chair and CEO roles	✓
All directors, other than the CEO, are independent	✓
Six new directors appointed during the last two years	✓
Standing Board committees are comprised solely of independent directors	✓
Annual self-evaluation of the Board and its committees	✓
Regular executive sessions of independent directors	✓
Annual benchmarking of director compensation against peers	✓
Ongoing succession planning for CEO and other key executive officers	✓
Limitation on director service on other public company boards	✓
Policy prohibiting hedging and pledging of Company stock by directors and officers	✓
Meaningful director and executive stock ownership guidelines	✓
Declassification of the Board effective after the 2024 annual stockholder meeting	✓
Director Onboarding and Education
Our Board believes that it is important for directors to be engaged and active during the entirety of their tenures. Accordingly, the Company has developed and maintains a robust orientation program for new directors intended to familiarize them with the Company’s management, operations, strategic priorities, corporate and business plans, risks and opportunities and other issues. Upon their appointment, new directors are invited to visit the Company’s facilities and meet with management and receive a package of briefing materials.
Directors are also encouraged to continue their education with respect to the Company and broader governance, financial and accounting matters, as well as issues affecting the Company’s industry. The Company may, from time to time, offer continuing education programs to assist the directors in maintaining the level of expertise to perform their duties as a director. Additionally, each regularly scheduled Board meeting includes a discussion of the Company’s key priorities, frequently with the guidance of internal and external experts. During 2022, the Nominating and Corporate Governance Committee recommended and the Board approved enhancing the Board's education program by obtaining a National Association of Corporate Directors membership for all Board members. The membership, among other things, provides our directors with access to presentations and related materials on a variety of director-education topics.
Board and Committee Evaluations
The Board recognizes that thoughtful and regular self-evaluation is an important aspect of its commitment to sound corporate governance and is critical to promoting the effectiveness of the Board. The Nominating and Corporate Governance Committee oversees an annual self-evaluation of the Board and each of its committees.
As part of this process, each of the directors evaluates the overall Board and the functioning of the Board’s committees, providing input on topics including Board and committee culture, meeting structure and effectiveness, quality and quantity of meeting materials and information provided to the Board, frequency of interactions with management, and other issues. The feedback received is reviewed by the Nominating and Corporate Governance Committee, and the results are shared and discussed with the full Board.

The Nominating and Corporate Governance Committee utilizes the evaluations to enhance the effectiveness of the Board, and any matters that require further assessment or follow-up are addressed at future Board and committee meetings as needed. Historically, the Board’s annual evaluation process has informed Board decisions and actions with respect to Board and committee composition, succession planning, Board leadership and other issues.
Risk Oversight
One of the key functions of our Board is to provide informed oversight of our risk management process. Our Board administers its oversight function directly as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight, which they regularly report back to the full Board. While management is responsible for the day-to-day management of the material risks we face, our Board believes that evaluating, on a quarterly basis, the executive team’s management of the various short-term and long-term risks confronting the Company is one of its most important areas of oversight.
Our management team conducts an annual enterprise risk management (“ERM”) process designed to identify, assess and manage risks. Our General Counsel, Compliance Officer & Secretary, who reports to the Chief Executive Officer, and our Chief Information Security Officer, who reports to our Chief Operating Officer, manage the ERM process with the help of our internal audit function. During the annual ERM process, our senior leadership identifies and prioritizes key enterprise risks, taking into account potential impact and likelihood of occurrence, and develops response plans; progress against such plans are then reported and tracked. The Board has designated the Audit Committee with primary responsibility for overseeing the ERM process. The Audit Committee regularly reviews the steps management has taken to monitor and mitigate the identified enterprise risks and receives and reviews ERM reports from management on a quarterly basis. In accordance with this responsibility, the Audit Committee monitors the Company’s significant business risks, including financial, financial reporting, operational, privacy, cybersecurity, business continuity and legal and regulatory compliance risks. Strategic business risks are overseen by the Board.
With respect to cybersecurity, the Company’s Chief Information Security Officer provides quarterly updates to the Audit Committee regarding cybersecurity risks, issues and key metrics. In addition, a member of our Board, Kimberly Anstett, has experience leading cybersecurity programs and assists the Audit Committee in its oversight of cybersecurity. The Audit Committee also periodically consults with outside experts on its assessment of the Company's cybersecurity program. Various Company cybersecurity practices and programs have been implemented in response to the Audit Committee’s oversight of cybersecurity including the procuring of cybersecurity insurance, having a third-party expert perform a cybersecurity assessment, and establishing information security training exercises for employees (including employee testing through imitation phishing emails sent to employees, and concomitant learning relating to the testing). The Company also undergoes a periodic rating from a third-party known as BitSight Technologies, Inc., a security reporting service. An independent third-party auditor has determined that certain of the Company’s products are “SOC2 Type 2” compliant. SOC2 is a standard developed by the American Institute of CPAs relating to how companies should handle and store customer data consistent with five trust service principles: security, availability, processing integrity, confidentiality, and privacy.
While the Audit Committee has primary responsibility for overseeing ERM and reports regularly to the Board, the other Board committees also consider risks within their area of responsibility and apprise the Board of significant risks and management’s response to those risks. For example, our Compensation Committee reviews risks related to compensation matters. In establishing and reviewing our executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and, in consultation with its independent compensation consultant, has concluded that it does not. The program includes several components. Base salaries are fixed in amount and thus do not encourage risk-taking. By tying our Annual Incentive Plan to specific corporate financial performance measures, requiring a minimum performance level to receive any payout, and applying a cap on annual cash incentive awards, we mitigate against risk-taking behavior. For the same reason, we grant long term incentives in the form of RSUs and PSUs, subject to service requirements that reward performance in the form of financial goals and/or stock appreciation. We also maintain stock ownership guidelines for our executive officers. Collectively, these practices help to mitigate against risk-taking.
Our Nominating and Corporate Governance Committee monitors legal and regulatory compliance risks as they relate to Quotient’s corporate governance structure and processes, oversees our succession planning, and also oversees annual performance evaluations of the Board and of each committee. The Nominating and Corporate Governance Committee also has oversight over environmental, social and governance (“ESG”) risks. On the governance front, recent actions that have resulted from this oversight include the separation of the

Board chairman and chief executive officer roles, and declassification of our Board effective after the commencement of our 2024 Annual Meeting. Social initiatives include DEI initiatives such as recruitment, consideration, and hiring and appointment of diverse candidates at all levels and the establishment of a company-wide, employee-led DEI Council, as well as philanthropic initiatives through Quotient for Change, a platform used to facilitate employee giving and volunteer work and hosting our second global “Week of Action.” In 2022, we launched our Quotient Creator Series, a webinar series aimed to celebrate the diverse range of our content creators in our social influencer network through a series of roundtable discussions, allowing them to showcase their creative expertise, share their unique stories and embrace their authentic identities.
Prohibition on Short Sales, Hedging Transactions and Margin Accounts and Pledges
We prohibit (i) all short sales and “selling short against the box” of our stock, (ii) all transactions in derivatives of our stock, this extends to any hedging or similar transaction designed to decrease the risks associated with holding our stock, (iii) pledging of our stock as collateral for loans and (iv) holding our stock in margin accounts, for all our personnel, including non-employee directors, officers, employees, independent contractors and consultants.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics (the “Code of Business Conduct and Ethics”), which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our non-employee directors, officers and employees. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules and exchange requirements. The Code of Business Conduct and Ethics is available under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.
Director Stock Ownership Guidelines
In 2016, our Board adopted stock ownership guidelines for our non-employee directors. Under the guidelines, non-employee directors are expected to own shares of Quotient common stock, the lesser of a value equal to three times their annual cash retainer or 7,500 shares, for serving as a director. Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children. Each non-employee director is required to satisfy the stock ownership guidelines by October 24, 2021, or within five years after first becoming subject to the guidelines. As of June 30, 2023, as regards our directors other than those not standing for re-election or who are resigning from the Board effective as of the Annual Meeting, Mr. McDonald has already satisfied the stock ownership guidelines and we believe Messrs. Reece and Wargotz, as well as Ms. Anstett, are on track to meet the objective within the required time frame.
Meetings of the Board
Our Board met sixteen times and did not act by written consent during 2022. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during 2022.
Director Commitments
Our Board believes that all members of the board should have sufficient time and attention to devote to board duties and to otherwise fulfill the responsibilities required of directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with their service as a director. Our Corporate Governance Guidelines also includes limits on board memberships. Directors who serve as CEOs or equivalent positions should not serve on more than two boards of public companies, in addition to our Board, and other directors should not serve on more than four other public company boards in addition to our Board.
Attendance at Annual Stockholder Meetings by the Board

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. Directors Anstett, Gessow, Hariton, Hawkins, Higgs, McDonald, Oppenheimer and Reece, along with former director Mr. O'Grady, attended Quotient’s virtual-only 2022 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2022 consisted of Messrs. Gessow, Higgs, Oppenheimer and Reece. Mr. Reece joined the Compensation Committee in May 2022, pursuant to the First Cooperation Agreement, and became Chair in February 2023. None of the current members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Considerations in Evaluating Director Nominees
The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons. Mr. Reece and Mr. Wargotz were introduced to the Board by the Engaged Group and appointed to the Board following recommendation by the Engaged Group pursuant to the First Cooperation Agreement. Ms. Figurelli and Ms. Vanek came to the attention of the Company through a current member of the Board and are being nominated for election as directors pursuant to the Company's agreement with the Engaged Group as set forth the Second Cooperation Agreement.
The Nominating and Corporate Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.
Director Qualifications
The Nominating and Corporate Governance Committee also reviews and recommends to the Board for determination the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•the highest personal and professional ethics and integrity;
•proven achievement and competence in the candidate’s field and ability to exercise sound business judgment;
•skills that are complementary to those of the existing Board;
•the ability to assist and support management and make significant contributions to the Company’s success;
•an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;
•ability to read and understand financial statements and other financial information pertaining to the Company;
•commitment to enhancing stockholder value;
•willingness to act in the interest of all stockholders; and
•for non-employee directors, independence under NYSE listing standards and other applicable rules and regulations.
In the context of the Board’s existing composition, we may add other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees.

Board Diversity
Our Board believes that its strength and effectiveness is enhanced if its members bring a diverse and complementary range of skills, experiences and perspectives. Accordingly, the Board seeks candidates with strong and diverse backgrounds who possess knowledge and skills in areas of importance to the Company. In addition to seeking candidates with diverse professional backgrounds, the Nominating and Corporate Governance Committee also seeks a mix of diverse personal backgrounds and life experiences. Though the Nominating and Corporate Governance Committee does not utilize quotas, the Committee does consider diversity as a criterion when evaluating prospective new directors.
Stockholder Recommendations for Director Candidates
Stockholders may recommend the names of potential director candidates to our Nominating and Corporate Governance Committee for its consideration. Any such recommendation should include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary at Quotient Technology Inc., 1260 East Stringham Avenue, Suite 600, Salt Lake City, Utah 84106. The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. These candidates are evaluated by the Nominating and Corporate Governance Committee and may be considered at any point during the year.
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal (including one or more director nominations) before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Such business may be brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary containing the information specified in our Bylaws. To be timely for our 2024 Annual Meeting, our Secretary must receive the written notice at our principal executive offices no earlier than April 5, 2024; and no later than the close of business on May 5, 2024. In the event that we hold our 2024 Annual Meeting more than 30 days before or more than 30 days after the one-year anniversary of the 2023 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the 120th day before such annual meeting and no later than the close of business on the later of: the 90th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such annual meeting is first made. You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
For the 2023 Annual Meeting, our Nominating and Corporate Governance Committee has not received a candidate recommendation or a nomination pursuant to the advance notice procedure in our Bylaws from any stockholder or group of stockholders, including any stockholder or group of stockholders that beneficially owns more than five percent of our common stock, except for the director candidate nominations and recommendations of the Engaged Group pursuant to the Second Cooperation Agreement.
Non-Employee Director Compensation
Non-employee directors receive compensation under our outside director compensation policy (the “Director Compensation Policy”) in the form of equity granted under the terms of our 2013 Plan, and cash, as described below. The policy is reviewed annually by the Compensation Committee in conjunction with the Compensation Committee’s independent compensation consultant in order to inform any decisions with respect to our executive compensation program. They consider multiple factors, including total compensation relative to our peer group, market survey data, board leadership and committees, and board governance trends. In June 2023, the Board adopted a deferred compensation plan that permits non-employee directors to defer all or a portion of their equity compensation until after their service as a director terminates.
Cash Compensation
In connection with their service as a director and consistent with the Director Compensation Policy, each non-employee director receives an annual cash retainer of $37,500 for serving on our Board. Prior to July 26, 2022 the Lead Independent Director received an additional annual cash retainer of $15,000. Effective as of July

26, 2022, the Lead Independent Director received no additional cash retainer. Effective as of March 23, 2023, the Independent Board Chair receives an additional annual cash retainer of $40,000.
The chairperson and members of the three standing committees of our Board are also entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	21,500	10,000
Compensation Committee	15,000	6,250
Nominating and Corporate Governance Committee	8,000	3,500
During 2022, the Board established the Strategic Committee, a non-standing committee of the Board. On June 19, 2023, the Board dissolved the Strategic Committee. During 2022, and through June 19, 2023, Mr. Gessow and Ms. Hawkins served on the Strategic Committee. At various times during 2022, Messrs. Oppenheimer, Reece, and O'Grady served on the Strategic Committee. During 2023, Mr. Reece served on the Strategic Committee until June 19, 2023, and Mr. Wargotz served on the Strategic Committee from February 2023, when he joined the Board, until June 19, 2023. Each member of the Strategic Committee receives an annual cash retainer of $10,000, pro-rated for the portion of the twelve-month period that he/she served on the Strategic Committee.
All cash retainers are paid in quarterly installments to each non-employee director who has served in the relevant capacity for the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter. A non-employee director who has served in the relevant capacity for only a portion of the immediately preceding fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer.
Equity Compensation
Initial grant. Upon appointment to our Board, each non-employee director is granted an award (the “Initial Award”) of Restricted Stock Units (“RSUs”) as compensation for his or her service. The number of RSUs subject to the Initial Award is determined by dividing $250,000 by the closing price of our stock on the grant date or as computed in accordance with such other methodology as our Board or Compensation Committee may determine. The grant date of the Initial Award is the fifth trading day of the month immediately following the month in which the individual first becomes a non-employee director. The RSUs subject to the Initial Award vest as to one-third (1/3) of such RSUs on each of the first three anniversaries of the date on which such person first becomes a non-employee director, subject to continued service as a director through the applicable vesting date.
Annual award. Each continuing non-employee director is granted an award of RSUs (the “Annual RSU Award”) on the date of the annual meeting of stockholders as compensation for his or her service. The number of RSUs subject to the Annual Award is determined by dividing $175,000 by the closing price of our stock on the grant date or as computed in accordance with such other methodology as our Board or Compensation Committee may determine. The grant date of the Annual Award is the date of the annual meeting of stockholders. The RSUs subject to the Annual Award vest upon the earlier of (i) the day prior to the next year’s annual meeting of stockholders or (ii) one year from the grant date, subject to continued service as a director through the applicable vesting date.
The following table provides information for the year ended December 31, 2022 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director in 2022.
Non-Employee Director Compensation — 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kimberly Anstett	24,652	424,998	449,650
Andrew Gessow	63,667	174,998	238,665
Lorraine Hariton	41,000	174,998	215,998
Alison Hawkins	55,250	174,998	230,248
Eric Higgs	42,583	424,996	467,579
Steve Horowitz(2)	17,459	—	17,459
Robert McDonald	77,704	174,998	252,702
Matthew O'Grady(3)	39,239	424,996	464,235
David Oppenheimer	68,515	174,998	243,513
Joseph Reece	35,621	424,996	460,617
Christy Wyatt(4)	12,243	103,102	12,243
(1)The amounts reported reflect the aggregate grant date fair value of RSUs granted during the year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 16, 2023. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in this column reflect the accounting cost for these stock awards and do not correspond to the actual economic value that may be received by the directors from them. For Ms. Wyatt, this amount includes the incremental fair value associated with the modification of her outstanding 2021 Annual RSU Award granted on June 3, 2021 to provide for accelerated vesting in connection with her resignation from the Board. This amount is required to be included per SEC disclosure rules and does not reflect a new grant.
(2)Mr. Horowitz resigned from the Board effective June 3, 2022.
(3)Mr. O'Grady's Annual RSU Award of $174,998 and Initial RSU Award of $249,998 was cancelled upon his resignation from the Board, which became effective as of December 31, 2022.
(4)Ms. Wyatt resigned from the Board effective March 24, 2022.
Our non-employee directors held the following number of outstanding stock options and RSU awards as of December 31, 2022.

Name	Stock Options	RSUs
Kimberly Anstett	—	138,240
Andrew Gessow	151,992	55,732
Lorraine Hariton	—	72,584
Alison Hawkins	—	76,182
Eric Higgs		96,382
Steve Horowitz(1)	—	—
Robert McDonald	—	55,732
Matthew O'Grady(2)	—	—
David Oppenheimer	21,551	55,732
Joseph Reece	—	111,535
Christy Wyatt(3)	—	—
(1)Mr. Horowitz resigned from the Board effective June 3, 2022.
(2)Mr. O'Grady resigned from the Board effective December 31, 2022 and therefore had no outstanding stock options or RSU awards as of December 31, 2022.
(3)Ms. Wyatt resigned from the Board effective March 24, 2022.
Stockholder and Other Interested Party Communications with the Board
Stockholders and other interested parties who wish to communicate with the non-management or independent members of our Board may do so by letters addressed to the attention of our General Counsel.
All communications are reviewed by the General Counsel and are routed to the appropriate member(s) of the Board consistent with our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors. A copy of our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors is posted under the “Governance” portion of the

“Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.
The address for these communications is:
Quotient Technology Inc.
Attn: General Counsel
1260 East Stringham Avenue, Suite 600
Salt Lake City, Utah 84106

First Cooperation Agreement with the Engaged Group
On May 16, 2022, the Company entered into the First Cooperation Agreement. The Cooperation Agreement expired by its own terms on March 1, 2023.
Pursuant to the First Cooperation Agreement, the Board appointed Matthew O’Grady to the Board to serve as a Class II director and Joseph Reece (together with Mr. O’Grady, the “New Directors”) to the Board to serve as a Class III director. The Board also, on May 24, 2022, appointed Mr. O’Grady to the Nominating and Corporate Governance Committee and Mr. Reece to the Compensation Committee. Mr. O’Grady was also appointed to serve as Lead Independent Director for the duration of the First Cooperation Agreement. Effective as of the Company's 2022 annual meeting of stockholders, all Class III directors became Class II directors. Mr. O'Grady resigned as a director effective as of December 31, 2022.
The Board also agreed to nominate for election at the Annual Meeting Matthew Krepsik, Robert McDonald, and Matthew O’Grady.
Pursuant to the First Cooperation Agreement, the Company agreed to seek stockholder approval of an amendment to the Charter. which amendment was approved at the 2022 annual meeting of stockholders. Further, under the terms of the First Cooperation Agreement, Steven Boal agreed to retire as CEO no later than the 2022 annual meeting and to not stand for reelection as a director at the 2022 annual meeting, each of which events occurred.
The First Cooperation Agreement further provided, among other things, that:
• During the term of the First Cooperation Agreement, the number of authorized directors on the Board will not exceed ten directors without the consent of the Engaged Group, with such consent not to be unreasonably withheld.
• During the term of the First Cooperation Agreement and for so long as the Engaged Group continuously beneficially owned in the aggregate at least the lesser of (i) 2.5% of outstanding shares of the Company’s common stock and (ii) 2,373,037 shares of common stock, the Engaged Group was entitled to recommend a replacement independent director who is not an affiliate of the Engaged Group in the event any New Director ceases to be a director of the Company for any reason, subject to certain conditions and the approval of the Nominating and Corporate Governance Committee and the Board, such approval not to be unreasonably withheld. Subsequent to Mr. O'Grady's resignation as a director, the Engaged Group recommended a replacement director, Michael Wargotz. On February 22, 2023, the Board appointed Mr. Wargotz to the Board.
• During the term of the First Cooperation Agreement, the Engaged Group was subject to customary standstill restrictions, including with respect to nominating persons for election to the Board, submitting any proposal for consideration at any stockholder meeting and soliciting any proxy, consent or other authority to vote from stockholders or conducting any other referendum (including any “withhold,” “vote no” or similar campaign), and acquiring beneficial ownership of, or economic exposure to, more than 9.9% of the Common Stock for so long as the Company’s Tax Benefits Preservation Plan and the rights established thereunder remained in force. The Company Tax Benefits Preservation Plan expired on January 3, 2023.
• During the term of the First Cooperation Agreement, the Engaged Group agreed to vote all shares of common stock and voting securities beneficially owned, directly or indirectly, by the Engaged Group at all annual and special meetings as well as in any consent solicitation of the Company’s stockholders (i) in favor of the nominees for director recommended by the Board, and (ii) in accordance with the Board’s recommendation with respect to any other matter (unless Institutional Shareholder Services Inc. issued a contrary recommendation). Pursuant to the First Cooperation Agreement, the Engaged Group was permitted to vote on any proposals relating to an extraordinary transaction in its sole discretion.
• Each party agreed not to disparage the other party, subject to certain exceptions.
• During the term of the First Cooperation Agreement, each party agreed not to institute a lawsuit against the other party, subject to certain exceptions including the seeking of remedies for a breach of the First Cooperation Agreement. Additionally, during the term of the First Cooperation Agreement and for an additional two years after its termination, each party agreed not to institute a lawsuit against the other party relating to or arising out of any event occurring on or prior to the date of the First Cooperation Agreement.
• By its terms, the First Cooperation Agreement was to terminate as of the earliest to occur of (i) 30 calendar days prior to the notice deadline under the Company’s Bylaws for the nomination of director candidates for election to the Board at the Company’s 2023 annual meeting of stockholders, (ii) 120 calendar days prior to the first anniversary of the Company’s 2022 annual meeting of stockholders and (iii) the consummation of an extraordinary transaction. Such termination date was March 1, 2023.
The foregoing summary of the First Cooperation Agreement does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Cooperation Agreement, which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 18, 2022.
Second Cooperation Agreement with the Engaged Group
On June 5, 2022, the Company entered into the Second Cooperation Agreement. Other than the Second Cooperation Agreement, there are no other arrangements or understandings between any of our directors and any other person pursuant to which any person was selected as a director.
The Second Cooperation Agreement provides, among other things, that:
• The Company will reduce the board size from ten (10) directors to seven (7) directors effective as of the date of the Annual Meeting (and the number of authorized directors shall not be increased without the consent of the Engaged Group).
• The Company will include Joseph Reece, Michael Wargotz, Tracey Figurelli (each of the foregoing three, an "EC Replacement Rights Director"), Matthew Krepsik, Robert McDonald, and Kate Vanek in its proxy statement and proxy card as director nominees of the Board.
• During the term of the Second Cooperation Agreement and for so long as the Engaged Group continuously beneficially owns in the aggregate at least the lesser of (i) 2.5% of outstanding shares of the Company’s common stock and (ii) 2,457,930 shares of the Company's common stock, the Engaged Group will be entitled to recommend a replacement independent director, who is not an affiliate of the Engaged Group, in the event any EG Replacement Rights Director ceases to be a director of the Company for any reason, subject to certain conditions and the approval of the Nominating and Corporate Governance Committee and the Board, such approval not to be unreasonably withheld.
• During the term of the Second Cooperation Agreement, the Engaged Group will be subject to customary standstill restrictions, including with respect to nominating persons for election to the Board, submitting any proposal for consideration at any stockholder meeting and soliciting any proxy, consent or other authority to vote from stockholders or conducting any other referendum (including any “withhold,” “vote no” or similar campaign), and acquiring beneficial ownership of, or economic exposure to, more than 9.9% of the Common Stock.
• During the term of the Second Cooperation Agreement, the Engaged Group will vote all shares of common stock and voting securities beneficially owned, directly or indirectly, by the Engaged Group at all annual and special meetings as well as in any consent solicitation of the Company’s stockholders (i) in favor of the nominees for director recommended by the Board, and (ii) in accordance with the Board’s recommendation with respect to any other matter (unless Institutional Shareholder Services Inc. issues a contrary recommendation). The Engaged Group will be permitted to vote on any proposals relating to an extraordinary transaction in its sole discretion.
• Each party agreed not to disparage the other party, subject to certain exceptions.
• During the term of the Second Cooperation Agreement, each party agreed not to institute a lawsuit against the other party, subject to certain exceptions including the seeking of remedies for a breach of the Second Cooperation Agreement. Additionally, during the term of the Second Cooperation Agreement and for an additional two years after its termination, each party agreed not to institute a lawsuit against the other party relating to or arising out of any event occurring on or prior to the date of the Second Cooperation Agreement.
• By its terms, the Second Cooperation Agreement will terminate as of the earliest to occur of (i) 30 calendar days prior to the notice deadline under the Company’s Bylaws for the nomination of director candidates for election to the Board at the Company’s 2024 annual meeting of stockholders, (ii) 120 calendar days prior to the first anniversary of the Company’s 2023 annual meeting of stockholders and (iii) the consummation of an extraordinary transaction.
The foregoing summary of the Second Cooperation Agreement does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Second Cooperation Agreement, which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on June 6, 2023.

REPORT OF THE AUDIT COMMITTEE
With respect to Quotient’s financial reporting process, the management of Quotient is responsible for (1) establishing and maintaining internal controls and (2) preparing Quotient’s consolidated financial statements. Quotient’s independent registered public accounting firm, Ernst & Young, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Quotient’s financial statements.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Submitted by the Audit Committee of the Board:
David Oppenheimer (Chairperson)
Alison Hawkins
Eric D. Higgs
Michael Wargotz

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than the executive and non-employee director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed below under “Executive Compensation,” the indemnification arrangements with our executive officers and non-employee directors discussed below under “Indemnification Agreements,” and the transactions described below in this section, we were not party to any transactions since January 1, 2022 in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
San Francisco Office Lease
The Company entered into a lease agreement with DW Cal 301 Howard, LLC ("DW Cal") on February 28, 2020, for approximately 15,607 square feet of office space in San Francisco, for a term of 10 years. The total minimum future rental payments for the lease is $16.3 million. DW Cal is a joint venture in which DivcoWest Real Estate Services, LLC is a minority member. Mr. Gessow, one of our independent directors, serves as a Senior Advisor at Divco and is a managing partner at DivCore Equity Partners which is affiliated with Divco. All terms of the lease were negotiated at arms-length. The transaction was presented to our Audit Committee and approved in accordance with our Policy and Procedures with Respect to Transactions with Related Persons; and was also approved by our Board. Mr. Gessow was not involved in decisions regarding the lease or in the Board and Audit Committee's approval thereof.
Amended and Restated Investor Rights Agreement
In June 2011, we entered into an Eighth Amended and Restated Investor Rights Agreement with the holders of our preferred stock. Such agreement provides, among other things, for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their preferred stock, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
First Cooperation Agreement
On May 16, 2022, we entered into the First Cooperation Agreement with the Engaged Group, which expired by its own terms on March 1, 2023. As part of the First Cooperation Agreement, we agreed to reimburse the Engaged Group for their reasonable, documented out-of-pocket fees and expenses incurred in connection with the negotiation and entry into the First Cooperation Agreement and related matters up to an amount of $500,000. Also as part of the First Cooperation Agreement, former director Matthew O'Gray and current director Joseph Reece were, respectively, nominated for election to the Board and appointed to the Board, each thereby served on the Board, and accordingly each had an indirect material interest in the First Cooperation Agreement. Additionally, current director Michael Wargotz was appointed to the Board in February 2023 as the Engaged Group-recommended replacement for Matthew O'Grady following Mr. O'Grady's resignation from the Board, and accordingly Mr. Wargotz had an indirect material interest in the First Cooperation Agreement. For additional information regarding the provisions of the First Cooperation Agreement, see “Corporate Governance and Directors—First Cooperation Agreement with the Engaged Group”.
Second Cooperation Agreement
On June 5, 2023, we entered into the Second Cooperation Agreement. As part of the Second Cooperation Agreement, we agreed to reimburse the Engaged Group for their reasonable, documented out-of-pocket fees and expenses incurred in connection with the negotiation and entry into the Second Cooperation Agreement and related matters up to an amount of $150,000. For additional information regarding the provisions of the Second Cooperation Agreement, see “Corporate Governance and Directors—Second Cooperation Agreement with the Engaged Group."
Review, approval or ratification of transactions with related parties

Our Board recognizes that transactions between our Company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions to the Audit Committee. We have adopted a written Policy and Procedures with Respect to Transactions with Related Persons to provide procedures for reviewing, approving and ratifying any transaction involving our Company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a direct or indirect material interest. This policy is intended to supplement, and not to supersede, our Company’s other policies that may be applicable to or involve transactions with related persons.
The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transaction. In reviewing transactions subject to the policy, the Audit or the Chair of the Audit Committee, as applicable, considers among other factors it deems appropriate:
•the material terms of the transaction;
•the nature of the related party’s interest;
•the nature of the related party’s relationship with the Company;
•the role of Company employees in arranging the transaction;
•the impact on the independence of any director;
•the costs and benefits to the Company; and
•an assessment of whether the transaction is competitively bid, or otherwise on terms that are fair to the Company and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party.

EXECUTIVE OFFICERS
The following table identifies certain information, as of June 30, 2023, about our executive officers. Officers are appointed or elected by the Board to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers. There are no arrangements or understandings between an executive officer and any other person pursuant to which such executive officer was or is to be selected as an officer.

Name	Age	Position(s) with Quotient
Matthew Krepsik	41	Chief Executive Officer and Board Member

Yuneeb Khan	48	Chief Financial Officer, Principal Accounting Officer and Treasurer, and Chief Operating Officer

Connie Chen	56	General Counsel, Compliance Officer and Secretary

Matthew Krepsik has served as CEO of the Company since May 2022, and has served as a member of our Board since June 2022. For information on the business background of Mr. Krepsik, see "Proposal No. 1—Election of Directors” above.
Yuneeb Khan has served as our Chief Financial Officer, Principal Accounting Officer and Treasurer since July 2022, and has simultaneously served as our Chief Operating Officer since February 2023. Prior to joining Quotient, Mr. Khan served from 2020 to 2021 as the Global President of NielsenIQ's Consumer Insights business, a leading marketing and consumer research enterprise operating in more than 80 countries. Mr. Khan is a seasoned executive with over 25 years of global finance and business leadership experience with world-renowned companies operating in a diversified set of industries. This includes 12 years (2010-2022) with the Nielsen Holdings plc ("Nielsen") organization, a global leader in audience measurement, data and analytics, during which Mr. Khan served in several high impact roles including Chief Financial Officer of Nielsen Global Connect (the predecessor of NielsenIQ) from 2019 to 2020 and Chief Financial Officer of Nielsen Global Operations and Technology from 2014 to 2019. Prior to joining Nielsen, Mr. Khan worked in several finance and operational positions with General Electric Company ("GE"), Saudi Basic Industries Corporation ("SABIC"), United Technologies Corporation, Kinnevik AB, Bristol Meyers Squib Company and PricewaterhouseCoopers. Throughout his career, Mr. Khan has built and led global teams, driven global transformation, and played a pivotal role in several large M&A transactions including the $11.6 billion sale of GE's Plastics division to SABIC in 2007 and the $2.7 billion sale of Nielsen Global Connect to the private equity firm Advent International in 2021. Mr. Khan is a Chartered Accountant with the Institute of Chartered Accountants of Pakistan (1999), and is a graduate of the Advanced Management Program (2021) of Harvard Business School.
Connie Chen has served as our General Counsel, Compliance Officer and Secretary since January 2016 and served as our Senior Director of Legal Affairs from October 2014 to December 2015, and Director of Legal Affairs from September 2013 to October 2014. From 2005 to August 2013, she served as vice president, litigation and deputy general counsel at Rambus Inc., a semiconductor and IP product company. Prior to Rambus, Ms. Chen held positions at the law firm of Morrison & Foerster LLP and WebMD, an internet healthcare technology company, where she served as assistant general counsel. Ms. Chen holds an A.B. from Stanford University and a J.D. from Stanford Law School.

COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis describes how the Compensation Committee determined 2022 executive compensation, the elements of our executive compensation program, and the compensation of our Named Executive Officers (“NEOs”). For 2022, our NEOs were as follows:

NEO	Title
Matthew Krepsik(1)	Chief Executive Officer and Member of the Board of Directors
Yuneeb Khan(2)	Chief Financial Officer, Principal Accounting Officer and Treasurer
Connie Chen	General Counsel, Compliance Officer and Secretary
Steven Boal(3)	Former Chief Executive Officer
Scott Raskin(4)	President
Pamela Strayer(5)	Former Chief Financial Officer and Treasurer
John Kellerman(6)	Former VP of Accounting, Former Interim Chief Financial Officer
(1)Mr. Krepsik assumed the role of Chief Executive Officer of Quotient effective as of May 24, 2022.
(2)Mr. Khan assumed the role of Chief Financial Officer and Treasurer of Quotient effective as of July 5, 2022. Mr. Khan also assumed the role of Chief Operating Officer as of February 22, 2023.
(3)Mr. Boal retired from his role as Chief Executive Officer of Quotient effective as of May 20, 2022. Mr. Boal continued to serve as an employee and member of the Board until June 29, 2022 by agreement between Mr. Boal and Quotient.
(4)Mr. Raskin agreed to step down as President of Quotient effective as of March 31, 2023.
(5)Ms. Strayer resigned as Chief Financial Officer and Treasurer of Quotient effective as of April 5, 2022.
(6)Mr. Kellerman served as Interim Chief Financial Officer of Quotient from April 5, 2022 until July 5, 2022. His employment with Quotient ceased effective as of November 11, 2022.
Business Overview
Business Description
Quotient is an industry leading promotions and media technology company that delivers targeted digital promotions and media for advertisers and retailers to reach consumers and drive action. Using our platforms and suite of omnichannel solutions, advertisers can plan, target, deliver and measure performance marketing to impact sales.
Our customers consist primarily of consumer-packaged goods (“CPG”) companies and their brand marketers (together referred to as “advertisers”) who want to drive sales and positive brand engagement with shoppers. Our digital marketing platform is designed to produce returns on marketing investment for advertisers by utilizing consumer behavior, intent data and point of sale ("POS") data to deliver the right marketing message and call to action to the right consumer at the right time, through multiple touchpoints while consumers are engaged online, out of home and in-store.
Quotient partners with leading advertisers, publishers and retailers, including Clorox, Procter & Gamble, Unilever, CVS, Dollar General, Ahold Delhaize USA, Amazon and Microsoft.
Business Performance
2022 was a year of transformation for Quotient. Despite challenges caused by macroeconomic trends, we continued to execute on our financial and operational priorities, and as a result we entered 2023 with, in our view, a more stable and durable foundation that puts Quotient in a position to deliver profitable growth in the coming years.
Some of our financial and strategic highlights from 2022 include:
•We generated annual revenues of $288.8 million and Adjusted EBITDA1 of $14.9 million in 2022. Our business was impacted by supply chain issues in 2022 that led CPGs to continue to pull back on marketing investment, as well as by continued macro-economic challenges impacting advertising spending across the industry.
1 For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, please see Appendix B.

•Our continued shift in focus from being a full service agency to being a technology platform provider, which enabled us to optimize our cost base and establish what we believe is a healthy EBITDA profile. To achieve this, we took actions that included simplifying our technology, better integrating acquisitions, and conducting responsible workforce reductions.
•We improved our capital structure by repaying our $200 million convertible notes in full in December 2022, replacing it with what we believe to be a robust capital structure consisting of a 4 year, $55 million term loan, a $50 million asset based revolving credit facility, and an optimized cash balance.
•Our promotions network remained a priority in 2022 and, through the addition of new partners and endpoints, we were able to grow its reach and scale by 7%, as represented by activations of promotions. The network delivered a total of $11.2 billion of savings to consumers throughout 2022, representing a 10% increase year over year, due to this increased reach and the power of our programmatic platform.
•We launched Shopmium, our formerly solely EU-focused consumer app, in the U.S. market as an important extension of our promotions business that allows Quotient to establish a first-party data relationship with shoppers and that provides incremental reach for our network.
•We have evolved our retailer strategy with the aim of addressing challenges facing brands and retailers due to the significant transformation and increasing fragmentation occurring in the retail media ecosystem. In December 2022 we launched our Retail Ad Network, which aggregates individual retail media networks to enable advertisers to target, manage, execute and measure off-site campaigns across multiple retailers through one central, transparent platform.

Below is a summary of our financial performance for Fiscal 2022, in comparison to previous fiscal years:

Compensation Overview
Annual Meeting Results
As part of its compensation review process, the Compensation Committee considers whether Quotient’s executive compensation program is aligned with the interests of our stockholders. In its review of Quotient’s executive compensation program, the Compensation Committee has carefully considered the approval by approximately 49% of the votes cast for Quotient’s say-on-pay vote at our 2022 Annual Meeting of Stockholders, as compared to strong approval for the prior year’s say-on-pay proposal with approximately 96% of votes cast in support of Quotient’s executive compensation program.
In response to this disappointingly low say-on-pay approval at the 2022 Annual Meeting of Stockholders, we performed a comprehensive review of each of our compensation programs. We also reached out to our top 25 stockholders (representing approximately 77% of our outstanding shares) in order to specifically solicit stockholder feedback regarding Quotient’s executive compensation program, among other items. Twenty percent of these stockholders accepted our invitation to provide feedback. Robert McDonald, an independent director and Chairman of the Board, along with our Chief People Officer, our General Counsel and our Investor Relations representative, participated in meetings with each of these stockholders. During these meetings, these investors provided several key pieces of feedback regarding the existing executive compensation program:
•Quotient should not reprice stock options without stockholder approval;
•The executive compensation program should place a strong emphasis on performance-based compensation;
•The peer group should be reset to reflect the Company's current profile for market capitalizing and revenue;
•Performance metrics under Quotient’s executive compensation programs should be designed to preclude undesirable incentives, such as incentives to take excessive risks;
•Performance conditions and other criteria for receipt of compensation should not be modified or waived in a way that benefits executives (i.e., no “moving the goal posts”); and
•Mr. Boal’s severance package was above and beyond an appropriate level, for example the severance contemplated in his Change of Control agreement.
As a result of this shareholder feedback, the Compensation Committee made a number of prospective changes to its executive compensation program to address stockholder feedback and to better align the go-forward policies with the interests of Quotient’s stockholders, including:
•Recommending, for Board and stockholder approval, the adoption a new equity incentive plan that is better aligned with stockholder interests and market practices, including:
◦Preserving, but not increasing, the number of shares currently available under the 2013 Plan;
◦Prohibiting the repricing of options and stock appreciation rights without stockholder approval; and
◦Eliminating the annual increase in the shares available under the plan (the annual evergreen).
•Adjusting the criteria used to identify Quotient’s peer group for making executive compensation decisions for 2023 in order to better reflect Quotient’s current profile;
•Appointing a new chairperson of the Compensation Committee, Mr. Reece, effective as of February 22, 2023;
•Focusing performance-based long-term incentives on healthy revenue growth and profitability, with managed upside payouts;
•Focusing annual cash incentives under the Company's Annual Incentive Plan on both profitability and revenue, with managed upside payouts, and introducing a minimum gross profit threshold condition to the attainment of the GAAP revenue goal in order to preclude the creation of undesirable incentives; and
•In addition to the individual's performance, level of responsibility, time in the role, and role criticality, we use market data as an additional reference point and generally align to the 50th percentile among the Company’s peer group, with the exception of Mr. Khan, for whom the Committee has determined a higher level is appropriate due to his critical role in the Company's future growth.
Philosophy
The overall objective of our executive compensation programs is to pay our executive officers competitively and equitably in a way that aligns our business and financial goals, and ties back to overall Company and individual performance. The primary objectives of our executive compensation programs for our NEOs are:

Pay-for-Performance	A significant portion of pay for executive officers is at-risk and performance-based with metrics that align total compensation with the Company’s sustainable growth strategy and values, annual financial objectives, and performance of our stock price. At-risk compensation includes short-term cash incentives and long-term performance-based equity incentives.
Alignment with Stockholders	Our compensation programs align executive officers’ interests with those of our stockholders, by providing equity-based forms of compensation and tying pay to Company and stock performance. We maintain stock ownership guidelines for all executive officers, and we remain committed to a culture of shared success through long-term equity awards. In response to stockholder feedback, we continued to award a portion of the 2022 equity grant in the form of performance-based RSUs with stringent vesting conditions. We believe the stock price vesting metrics are in alignment with stockholder interest.
Competitive Appeal	Our compensation programs are designed to attract, reward, and retain talented and highly qualified executive officers whose abilities and alignment to our values are critical to our success. We use market-based pay information to align each executive officer’s compensation to their position, responsibilities, and impact.
Drive Sustainable Growth	We use our compensation programs to invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.
Strong Governance Practices

We Do	We Don't
✓ Review compensation programs annually with the Compensation Committee	✗ Provide single trigger change of control severance benefits
✓ Maintain robust stock ownership guidelines for all NEOs	✗ Permit hedging or pledging of equity securities
✓ Emphasize long-term equity in NEO pay mix	✗ Provide perquisites
✓ Rely on the advice of an independent compensation consultant reporting directly to the Compensation Committee	✗ Provide tax gross-up payments
✓ Ensure a significant portion of executive pay is "at-risk" and/or variable, dependent on company and/or stock price performance	✗ On a go-forward basis, intend to allow repricing without stockholder approval (if and upon obtaining approval of a new equity incentive plan per Proposal No. 2)
✓ Use a market comparison of executive compensation against a relevant peer group
✗    On a go-forward basis, intend to provide for automatic annual increases in the shares available under our equity incentive plan (if and upon obtaining approval of a new equity incentive plan per Proposal No. 2)

Compensation Elements
Our compensation program consists of base salary, annual incentives and long-term incentives. Each year the Compensation Committee reviews, for each NEO, the target opportunity value of each of these three elements. We refer to the aggregate of the target opportunity value of each element as Total Direct Compensation (“TDC”). The Compensation Committee considers market practices, the criticality of the NEO's role to the business, and retention objectives as well as other factors such as company and individual performance to determine the appropriate TDC for each NEO and the mix of each element in the total. Each element is described in the table below.

Element	Purpose	Characteristics
Base Salary	Attract and retain talent	•Fixed: 100% cash •Size reflects role responsibility, experience and individual performance, criticality to our success, and market benchmarking against our peer group
Short-Term Incentive (Annual Incentive Plan ("AIP"))	Motivate and reward accomplishment of short-term business goals
•Variable: 100% cash
•AIP target payout opportunity reflects market practice expressed as % of base salary
•Payouts are fully formulaic
•In 2022, the primary metric under the 2022 AIP was Reported Adjusted EBITDA (in order to strongly incentivize performance on this metric)

Long-Term Incentive (Long-Term Incentive ("LTI"))	Motivate and reward sustainable long-term performance Align delivered pay to returns experienced by stockholders Attract and retain talent
•Variable: 100% equity
•LTI opportunity is sized based on market practices, which includes benchmarking against our peer group, role responsibility, retention objectives, and individual performance
•In 2022, annual LTI awards were denominated 50% in time-based RSUs and 50% in performance-based RSUs based on market best practices and aligned with stockholder interest, emphasize performance-based component of compensation, align with governance best practices, and market trends
•2022 performance-based RSUs were subject to satisfaction of challenging Company stock price hurdles.

A significant proportion of each NEO's target TDC is variable and at-risk due to its dependence on the achievement of preset, objective and quantitative performance goals in the Annual Incentive Plan and long-term incentive awards based on the Company performance, as shown in the charts below.
The charts below reflect the mixture of Base Salary, AIP Target Opportunities, and LTI Opportunities for Messrs. Krepsik and Boal and for each of the other NEOs, other than Mr. Kellerman.

CEO

Base Salary
11%
Short-Term Incentive
11%
Long-Term
Incentive
78%

Other Named Executive Officers

Base Salary
14%
Short-Term Incentive
11%
Long-Term
Incentive
76%

(1)Compensation Pay Mix is representative of 2022 total target compensation. Total target compensation for Mr. Boal is reflective of his pay prior to his resignation as CEO on May 20, 2022, and total target compensation for Mr. Krepsik is reflective of his pay after his May 24, 2022 promotion to CEO.
How Pay Decisions Are Made
Role of the Compensation Committee
The Compensation Committee regularly reviews the philosophy and goals of our executive compensation programs to ensure they align with company objectives and strategy. Typically, our CEO makes compensation recommendations for NEOs and other members of the executive leadership team for approval by the Compensation Committee. The CEO does not participate in recommendations or discussions relating to his own compensation.
At the beginning of 2022, our then-current CEO made compensation recommendations for then-current NEOs other than the CEO, including Messrs. Krepsik and Raskin as well as Mses. Strayer and Chen, for consideration and approval by the Compensation Committee in Q1 of 2022, and also made recommendations to the Board regarding compensation to be provided to Mr. Khan and Mr. Kellerman in connection with their commencement of service as Chief Financial Officer and interim Chief Financial Officer, respectively.
The Compensation Committee, with the assistance of an independent consultant, considers multiple factors including market data from a defined peer group, broader survey data reflecting companies of a similar profile, company and individual performance, stockholder feedback, and the judgment of its experienced members on what is in the best interests of the Company in making recommendations on CEO pay for approval by the Board.
The Compensation Committee follows a robust annual cycle to plan and review philosophy, goals, and execution of our executive compensation programs to ensure they align with company objectives and strategy. Highlights from our annual schedule are outlined in the below table.

Timing	Focus Areas
Q1
•Evaluated business performance and financial metrics for the prior fiscal year under the Annual Incentive Plan (AIP)
•Discussed individual contributions, performance, and future potential of NEOs to determine compensation adjustments and overall pay mix targets
•Finalized updated 2022 Long-Term Incentive Program ("LTI Program") design for NEOs
•Aligned on performance measures, targets, and plan design for the 2022 AIP and any performance-based equity metrics

Q2
•Approved new compensation structure for Mr. Krepsik in connection with his promotion to CEO
•Approved retention packages for Mr. Raskin and Ms. Chen
•Approved adjustments to Quotient's non-employee director compensation program

Q3	•Reviewed and discussed usage of equity incentive compensation for non-NEOs and monitored ongoing dilution •Discussed plans for putting forward a new equity plan in 2023 and beyond
Q4
•Reviewed annual meeting results including results of "say-on-pay" advisory vote from stockholders
•Engaged in outreach to shareholders to seek their input on our executive compensation practices
•Discussed modifications to the Company's compensation program in response to shareholder feedback
•Approved Company peer group to be used for the 2023 executive compensation decisions
•Discussed progress against equity budget, equity strategy and approach for 2023 and beyond

Role of the Independent Compensation Committee Consultant
The Compensation Committee retained Aon as an independent consultant reporting directly to the Compensation Committee, to assist in providing market data, analysis and advice on executive and director compensation, and related governance matters. Aon and its affiliates did not provide any services to Quotient in 2022 other than executive and director compensation consulting for the Compensation Committee.
The Compensation Committee determined that Aon satisfied the independence factors specified in the NYSE listing rules. The Committee also determined that the work performed by Aon in 2022 did not raise any conflict of interest.
Peer Group
When evaluating executive compensation, the Compensation Committee reviews the pay practices and pay levels in a comparative group of companies of similar size and business sector to Quotient. We review the peer group annually for relevance and alignment with best practices and investor preferences. The peer group and the compensation assessment is just one input into the Company’s policy setting and pay decisions that is considered by the Compensation Committee. The selection criteria for inclusion in the 2022 peer group are summarized in the table below.

Element	Description	Criteria
Industry/Sector	The markets in which the Company competes for product success and talent.
Public US-based software-as-a-service companies, marketing services companies, and interactive media & services companies.

If possible, companies with corporate headquarters in key technology hub locations.

Revenue	Trailing Twelve Month ("TTM") revenue is within a range that is comparable to Quotient’s revenue.	Generally between 0.5x to 3.7x ($300M to $2.0B) of Quotient revenue.
Market Capitalization	Market capitalization is within a range that is comparable to Quotient’s market capitalization.	Generally between 0.5x to 4.0x ($500M to $4.1B) of Quotient market capitalization.
Other qualitative factors that were considered in selecting the relevant peer group include organizational complexity, time since an initial public offering, location of senior leaders and/or other key roles, and overall headcount. The peer group data analysis includes target base salary, annual incentive and long-term award values for similarly situated executives at the 25th, 50th, and 75th percentiles. In selecting the peer companies, the Compensation Committee tries to place the Company at or near the median or 50th percentile for revenue as a proxy for business scale given market volatility in valuations. At the time that the peer group was approved, the Company was at the 48th percentile for revenue.
The peer group data may also be supplemented with other relevant market data supplied by the Compensation Consultant that reflect companies of a similar profile as the peer group from broader survey data. This data is used, in addition to the peer group data, to ensure a relevant sample for informing pay decisions. The Compensation Committee looks at the peer group as part of its annual review and will continue to adjust the peers as appropriate. While market data is provided to the Compensation Committee as background information, it is just one input into how pay decisions are made given the importance of company specific factors such as role criticality, experience in the role, performance and future potential.
In the third quarter of 2021, the Compensation Committee approved the peer group to be used to examine executive pay levels, pay mix and pay policies in connection with setting the go-forward program for the NEOs in 2022. After considering the recommendations of the Compensation Consultant, the Compensation Committee ultimately decided to retain the same peer group used in 2021 for 2022 compensation decisions.
The peer group companies for 2022 pay decisions are listed below.

2U, Inc.	LivePerson, Inc.	Stamps.com Inc.
8x8, Inc.	QAD Inc.	TripAdvisor, Inc.
Benefitfocus, Inc.	QuinStreet, Inc.	TrueCar, Inc.
Box, Inc.	Rapid7, Inc.	Workiva Inc.
Cloudera, Inc.	Shutterstock, Inc.	Yelp Inc.
Cornerstone OnDemand, Inc.	SPS Commerce, Inc.	Zuora, Inc.
As described below under "Revisions to Peer Group for Pay Decisions in 2023", the Compensation Committee approved the use of a modified peer group for 2023 compensation decisions based upon feedback from the Compensation Consultant and from our stockholders.
Compensation Elements

Base Salary
Base pay is fixed compensation delivered in return for day-to-day job responsibilities, leadership skills and experience. Our goal is to provide base salary compensation that is market competitive in comparison with roles of similar size and business-decision authority in our industry. Market competitive base pay helps to attract and retain executive talent. The Compensation Committee reviews each NEO’s base salary annually considering market comparisons, prevailing market conditions, role scope, individual experience and performance, and internal equity.
During the annual compensation review process, the Compensation Committee approved no change in base salary for any of Messrs. Krepsik, Raskin or Boal, or Mses. Chen or Strayer.
Later in the year, in connection with Mr. Krepsik’s promotion to the position of Chief Executive Officer, the Compensation Committee approved an increase in his base salary to $500,000 in order to reflect the increase in responsibilities, effective as of his assumption of that role. In addition, in connection with Mr. Khan’s commencement of employment as Chief Financial Officer of Quotient in July 2022, the Compensation Committee approved a base salary of $460,000, based upon the Committee’s review of market data, internal comparables, competitive assessment of the role, candidate experience, and recommendations from the Compensation Consultant.

Named Executive Officer	Base Salary as of December 31, 2021	Base Salary as of December 31, 2022(2)	% Change
Matthew Krepsik	$375,000	$500,000	33%
Scott Raskin	$465,000	$465,000	—%
Yuneeb Khan	$—	$460,000	—%
Connie Chen	$380,000	$380,000	—%
Steven Boal	$500,000	$500,000	—%
Pamela Strayer	$450,000	$450,000	—%
John Kellerman (1)	$316,200	$338,000	7%
(1)Mr. Kellerman received a merit increase in base salary from $316,200 to $338,000 effective on April 1, 2022 in conjunction with his Chief Accounting Officer role. He received no base pay compensation change for his interim Chief Financial Officer role.
(2)Messrs. Boal and Kellerman, and Ms. Strayer's, base salary is as of the last date of their employment with the Company.
Annual Incentive Plan
We provide a cash-based incentive plan, or AIP, that is directly tied to achievement of financial goals that are predefined, objective, and considered to be stretch goals at the time of approval. The cash-based incentive plan is based on our annual performance and is designed to motivate and reward our NEOs and other AIP-eligible employees for achieving short-term performance objectives. We believe this program supports our “pay-for-performance” culture. In designing the 2022 AIP, the Compensation Committee approved certain modifications from the 2021 AIP in order to enhance and strengthen the focus on adjusted EBITDA, while also incentivizing Company growth through a secondary revenue metric (see a more detailed description of the use of these metrics under the 2022 AIP below).
Setting Target Payout Opportunities Under the 2022 AIP
Target payout opportunities under the 2022 AIP were expressed as a percentage of the NEO’s annual base salary. During the annual compensation review process in the first quarter of 2022, the Compensation Committee approved no change in target payout opportunities for any of Mr. Krepsik, Mr. Raskin, Ms. Chen, Ms. Strayer or Mr. Boal, as compared to the 2021 AIP target payout opportunities.
In May 2022, in connection with Mr. Krepsik’s appointment as Chief Executive Officer, the Compensation Committee approved an increase in his target payout opportunity under the 2022 AIP from 75% to 100% of annual base salary in order to reflect this increase in responsibilities, effective as of his assumption of that role. In addition, in connection with Mr. Khan’s commencement of employment as Chief Financial Officer of Quotient in July 2022, the Compensation Committee approved a target payout opportunity under the 2022 AIP equal to 75% of annual base salary, based upon the Committee’s review of market data, internal comparables, competitive assessment of the role, candidate experience, and recommendation from the Compensation Consultant.
2022 AIP Pay for Performance Alignment

The Compensation Committee established the following performance metrics and payout levels under the 2022 AIP for the NEOs, which goals were approved by the Compensation Committee in February 2022.
Payouts under the 2022 AIP are calculated based upon achievement of a primary metric, Reported Adjusted EBITDA, and a “modifier metric,” Reported Revenue2. Under the 2022 AIP, the threshold, target, and maximum performance targets with respect to the Reported Adjusted EBITDA and Reported Revenue metrics were as follows:

	Threshold	Target	Maximum
Reported Adjusted EBITDA(1)	$37M	$49M	$61M
Reported Revenue(2)	$323M	$351M	$379M
(1)For Mr. Kellerman only, due to his position at the time of plan approval, a threshold of $25M, target of $49M, and maximum of $61M.
(2)For Mr. Kellerman only, due to his position at the time of plan approval, a threshold of $295M, target of $351M, and maximum of $379M.
With a focus on at-risk compensation for our most senior officers, the threshold goals shown above were set at a higher level than those set for employees who were not members of our executive leadership team, which group included Mr. Kellerman who was not a member of the executive leadership team at the time the targets were set. Senior officers, including each of our NEOs other than Mr. Kellerman, would need to achieve 75% of the target metrics to earn any payout under the plan. Pursuant to the terms of 2022 AIP applicable to Mr. Kellerman (and other non-executive-leadership team members), the Company would need to achieve 50% of the target metrics in order for Mr. Kellerman to earn any payout under the plan. For non-executive employees, including Mr. Kellerman due to his position at the time of plan approval, the Compensation Committee subsequently approved paying out the 2022 AIP at the 25% of target opportunity level for retention and morale purposes in light of the significant transformation the Company was undergoing. As discussed below, Mr. Kellerman did not receive a payout under the 2022 AIP because his employment terminated before the end of 2022.
The purpose of the modifier metric is to increase or decrease the payout under the 2022 AIP to the extent the level of Reported Adjusted EBITDA achievement approaches the target level of achievement under the plan. This allows for a more narrow payout closer to the EBITDA target and faster acceleration or deceleration as results are further away from the target, further reinforcing the pay for performance intent of the AIP. In order to accomplish this, the weight of the modifier metric under the 2022 AIP increases incrementally between threshold and target achievement of the Reported Adjusted EBITDA goal as set forth below.

Achievement of Reported Adjusted EBITDA Target	75% or below	80%	85%	90%	95%	100% -125%
Weight of Reported Adjusted EBITDA Performance	100%	90%	80%	70%	60%	50%
Weight of Reported Revenue Performance	0%	10%	20%	30%	40%	50%
Under the 2022 AIP, the final plan achievement is equal to the greater of (i) the level of achievement calculated using both Reported Adjusted EBITDA performance and Reported Revenue Performance, weighted as set forth above, or (ii) the level of achievement calculated based only upon Reported Adjusted EBITDA, weighted at 100%.
Once the final plan achievement number has been calculated, payouts under the 2022 AIP are then determined based on the “Executive Plan Funding” level, as illustrated in the table below (with percentages interpolated linearly between these points). The Executive Plan Funding levels are intended to provide executive officers with a steeper payout curve to the extent performance levels are more than 10% above or below the target level of performance. This Executive Plan Funding modifier did not apply to Mr. Kellerman's 2022 AIP benefit due to his non-executive leadership position at the time of plan approval.
2 For purposes of the 2022 AIP, the Company defines (i) “Reported Adjusted EBITDA” as net income (loss) as reflected in our quarterly and annual financial statements, adjusted for stock-based compensation, depreciation and amortization, interest expense, other (income) expense net, provision for (benefit from) income taxes, change in fair value of contingent consideration, impairment of certain long-lived and right-of-use assets, litigation settlements, restructuring charges, shareholder activism response costs, certain business transformation and strategic initiatives costs, impairment of certain intangible assets, a loss contingency/settlement related to a contract dispute, certain acquisition related costs, and as applicable, other special items, .and (ii) “Reported Revenue” as GAAP revenue as reflected in our quarterly and annual financial statements.

Final Plan Achievement (%)	<70	75	80	85	90	95	100	105	110	115	120	125	>125
Executive Plan Funding level (as a percentage of target)	0	50	67	81	90	95	100	105	110	119	133	150	150

2022 AIP Results and Payouts
The Company’s Reported Adjusted EBITDA, as measured under the 2022 AIP, was $14.9M, while the Company’s Reported Revenue was $288.8M. Based upon these results, the Compensation Committee determined that the final plan achievement fell below the minimum threshold payout level for each of the then-serving NEOs. Accordingly, no bonus was paid under the AIP to the then-serving NEOs for the 2022 plan year. Mr. Kellerman was not eligible to receive a payment under the AIP due to his resignation of employment.
The table below sets forth the 2022 AIP target payout opportunities and payouts to each of our NEOs based upon 2022 performance:

NEO	Target Payout Opportunity (as % of Base Salary)	2022 AIP Payout
Matthew Krepsik	100%	$0
Scott Raskin	100%	$0
Yuneeb Khan	75%	$0
Connie Chen	60%	$0
Steven Boal	100%	$0
Pamela Strayer	75%	$0
John Kellerman	40%	$0
Long-Term Incentive Program
Under our Long-term Incentive (LTI) program, the Compensation Committee awards long-term equity incentive awards to our NEOs, the purpose of which is to:
•motivate and reward sustainable long-term performance;
•align delivered long-term pay with the returns experienced by stockholders; and
•attract and retain talent.
For 2022, the annual long-term incentive grants under the 2022 LTI Program were delivered in the form of restricted stock units subject to (i) time-based and (ii) performance-based vesting conditions ("RSUs" and "PSUs", respectively), with the following key elements to drive Company performance and align with stockholder interests:

RSUs	•50% of target long-term incentive opportunity •Ratable quarterly time-based vesting over a four-year period
PSUs
•50% of target long-term incentive opportunity
•Three-year performance period ending on March 1, 2025
•Performance-based vesting conditions satisfied with respect to 1/3 of PSUs subject to award based upon achievement of stock price hurdles $9.735, $12.98, and $16.225
•If a stock price hurdle is achieved in the first year (or, in the case of Mr. Khan, first seven months) of the performance period, then in alignment with long-term incentive intent, 50% of earned shares will be subject to further vesting conditions

2022 LTI Program Pay for Performance Alignment

For 2022, as described above, for each NEO other than Mr. Kellerman, 50% of the LTI awards granted to the NEOs pursuant to the Company’s annual LTI award program were granted in the form of RSUs, while the other 50% were granted in the form of PSUs.
The Compensation Committee awarded 50% of the 2022 LTI awards in the form of RSUs to provide a retention vehicle to address ongoing stock price volatility during a period of organizational change and transformation of the business. The Compensation Committee granted 50% in PSUs that have value if and only to the extent that the pre-established Company stock price hurdles have been met. The Compensation Committee selected Company stock price as the sole performance metric applicable to the 2022 LTI PSU awards in order to strongly align NEO interests and compensation with the returns experienced by stockholders. The Compensation Committee designed the PSU stock price hurdles to be challenging, but achievable with strong performance.
Under the 2022 PSU awards, a stock price hurdle will be met, and one third of the units thereunder will become vested, on the last day of any period of 20 consecutive trading days during the performance period ending on March 1, 2025 during which the closing price of the Company’s common stock on the NYSE equals or exceeds the stock price hurdle, subject to the NEO’s continuous service through such date except as otherwise provided in the PSU award agreement – see Potential Payments upon Termination, Change of Control or Certain Other Events below for further details. However, if a stock price hurdle is met within the first year of the date of grant, then 50% of the units which would otherwise vest on such date will instead vest on the first anniversary of the date the stock price hurdle is met to reinforce long-term performance, performance sustainability, and avoid focus on short-term outcomes.
Setting Award Levels Under the 2022 LTI Program
The Compensation Committee determined the size of the target award granted to each NEO based on a review of the market data provided by the Compensation Consultant, individual performance, the criticality of the role in the strategic re-alignment of the business, current equity holdings, dilution relative to market practice, and total direct compensation objectives.
The table below shows the approximate grant date fair value of the PSU and RSU grants approved by the Compensation Committee under the 2022 LTI Program, as well as the number of shares of Company common stock which the NEO is eligible to receive upon vesting of such grant.

2022 LTI NEO Grants
Name	RSUs(1)		PSUs(2)		Total LTI
	$	#	$	#	$
Matthew Krepsik	1,053,000	162,249	1,053,000	162,250	2,106,000
Scott Raskin	1,400,000	215,716	1,400,000	215,716	2,800,000
Yuneeb Khan	1,350,000	470,383	1,350,000	470,383	2,700,000
Connie Chen	750,000	115,562	750,000	115,562	1,500,000
Steven Boal	2,500,000	385,208	2,500,000	385,208	5,000,000
Pamela Strayer	1,350,000	208,012	1,350,000	208,012	2,700,000
(1)The Compensation Committee approved equity awards under the 2022 LTI Program for the executive officers (other than Mr. Kellerman) with a fixed grant date dollar value. The number of units granted subject to the PSU and RSU was determined by dividing the approved dollar value by the closing stock price of the Company’s common stock on the grant date, which was August 1, 2022 for Mr. Khan ($2.87) and March 1, 2022 ($6.49) in the case of all other NEOs who received awards under the 2022 LTI Program.
(2)This table reflects the number of shares of Company common stock payable to the NEOs with respect to the PSU awards based upon satisfaction of all three applicable stock price hurdles. Due to the rules for how the grant date fair value of the long-term incentive awards must be calculated for GAAP accounting purposes, the 2022 Summary Compensation Table does not reflect the same PSU values as this table. PSUs shown here are also not reflective of actual payout amounts, which will still be determined based upon the satisfaction of stock price hurdles prior to the conclusion of the specific measurement period. Actual payout may be less than what is illustrated here, depending on the satisfaction of the applicable stock price hurdles.
2021 PSU and 2022 PSU Performance
For the 2021 LTI Program, the shares eligible to be earned under the PSU plan by our NEOs is trending below threshold. The 2022 PSUs relating to the 2022 LTI Program are currently tracking below threshold. Therefore, no shares have been earned or vested. This represented the alignment of pay and performance during these specific periods.

Additional LTI Awards for NEOs During 2022
In addition to the LTI program awards granted to the NEOs as part of Quotient’s annual award program as described above, certain NEOs received additional LTI awards during 2022 as set forth below, either as a result of hirings or promotions or for ongoing retention as key leaders in the business responsible for running key functions aligned with our strategy. With the departure of Mr. Boal as CEO, stability and retention of the leadership team became a primary interest of the Compensation Committee.
•Matthew Krepsik: In connection with his promotion to the position of CEO, effective June 1, 2022, Mr. Krepsik received (i) a grant of 600,000 stock options, with a four-year vesting schedule pursuant to which 1/48 of the shares vest on the first day of each month after the grant date, and (ii) a grant of 300,000 RSUs, with a four-year vesting schedule pursuant to 6.25% of the RSUs vest on each three-month anniversary of the grant date, in each case subject to continued employment through the applicable vesting date; except that in the case of the RSU grant, upon Mr. Krepsik's termination of employment as a result of death that occurs more than one year from the grant date, the RSU award will fully vest.
•Scott Raskin and Connie Chen: In order to promote retention of Mr. Raskin and Ms. Chen following Mr. Boal’s departure from the Company, at a time of Company vulnerability with respect to preserving existing commercial relationships and maintaining leadership coherence amid surrounding uncertainty, the Compensation Committee approved the following grants, effective July 1, 2022: (i) grants of stock option awards to each of Mr. Raskin and Ms. Chen in an amount of 375,000 and 150,000 shares, respectively, each subject to a four-year vesting schedule pursuant to which 1/48 of the shares vest on the first of each month after the grant date, and (ii) grants of RSU awards to Mr. Raskin and Ms. Chen in an amount of 178,500 and 75,000 shares, respectively, each of which has a four-year vesting schedule pursuant to 6.25% of the RSUs will vest on each three-month anniversary of the vesting commencement date, in each case, subject to continued employment through the applicable vesting date; except that in the case of the RSU grants, upon the executive's termination of employment as a result of death that occurs more than one year from the grant date, the RSU award will fully vest.
•Yuneeb Khan: In connection with his hiring, Mr. Khan received a sign-on grant of RSUs with a grant date fair value of $1,500,000, which RSUs are subject to a four-year vesting schedule pursuant to which 25% of the units become vested on the first anniversary of the vesting commencement date (August 1, 2022), and 6.25% of the units will become vested on each three-month anniversary thereafter, subject to continued employment through each applicable vesting date; except that in the case of the RSU grant, upon Mr. Khan's termination of employment as a result of death that occurs more than one year from the grant date, the RSU award will fully vest.
•John Kellerman: In connection with his appointment to the position of interim Chief Financial Officer, effective May 1, 2022, Mr. Kellerman received a grant of 10,000 RSUs, which were subject to vesting in full on December 31, 2022, subject to Mr. Kellerman’s continuous employment through that date. As noted above, Mr. Kellerman did not receive any grants under the 2022 LTI Program.
As noted above, certain of these additional LTI awards were provided in the form of stock options. Each of these stock options was granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of grant. Because stock options will have value only if the value of Quotient’s stock increases following the grant date, the Compensation Committee believes that grants of stock options provide a strong link between executive pay and stockholder returns.
2023 Compensation and Policy Changes
Following its review of the executive compensation program and the Company's long-term business strategy, and in careful response to feedback from stockholders, the Compensation Committee approved certain changes described below effective for 2023. Because these changes went into effect in 2023, their impact will not be reflected herein; rather, their impact will be reflected in the 2024 proxy statement.
Clawback Policy
In June 2023, we adopted a recoupment (or “clawback”) policy that applies to incentive compensation paid to current and certain former executive officers that was based on incorrect financial performance measures. Under the policy, if we are required to prepare an accounting restatement due to the material noncompliance of any financial reporting requirement under applicable securities laws, the Compensation Committee is required to cause us to recoup from each executive officer who was employed during the three preceding fiscal years the excess of the incentive compensation received by the executive officer during such three-year period, based on the erroneous financial information, over the incentive compensation that would have been received by the executive if it had been calculated based on the restated financial information. The policy is intended to comply with the requirements of Securities and Exchange Commission rules and NYSE listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and will be amended to the extent required to reflect the final NYSE listing standards once they are issued.
Revisions to Peer Group for Pay Decisions in 2023
In accordance with our normal practice, the Compensation Committee reviewed a peer group analysis prepared by the Compensation Consultant to support pay decisions in 2023. In response to feedback from our stockholders, the Compensation Committee adjusted the peer group criteria for revenue and market capitalization in order to reflect Quotient's projected revenue and make these criteria more reflective of Quotient's current profile (as set forth below). Consequently, 13 new companies have been added to the 2023 peer group (as compared to the 2022 peer group), while 9 companies in the 2022 peer group were not included in the 2023 peer group.
Revised Peer Group Criteria for Pay Decisions in 2023

Element	Description	2022 Criteria	2023 Criteria
Revenue	Trailing Twelve Month ("TTM") revenue is within a range comparable to Quotient’s revenue.	Generally between 0.5x and 3.7x ($300M to $2B) of Quotient revenue.	Generally between 0.5x and 3.25x ($150M to $1B) of Quotient revenue.
Market Capitalization	Market capitalization is within a range comparable to Quotient’s market capitalization.	Generally between 0.5x and 4.0x ($500M to $4.1B) of Quotient market capitalization.	Generally between 0.75x and 5.0x ($150M to $1B) of Quotient market capitalization.
Base Salary, Bonus, and LTI Opportunities
Base Salary. In setting base salary for executives in 2023, the Compensation Committee generally set base salary around the 50th percentile to provide competitive compensation, and to realign the cost structure to be more reflective of our goal of managing cash and achieving profitability. Based on this approach, no increase to base salary were made for Messrs. Krepsik and Khan, or for Ms. Chen. The Committee approved an increase to the target incentive opportunity for Khan to 85% in recognition of his appointment as Chief Operating Officer, while remaining as Chief Financial Officer, and the increased scope of his responsibilities.
2023 AIP. The Compensation Committee set the focus for 2023 on revenues and the quality of revenue as assessed by a profitability metric, using Reported Adjusted EBITDA and GAAP revenue goals. Under the terms of the 2023 AIP, Quotient must achieve a minimum threshold Gross Profit in order to qualify for attainment of the GAAP revenue metric.
2023 LTI Program. The Compensation Committee approved the 2023 LTI program grants to certain of its executive officers, which were generally made 50% in the form of RSUs and 50% in the form of PSUs, with PSUs designed to incentivize both profitability and revenue growth over a three year performance period.
2023 Equity Incentive Plan
In June 2023, the Compensation Committee recommended and the Board approved a new equity incentive plan proposal, Proposal No. 2 herein, for stockholder approval, with provisions that are better aligned with stockholder interests and market practices, including:
◦Prohibiting the repricing of options and stock appreciation rights without stockholder approval;
◦Eliminating the annual increase in the shares available under the plan (the annual evergreen); and
◦Preserving, but not increasing, the number of shares currently available under the 2013 Plan.
Stock Ownership Guidelines

Under our stock ownership guidelines, the CEO and all other NEOs are expected to accumulate and maintain a meaningful level of share ownership. Shares may be owned directly, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children. Under the guidelines, the CEO is expected to own shares of Quotient common stock equal to the lesser of (i) a value equal to five times the CEO's annual base salary and (ii) 200,000 shares; and all other NEOs are expected to own shares of Quotient common stock equal to the lesser of (i) a value equal to one times his or her annual base salary and (ii) 30,000 shares. Each NEO, including the CEO, is required to meet these expectations within 5 years of first becoming subject to the stock ownership guidelines.
As of December 31, 2022, of our then-serving NEOs, Mr. Raskin and Ms. Chen had already satisfied the stock ownership guidelines, and we believe Messrs. Krepsik and Khan are on track to meet the objective within the required time frame.
Consideration of Risk
The Compensation Committee conducted a risk assessment of Quotient’s compensation policies and practices which included a report from the Compensation Consultant. The Compensation Committee concluded that Quotient’s compensation programs are not reasonably likely to have a material adverse impact on Quotient, its business and its value. Specifically, the Committee noted the following:
•Good balance of fixed and variable pay does not encourage excessive risk taking
•Good mix of short-term and long-term pay for officers prevents undue focus on short-term results, and overlapping vesting periods for equity awards exposes management to consequences of decision-making during the period in which any risks would materialize
•Reported Revenue and Reported Adjusted EBITDA metrics fund the Annual Incentive Plan, and payouts are subject to a maximum cap and require a threshold level of achievement
•Executive compensation is reviewed annually, including updates to the peer group
•Compensation Committee retains an independent compensation consultant
•Robust share ownership guidelines for executive officers
•Existence of a company-wide Code of Conduct Policy
•Robust prohibition against short sales, hedging and pledging activity
Executive Offer Letters
The Company generally executes an offer of employment before an executive joins the Company. In 2022, each of the NEOs (other than Mr. Boal) were employed pursuant to an offer letter agreement that set forth the terms and conditions of the NEO’s employment with us. This offer letter has no specific term, and provides for at-will employment.
In connection with Mr. Khan’s hiring as Chief Financial Officer and Treasurer of the Company, Mr. Khan entered into an offer letter agreement with us outlining the basic terms of his employment. In addition to setting forth Mr. Khan’s start date, starting base salary, 2022 AIP target payout opportunity, 2022 LTI Program awards, additional sign-on RSU award, and eligibility for the Company’s standard benefits programs, the offer letter agreement also provided for (i) a one-time, $75,000 lump sum payment to offset relocation costs associated with Mr. Khan’s move to Salt Lake City, subject to full or partial clawback in the event of certain qualifying terminations of employment prior to the first anniversary of his commencement of employment with the Company, (ii) a housing allowance of up to $10,000 per month for the first 12 months following Mr. Khan’s commencement of employment, subject to his continuous employment with the Company, (iii) reimbursement of expenses for tax preparation assistance not to exceed $5,000 per year for 2022 and 2023; and (iv) immigration support through the Company’s immigration counsel to apply for an initial visa for Mr. Khan’s household partner. As a condition of Mr. Khan’s employment under the offer letter agreement, he, like all other employees, was also required to execute an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company.
Severance and Change of Control Agreements
We believe that severance and change of control protections play valuable roles in attracting and retaining executive officers. In 2022, the Company was party to a Change of Control Severance Agreement with each of the NEOs, including Messrs. Khan and Kellerman, who each entered into these agreements in 2022 in connection with their appointments to the position of Chief Financial Officer and interim Chief Financial Officer, respectively. In May of 2022, amendments were made to the Change of Control Severance Agreements for Messrs. Krepsik and Raskin, and for Ms. Chen. In June of 2022, additional amendments were made to the Change of Control Severance Agreements for Mr. Raskin and Ms. Chen. Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information regarding these amendments.
Tax and Accounting Implications
Under Financial Accounting Standard Board ASC Topic 718 we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation deductible by a company in any one year with respect to compensation paid to certain of its officers, called covered employees. To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible, particularly given that the Company currently carries net operating losses.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan following the date they meet the plan’s eligibility requirements, and participants are able to defer a percentage of their eligible compensation subject to applicable annual Internal Revenue Code (the “Code”) and plan limits. Participants are 100% vested in their deferrals. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We currently make a discretionary matching contribution equal to 50% of salary deferrals, not to exceed the lesser of 3% of compensation or $6,000. Participants are vested 100% after one year of service in matching and profit sharing contributions allocated to their account. Both employee contributions and Company contributions are allocated to individual participant accounts, and then are invested in investment alternatives selected by each participant. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code.
Other Benefits
Our NEOs are eligible to participate in the same broad-based retirement, health and welfare, and business expense reimbursement policies as other full-time salaried employees.
In certain circumstances, when necessary for business purposes, we may provide additional assistance for executive relocation circumstances.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Submitted by the Compensation Committee of the Board:

Joseph Reece (Chairperson)
Andrew Gessow
David Oppenheimer
Eric D. Higgs

2022 SUMMARY COMPENSATION TABLE
The following table provides information regarding all plan and non-plan compensation awarded to, earned by, or paid to, each of our NEOs during the year ended December 31, 2022 and, to the extent required by SEC disclosure rules, December 31, 2021 and December 31, 2020. Except as specified, the footnote disclosures below generally relate only to compensation for 2022. We included footnotes to compensation for prior years in the proxy statements relating to those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Matthew Krepsik(11)	2022	450,521	—	2,901,801	1,227,480	—	6,000(4)	4,585,802
CEO and Member of the Board	2021	254,545	—	1,388,900	—	138,198	6,000	1,787,643
Yuneeb Khan(12)	2022	226,515	150,000(5)	3,249,824	—	—	125,000(6)	3,751,339
CFO, PAO and Treasurer
Connie Chen	2022	380,000	—	1,445,696	243,210	—	6,000(4)	2,074,906
GC, Compliance Officer and Secretary	2021	378,750	—	749,989	—	170,446	6,000	1,305,185
	2020	368,804	—	712,492	599,871	—	6,552	1,687,719
Steven Boal(13)	2022	250,000	—	6,823,034(7)	7,328,996(7)	—	2,130,769(8)	16,532,799
Former CEO	2021	500,000	—	2,499,995	—	375,000	6,000	3,380,995
	2020	500,000	—	2,499,986	1,999,575	—	7,032	5,006,593
Scott Raskin(14)	2022	465,000	—	2,821,836	608,025	—	6,000(4)	3,900,861
Former President	2021	461,250	—	1,399,996	—	345,977	6,000	2,213,223
	2020	450,000	—	1,849,992	1,624,655	—	57,032	3,981,679
Pamela Strayer(15)	2022	117,614	—	2,170,258(9)	—	—	—	2,287,872
Former CFO & Treasurer	2021	450,000	—	1,399,996	—	253,125	—	2,103,121
	2020	450,000	—	168,743	—	—	100,552	719,295
John Kellerman(16)	2022	287,739	—	163,790(10)	—	—	6,000(4)	457,529
Former Interim CFO
(1)The amounts reported in this column for 2022 reflect the aggregate grant date fair value of RSUs and PSUs granted during the year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K as of December 31, 2022, as filed with the SEC on March 16, 2023. In accordance with SEC rules, the amounts included in this column for the RSU awards granted during 2022 are calculated by multiplying the numbers of RSUs granted by the closing stock price of a share of Company common stock on the date of grant. The amounts included in this column for the PSU awards granted during 2022 are estimated based on a Monte Carlo simulation model as outlined in Note 10 of our financial statements included in our 2022 Annual Report. Under FASB ASC Topic 718, the vesting condition related to the PSU awards is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition. Note that the amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the NEOs from them.
(2)The amounts reported in this column for 2022 reflect the aggregate grant date fair value of the options granted during the year, as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K as of December 31, 2022, as filed with the SEC on March 16, 2023.
(3)The amounts reflected in this column represent cash payments earned under our Annual Incentive Plan. For more information please see “Compensation Discussion & Analysis - Compensation Elements – Annual Incentive Plan.” For 2022, NEOs did not receive cash payments under the AIP.
(4)The amount reported represents 401(k) matching contributions.
(5)The amount reported represents a sign-on bonus per Mr. Khan's offer letter dated March 1, 2022.
(6)The amount reported represents a relocation stipend, and housing allowance per Mr. Khan's offer letter dated March 1, 2022.
(7)This amount includes the incremental fair value associated with the modification of Mr. Boal's outstanding equity awards in connection with his termination of employment to provide variously for repricing, accelerated vesting, or extension of the term of such awards, the total value of which was $10,133,028. This amount is required to be included per SEC disclosure rules and does not reflect a new grant. For more information, please see "Potential Payments upon Termination, Change of Control or Certain Other Events."
(8)The amount reported represents 401(k) matching contributions, and a cash severance payment of $2,000,000 and subsidized COBRA coverage having a value of $124,769 per Mr. Boal's Separation Agreement dated May 16, 2022.
(9)Ms. Strayer's LTI grant of $2,170,258 was cancelled upon her resignation from the Company.
(10)Includes 39,438 RSUs that were cancelled upon Mr. Kellerman's resignation from the Company.
(11)Mr. Krepsik was appointed CEO effective May 24, 2022.
(12)Mr. Khan was appointed CFO, PAO & Treasurer effective July 5, 2022, and was appointed COO effective February 22,2023.
(13)Mr. Boal retired as CEO effective May 20, 2022 and left the Company June 29, 2022.
(14)Mr. Raskin stepped down as President effective March 31, 2023.

(15)Ms. Strayer resigned as CFO and Treasurer effective April 5, 2022.
(16)Mr. Kellerman served as Interim CFO from April 5, 2022 through July 5, 2022, and left the Company November 11, 2022.

GRANT OF PLAN-BASED AWARDS
The following table provides information regarding grants of plan-based awards to our NEOs during Fiscal 2022:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(5)
Matthew Krepsik	—	250,000	500,000	750,000	—	—	—	—	—	—	—
	3/1/2022	—	—	—	54,083	162,250	162,250	—	—	—	639,805
	3/1/2022	—	—	—	—	—	—	162,249	—	—	1,052,996
	6/1/2022	—	—	—	—	—	—	300,000	—	—	1,209,000
	6/1/2022	—	—	—	—	—	—	—	600,000(4)	4.03	1,227,480
Yuneeb Khan	—	172,500	345,000	517,500	—	—	—	—	—	—	—
	8/1/2022	—	—	—	156,794	470,383	470,383	—	—	—	399,825
	8/1/2022	—	—	—	—	—	—	470,383	—	—	1,349,999
	8/1/2022	—	—	—	—	—	—	522,648	—	—	1,500,000
Connie Chen	—	114,000	228,000	342,000	—	—	—	—	—	—	—
	3/1/2022	—	—	—	38,520	115,562	115,562	—	—	—	455,699
	3/1/2022	—	—	—	—	—	—	115,562	—	—	749,997
	7/1/2022	—	—	—	—	—	—	75,000	—	—	240,000
	7/1/2022	—	—	—	—	—	—	—	150,000(4)	3.20	243,210
Steven Boal	—	250,000	500,000	750,000	—	—	—	—	—	—	—
	3/1/2022	—	—	—	128,402	385,208	385,208	—	—	—	1,519,003
	3/1/2022	—	—	—	—	—	—	385,208	—	—	2,500,000
	5/20/2022	—	—	—	—	—	—	—	47,000	4.19	98,329(6)
	5/20/2022	—	—	—	—	—	—	—	600,000	4.19	1,265,294(6)
	5/20/2022	—	—	—	—	—	—	—	469,461	4.19	978,160(6)
	5/20/2022	—	—	—	—	—	—	—	299,529	4.19	679,478(6)
	5/20/2022	—	—	—	—	—	—	—	300,000	4.19	742,931(6)
	5/20/2022	—	—	—	—	—	—	—	261,000	4.19	647,899(6)
	5/20/2022	—	—	—	—	—	—	—	800,000	4.19	2,282,211(6)
	5/20/2022	—	—	—	—	—	—	—	240,000	3.70	69,496(6)
	5/20/2022	—	—	—	—	—	—	—	600,000	16.25	58,075(6)
	5/20/2022	—	—	—	—	—	—	—	503,000	8.51	507,124(6)

	6/29/2022	—	—	—	—	—	—	385,208	—	—	41,090(6)
	6/29/2022	—	—	—	—	—	—	385,208	—	—	1,037,411(6)
	6/29/2022	—	—	—	—	—	—	177,809	—	—	720,126(6)
	6/29/2022	—	—	—	—	—	—	177,809	—	—	495,088(6)
	6/29/2022	—	—	—	—	—	—	223,463	—	—	395,952(6)
	6/29/2022	—	—	—	—	—	—	150,602	—	—	114,364(6)
Scott Raskin	—	232,500	465,000	697,500	—	—	—	—	—	—	—
	3/1/2022	—	—	—	71,905	215,716	215,716	—	—	—	850,639
	3/1/2022	—	—	—	—	—	—	215,716	—	—	1,399,997
	7/1/2022	—	—	—	—	—	—	178,500	—	—	571,200
	7/1/2022	—	—	—	—	—	—	—	375,000(4)	3.20	608,025
Pamela Strayer	—	168,750	337,500	506,250	—	—	—	—	—	—	—
	3/1/2022	—	—	—	69,337	208,012	208,012	—	—	—	820,260
	3/1/2022	—	—	—	—	—	—	208,012	—	—	1,349,998
John Kellerman	3/1/2022	—	—	—	—	—	—	6,000(7)	—	—	38,940
	5/1/2022	—	—	—	—	—	—	10,000(7)	—	—	53,100
	8/1/2022	—	—	—	—	—	—	25,000(7)	—	—	71,750
(1)The Company's AIP is denominated in 100% cash payout to all NEOs; therefore, all amounts reflect cash, if any, issued under the Company's AIP. These amounts represent the threshold, target and maximum cash award levels set in 2022 under the AIP.
(2)The PSU awards, which were issued under the 2013 Plan, are subject to vesting based upon the Company's achievement of stock price goals during the period beginning on March 1, 2022 and ending on March 1, 2025. The PSU awards vest with respect to one-third installments if the Company's stock price achieves, for twenty consecutive trading days, a price per share that equals or exceeds the following thresholds: $9.735, $12.98, and $16.225; provided that if any threshold is met before February 28, 2023, 50% of the tranche will vest on that date and the remaining 50% will vest one year later. With the exception of certain qualifying terminations of employment (as described under “Potential Payments upon Termination, Change of Control or Certain Other Events”), the executive generally must provide service through the vesting date in order to vest in his or her PSUs.
(3)The RSUs granted under the 2013 Plan to each of the NEOs (other than Mr. Krepsik) in 2021 were granted subject to time-based vesting in quarterly installments over the four year period beginning on March 1, 2021, provided that the executive remains continually employed through each applicable vesting date. Mr. Krepsik’s May 1, 2021 award of 75,000 RSUs shall vest with respect to 25% of the award on May 1, 2022, and in equal quarterly installments thereafter until the May 1, 2025, and his May 1, 2021 award of 10,000 RSUs shall vest in full on May 1, 2022, in each case, subject to his continuous employment through each applicable vesting date. The RSUs granted on March 1, 2022 to Messrs. Krepsik, Raskin, and Boal, and Mses. Chen and Strayer, and the RSU granted on August 1, 2022 to Mr. Khan of 470,383 RSUs were granted subject to time-based vesting in quarterly installments over the four year period beginning on March 1, 2022 for NEOs (other than Mr. Khan whose begins on August 1, 2022). Mr. Khan's August 1, 2022 award of 522,648 RSUs will vest with respect to 25% of the award on August 1, 2023, and in equal quarterly installments thereafter until August 1, 2026. Mr. Krepsik's RSUs granted on June 1, 2022, and Mr. Raskin and Ms. Chen's RSUs granted on July 1, 2022 vest in quarterly installments over a four-year period beginning on June 1, 2022 for Mr. Krepsik and July 1, 2022 for Mr. Raskin and Ms. Chen. All RSUs granted are subject to the NEOs continuous employment through each applicable vesting date.
(4)Messrs. Krepsik and Raskin and Ms Chen's options vest pursuant to which 1/48 of the shares vest on the first day of each month after the grant date, subject to the NEOs continuous employment through each applicable vesting date.
(5)The amounts reported in this column reflect the grant date values of stock awards made to our NEOs computed in accordance with FASB ASC Topic 718. The amounts included in this column for the PSU awards granted during 2022 are estimated based on a Monte Carlo simulation model as outlined in Note 10 of our financial statements included in our 2022 Annual Report. Under FASB ASC Topic 718, the vesting condition related to the PSU awards is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition. The assumptions used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K as of December 31, 2022, as filed with the SEC on March 16, 2023.
(6)Awards reflected in these rows for Mr. Boal reflect the incremental fair value associated with modifications to his outstanding equity awards in connection with his termination of employment.
(7)Mr. Kellerman's RSUs granted on March 1, 2022 and May 1, 2022 were granted subject to vesting in full on December 31, 2022, and his RSUs granted on August 1, 2022 vest in quarterly installments over a four-year period beginning on August 1, 2022, in each case, subject to continuous employment through each applicable vesting date.

Potential Payments upon Termination, Change of Control or Certain Other Events
We believe that severance and change of control protections play valuable roles in attracting and retaining executive officers.
Change of Control Severance Agreements
The following is a summary of the terms of the Change of Control Severance Arrangements for each of the NEOs, other than Messrs. Boal and Kellerman and Ms. Strayer, each of whom experienced a termination of employment during 2022.
During 2022, the Company was party to a Change of Control Severance Agreement with each of the NEOs which were in place prior to 2022. In 2022, with the commencement of Mr. Khan's employment as Chief Financial Officer and Treasurer, the Company entered into a Change of Control Severance Agreement effective July 5 2022, on the same general terms as other NEOs, with respect to his role.
During 2022, the Compensation Committee approved certain amendments to individual Change of Control Severance Agreements. On April 25, 2022, the Compensation Committee approved changes, effective May 1, 2022, to each of the Change of Control Severance Agreements for Messrs. Krepsik and Raskin and Ms. Chen. The changes to each Change of Control Agreement were approved by the Compensation Committee for the purpose of retaining our key employees, and minimizing the risk of their departure. These changes included: (i) modifying the “Change of Control Period” (as defined below) to commence six months, rather than three months, prior to a Change of Control, and (ii) modifying the definition of “Good Reason” (as defined below) to provide clarification regarding when a material reduction of the NEO’s duties, authorities, or responsibilities will constitute Good Reason. For Mr. Krepsik, in connection with his appointment as Chief Executive Officer, the material changes also included (i) extending the term of the agreement to May 1, 2025, (ii) providing for payment of severance benefits in the event of Mr. Krepsik's resignation of employment for "Good Reason" outside of the Change of Control Period, and (iii) increasing the severance benefits to which Mr. Krepsik is entitled in the event of a qualifying termination (both during and outside of the Change of Control Period). Additionally, the Compensation Committee approved further amendments to the Change of Control Severance Agreements for Mr. Raskin and Ms. Chen in June of 2022. The purpose of the June 2022 amendments, as explained further below, was to retain Mr. Raskin and Ms. Chen in order to prevent additional disruption which would be detrimental to the Company’s business following Mr. Boal’s departure from the Company.
Each Change of Control Severance Agreement has a three-year term, which automatically renews for successive three-year periods thereafter, and any obligations of the Company will lapse upon the end of the term. Pursuant to the Change of Control Severance Agreements, if the NEO’s employment with the Company is terminated without "Cause" (as such term is defined in the Change of Control Severance Agreements and summarized below) and not by reason of death or "Disability" (as such term is defined in the Change of Control Severance Agreement), or in case of Messrs. Krepsik, Raskin or Khan, if the NEO terminates their employment with the Company for "Good Reason" (as such term is defined in the Change of Control Severance Agreement and summarized below), and, in any event, such termination does not occur within six months before or twelve months after a "Change of Control" (as such term is defined in the Change of Control Severance Agreement) of the Company (the “Change of Control Period”), then, provided the NEO signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Severance Agreement, the NEO will receive benefits as summarized in the table below and described more fully in the text following the table.

Name	Termination Event	Lump Sum (% of annual base salary)	Health Coverage Lump Sum (monthly COBRA premium factor)
Matthew Krepsik(1)	Termination Without Cause/Resign for Good Reason	100%	x 12
Yuneeb Khan	Termination Without Cause/Resign for Good Reason	100%	x 12
Scott Raskin	Termination Without Cause/Resign for Good Reason	100%	x 12
Connie Chen	Termination Without Cause	75%	x 9
(1)Increased from 75% of annual base salary and a monthly COBRA premium factor of x9 as part of the May 1, 2022 amendments and restatement of Mr. Krepsik's Change of Control Severance Agreement as part of his promotion to CEO.
As indicated in the table above, if the termination event occurs outside of the Change of Control Period, the NEO will receive the following benefits: (i) a lump-sum payment (less applicable withholding taxes) equal to 100% for Messrs. Krepsik, Raskin and Khan and 75% for Ms. Chen, of the NEO’s annual base salary as in effect immediately prior to the NEO’s termination date, and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue the NEO’s group health coverage in effect on the date of NEO’s termination of employment, multiplied by twelve for Messrs. Krepsik, Raskin and Khan and nine for Ms. Chen. Notwithstanding the foregoing, pursuant to the June 2022 amendments to the Change of Control Severance Agreements for each of Mr. Raskin and Ms. Chen, in the event a qualifying termination outside of a Change of Control Period occurs between June 10, 2022 and June 10, 2025 (the "Retention Period"), these executives will instead be entitled to receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 150% or 200% (in the case of Ms. Chen and Mr. Raskin, respectively) of the NEO's annual base salary as in effect immediately prior to the NEO's termination date, (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue the NEO's group health coverage in effect on the date of the NEO's termination of employment, multiplied by 18 or 24 (in the case of Ms. Chen and Mr. Raskin, respectively), and (iii) the NEO will receive a lump-sum payment (less applicable withholding taxes) equal to 150% or 200% (in the case of Ms. Chen and Mr. Raskin, respectively) of the NEO's annual bonus for the year of termination at target level as in effect immediately prior to the NEO's termination date.
Additionally, Ms. Chen’s amended Change of Control Severance Agreement provides that if a qualifying termination occurs outside of the Change of Control Period but within the Retention Period, then 50% of the total number of shares subject to her then-outstanding and unvested equity awards subject solely to time-based vesting conditions will vest and, in the case of stock options, become exercisable. Mr. Raskin’s amended Change of Control Severance Agreement provides that in the event of such a termination, 100% of the total number of shares subject to his then-outstanding and unvested equity awards subject solely to time-based vesting conditions will vest and, in the case of stock options, become exercisable, and PSU awards granted to him on March 1, 2021 and March 1, 2022 will vest at target level. Furthermore, each outstanding stock option award held by Mr. Raskin as of the termination date will be amended to extend the post-termination exercise period of the option as follows: (A) if the option has an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of his termination date, then the stock option will remain exercisable through the third anniversary of the termination date, and (B) if the option does not have an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of the termination date, then the stock option will remain exercisable through the earlier to occur of the third anniversary of the termination date and the date on which the option would have expired if Mr. Raskin’s employment had continued through the full term of the option.
Pursuant to the terms of the Change of Control Severance Agreements, if the NEO’s employment with the Company is terminated by the Company without Cause and not by reason of death or Disability or the NEO terminates his or her employment with the Company for Good Reason, and, in any event, such termination occurs during the Change of Control Period, then, if the NEO signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the NEO will receive benefits as summarized in the table below and described more fully in the text following the table.

Name	Lump sum % of annual base salary	Lump sum % of target annual incentive	Health coverage monthly COBRA premium factor	Outstanding and unvested equity at termination(1)
Matthew Krepsik(2)	150%	150%	x 18	100% vesting of time-vesting Equity Awards
Scott Raskin	150%	150%	x 18	100% vesting of time-vesting Equity Awards
Yuneeb Khan	150%	150%	x 18	100% vesting of time-vesting Equity Awards
Connie Chen	100%	100%	x 12	100% vesting of time-vesting Equity Awards
(1)As noted below, the Change of Control Severance Agreements provide that for any Equity Awards which are subject to performance-based vesting, all such performance goals and other vesting criteria shall be treated as set forth in the underlying award agreement – see “Equity Incentive Awards” below for a description of the terms applicable to the PSU awards held by each NEO in the event of a termination in connection with a Change of Control.
(2)Increased from 100% of annual base salary, 100% target annual bonus, and a monthly COBRA premium factor of x12 as part of the May 1, 2022 amendment and restatement of Mr. Krepsik's Change of Control Severance Agreement.

As indicated in the table above, if the termination event occurs during the Change of Control Period, the NEO will receive the following benefits: (i) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Krepsik, Raskin and Khan and 100% for Ms. Chen of the NEO’s annual base salary as in effect immediately prior to the NEO’s termination date or, if greater, at the level in effect immediately prior to the Change of Control; (ii) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Krepsik, Raskin and Khan and 100% for Ms. Chen of the NEO’s annual bonus for the year of termination at target level, as in effect immediately prior to the NEO’s termination date, or if greater, at the level in effect immediately prior to the Change of Control; (iii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue NEO’s group health coverage in effect on the date of the NEO’s termination of employment, multiplied by eighteen for Messrs. Krepsik, Raskin and Khan and twelve for Ms. Chen; and (iv) 100% of the NEO’s then-outstanding and unvested Equity Awards (as such term is defined in the Change of Control Severance Agreement) will become vested in full and in the case of stock options and stock appreciation rights, will become exercisable; provided that in the case of any Equity Awards which are subject to performance-based vesting, all such performance goals and other vesting criteria will be treated as set forth in the underlying award agreement.
Notwithstanding the foregoing, pursuant to the June 2022 amendments to the Change of Control Severance Agreements for each of Mr. Raskin and Ms. Chen, if a qualifying termination occurs during a Change of Control Period and also during the Retention Period, then Mr. Raskin and Ms. Chen will instead be entitled to receive the following benefits: (i) a lump-sum payment (less applicable withholding taxes) equal to 150% or 200% (in the case of Ms. Chen and Mr. Raskin, respectively) of the NEO's annual base salary as in effect immediately prior to the NEO's termination date; (ii) a lump-sum payment (less applicable withholding taxes) equal to 150% or 200% (in the case of Ms. Chen and Mr. Raskin, respectively) of the NEO's annual bonus for the year of termination at target level effective immediately prior to the NEO's termination date; and (iii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue the NEO's group health coverage in effect on the date of the NEO's termination of employment, multiplied by 18 or 24 (in the case of Ms. Chen and Mr. Raskin, respectively). In the event of such a termination, Mr. Raskin and Ms. Chen will each still be entitled to receive the equity acceleration described in the table above, but Mr. Raskin will also be entitled to amendment of each of his outstanding stock option awards to extend the post-termination exercise period of the options as follows: (A) if the option has an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of such termination date, then the option will remain exercisable through the third anniversary of the termination date, and (B) if the option does not have an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of the termination date, then the option will remain exercisable through the earlier to occur of the third anniversary of the termination date and the date on which such option would have expired if Mr. Raskin’s employment had continued through the full term of the option.
In the event that the severance and other benefits payable to the NEO constitute “parachute payments” under Section 280G of the Code and would be subject to the applicable excise tax, then the NEO’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the NEO on an after-tax basis of the greatest amount of benefits.
For purposes of each Change of Control Severance Agreement, “Cause” means the occurrence of any of the following: (i) NEO’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) NEO’s intentional misconduct; (iii) NEO’s material failure to perform his or her employment duties; (iv) NEO’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, or any of its subsidiaries, or any other party to whom NEO owes an obligation of nondisclosure as a result of his or her relationship with the Company or any of its subsidiaries; (v) an act of material fraud or dishonesty against the Company or any of its subsidiaries; (vi) NEO’s material violation of any policy of the Company or any of its subsidiaries or material breach of any written agreement with the Company or any of its subsidiaries; or (vii) NEO’s failure to cooperate with the Company in any investigation or formal proceeding.
For purposes of each Change of Control Severance Agreement, “Good Reason” means the NEO’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the NEO’s express written consent: (i) a material reduction of the NEO’s duties, authorities, or responsibilities relative to NEO’s duties, authorities, or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company in the NEO’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of the NEO’s primary work facility or location; provided, that a relocation of less than thirty-five miles from the NEO’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations to the NEO under the Change of Control Severance Agreement. The Change of Control Severance Agreements for each of Messrs. Krepsik, Raskin and Khan and Ms. Chen provide that the first clause above also includes circumstances in which such material reduction results solely by virtue of the Company being acquired or made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation). In order for the NEO’s termination of employment to be for Good Reason, the NEO must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety days of the initial existence of the grounds for “Good Reason” and a cure period of thirty days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the NEO must terminate his employment within thirty days following the Cure Period.
Equity Incentive Awards
In the event of a “Change in Control” as defined in the 2013 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2013 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a Change in Control or are not exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the Board who are not employees will automatically be accelerated in full. The 2013 Plan authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a Change in Control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award.
Under each of the Restricted Stock Unit Agreements pursuant to which the NEOs have been granted RSUs under the 2013 Plan, the NEO generally must be in service on the applicable vesting date in order to vest in the NEO's RSUs. However, in the case of RSUs granted on or after February 3, 2021, if the NEO’s employment or service with a “Participating Group Company” (as such term is defined in the 2013 Plan) (“Service”) terminates due to death on or after the first anniversary of the date of grant, then the RSUs held by the NEO will become fully vested. If the NEO has entered into a Change of Control Severance Agreement and the NEO’s Service is terminated by the Participating Company Group other than for “Cause” or by the NEO for “Good Reason” (as such terms are defined in the Change of Control Severance Agreements) during the Change of Control Period, then the RSUs will be treated as described above.
With respect to each of the outstanding PSU awards granted to the NEOs under the 2013 Plan, the applicable grant notices provide that in the event of the NEO’s termination of Service by reason of death occurring on or after the first anniversary of the grant date (but prior to a Change of Control), the number of PSUs associated with a 100% payout percentage (or, in the case of PSUs granted during 2022, the full number of units subject to the award) will become vested and be paid out. In the event of a termination of the NEO’s Service by reason of Disability prior to a Change of Control, a number of PSUs equal to the number of PSUs associated with a 100% payout percentage (or, in the case of the PSUs granted in 2022, the full number of units subject to the award), multiplied by a percentage equal to the number of months in the performance period that the NEO was in service divided by 36 (or, in the case of Mr. Khan, 31) will become vested and be paid out. In the event of a termination of the NEO’s Service by the Company other than for Cause (other than for death or Disability) that occurs on or after the first anniversary of the grant date (but prior to a Change of Control), a number of PSUs equal to the full number of PSUs subject to the award multiplied by a percentage equal to the number of months in the performance period during which the NEO was in service divided by 36 (or, in the case of Mr. Khan, 31) (in the case of the 2022 PSUs, reduced by any PSUs that had previously become vested) will become vested (to the extent, if any, based on actual performance) on the original vesting date that would have applied in the absence of the NEO’s termination. In the event of any other termination of Service prior to a Change of Control, the PSUs will immediately terminate.
With respect to each of the outstanding PSU awards granted to the NEOs under the 2013 Plan prior to 2022, in the event of a Change of Control, if the acquiror assumes, continues or substitutes for the award, a number of PSUs shall be deemed eligible for vesting equal to the greater of (i) actual performance against certain applicable performance metrics under the awards, determined as if the date of the Change of Control was the final day of the performance period, or (ii) a number of PSUs associated with a 100% payout percentage (such higher number of PSUs, the “COC Eligible Units”). The COC Eligible Units will become vested on January 1, 2024, subject to the NEO’s continued Service through such date, except that in the event of the NEO’s termination of Service during the Change of Control Period (as such term is defined in the NEO’s Change of Control Severance Agreement, if applicable) by the Company without Cause or by the NEO for Good Reason (as defined in the applicable Change of Control Severance Agreement) or by reason of the NEO’s death, the COC Eligible Units will immediately become vested upon the date of such termination or, if later, the date of the Change of Control (and in the event of any other termination, will immediately terminate). In the event of a Change of Control in which the acquiror does not assume, continue or substitute for the PSU award, the COC Eligible Units will become vested as of immediately prior to the Change of Control, subject to the NEO’s continued Service through immediately prior to such event.
With respect to each of the outstanding PSU awards granted to the NEOs during 2022, if a Change of Control occurs while any portion of these PSUs are outstanding and unvested, then the PSUs will become vested upon the Change of Control if and to the extent that the applicable stock price hurdles are satisfied, except that the value of a share of common stock used to determine the vesting of such PSUs will be based solely on the amount or value of the per share consideration payable in such Change of Control. To the extent any PSUs do not become vested before or upon a Change of Control, and the acquiror assumes, continues or substitutes for such unvested PSUs, then all such unvested PSUs will become vested on March 1, 2025, subject to the NEO’s continuous service through that date, provided that if the NEO’s service is terminated during the Change of Control Period by Quotient without Cause or by the NEO for Good Reason or by reason of the NEO’s death, then all unvested 2022 PSUs will become vested as of the date of such termination. Upon any other termination of the NEO’s service following a Change of Control, the unvested PSUs will immediately terminate.
Under the Stock Option Agreements pursuant to which each of the NEOs, other than Mr. Krepsik, held unvested stock options as of December 31, 2022, unvested options thereunder will terminate immediately upon the NEO’s termination of Service, except as otherwise set forth in the NEO's Change of Control Severance Agreement, as described above.
Termination Payments for NEOs Separated from Employment During 2022
Boal Separation Agreement and Release

On May 16, 2022, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Mr. Boal pursuant to which Mr. Boal ceased to serve as Chief Executive Officer of the Company, effective as of May 20, 2022, and separated from his employment with the Company, effective as of June 29, 2022. In consideration for Mr. Boal’s execution of the Separation Agreement and non-revocation of a mutual waiver and release of claims relating thereto, Mr. Boal became entitled to the following benefits under the Separation Agreement in lieu of the benefits payable under the Change of Control Severance Agreement to which he had been a party:
•a lump sum cash severance benefit in the amount of $2,000,000, representing two times his annual base salary and target annual bonus;
•payment of Mr. Boal’s premiums for continued health benefits provided under COBRA for 36 months after his termination date;
•full acceleration of vesting of all outstanding options, restricted stock units and performance stock units held by Mr. Boal, with performance stock units payable at 100% of the target level of performance; and
•amendment of outstanding stock options held by Mr. Boal to provide that (i) in the case of certain options relating to an aggregate of 2,776,990 shares of the Company’s common stock, if the exercise price of such options exceeded the closing price of a share of the Company’s common stock as of the day on which Mr. Boal ceased to serve as Chief Executive Officer of the Company (the “CEO End Date”), (A) the exercise price of each such option would be reduced to an amount equal to the closing price of a share of the Company’s common stock as of the CEO End Date and (B) such option would remain exercisable through the third anniversary of Mr. Boal’s termination date and (ii) each outstanding option other than an options described in clause (i) above would remain exercisable through the earlier to occur of the third anniversary of Mr. Boal’s termination date and the date on which such option would have expired if Mr. Boal’s employment had continued through the full term of such option. The CEO End Date occurred on May 20, 2022.
The focus and objective of the Compensation Committee in approving the terms of the Separation Agreement with Mr. Boal described above was to facilitate a smooth and efficient transition of responsibility from Mr. Boal to our new CEO, on an accelerated timeline in response to settlement proposals by the Engaged Group. The Compensation Committee believes that in the context of these unusual and disruptive circumstances and the need to restore stability to the Company, the terms of the Separation Agreement, while atypical, were in the best interests of all of Quotient’s stockholders.
Strayer Consulting Agreement
In connection with Ms. Strayer’s resignation from employment, she entered into a Consulting Agreement with the Company dated as of April 15, 2022, pursuant to which she agreed to provide consulting and transition services as an independent contractor during the period from April 5, 2022 through May 2, 2022. Ms. Strayer was not entitled to any cash compensation for her services during this period; however, Ms. Strayer's Consulting Agreement provided that certain specified equity awards which were granted to Ms. Strayer during her service as an employee would continue to vest during this period as if she remained an employee of the Company. Ms. Strayer's Consulting Agreement included certain confidentiality covenants in favor of the Company. Ms. Strayer’s entry into Ms. Strayer's Consulting Agreement described above was conditioned upon her execution and non-revocation of a Separation Agreement and Release with Quotient. Other than the continued vesting of certain equity awards described above, Ms. Strayer was not entitled to receive any severance payments or benefits in connection with her termination of employment.
Kellerman Severance Benefits
Mr. Kellerman voluntarily resigned his employment with the Company effective as of November 11, 2022. As a consequence, he was not entitled to receive any severance benefits in connection with his resignation.
The following table sets forth the estimated incremental payments and benefits that would have been payable to our NEOs (excluding any NEO who experienced a termination of employment during 2022) in different termination scenarios under our executive compensation arrangements assuming that the triggering event occurred on December 30, 2022 (the last business day of the fiscal year). Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below.

Name	Scenario	Cash Severance ($)	COBRA Benefits($)	RSU & PSU Awards ($)(1)	Option Awards ($)(2)	Total ($)
Matthew Krepsik	Termination Without Cause/Resignation for Good Reason	500,000	39,680	—	—	539,680
	Termination for Death	—	—	452,331	—	452,331
	Termination for Disability	—	—	292,263	—	292,263
	Termination without Cause or Resignation for Good Reason during the Change of Control Period	1,500,000	59,520	2,361,394	—	3,920,914
	Termination for Death During the Change of Control Period	—	—	848,068	—	848,068
	Change of Control	—	—	848,068	—	848,068
Scott Raskin	Termination Without Cause/Resignation for Good Reason During the Retention Period	1,860,000	56,087	2,993,814	77,266	4,987,167
	Termination for Death	—	—	533,650	—	533,650
	Termination for Disability	—	—	433,219	—	433,219
	Termination without Cause or Resignation for Good Reason during the Change of Control Period and Retention Period	1,860,000	56,087	2,993,814	77,266	4,987,167
	Termination for Death During the Change of Control Period	—	—	1,081,441	—	1,081,441
	Change of Control	—	—	1,081,441	—	1,081,441
Yuneeb Khan	Termination Without Cause/Resignation for Good Reason	460,000	9,362	—	—	469,362
	Termination for Death	—	—	—	—	—
	Termination for Disability	—	—	260,227	—	260,227
	Termination without Cause or Resignation for Good Reason during the Change of Control Period	1,207,500	14,043	4,918,675	—	6,140,218
	Termination for Death During the Change of Control Period	—	—	1,613,414	—	1,613,414
	Change of Control	—	—	1,613,414	—	1,613,414
Connie Chen	Termination Without Cause During the Retention Period	912,000	39,491	373,578	15,453	1,340,522
	Termination for Death	—	—	285,880	—	285,880
	Termination for Disability	—	—	232,077	—	232,077
	Termination without Cause or Resignation for Good Reason during the Change of Control Period and Retention Period	912,000	39,491	1,326,498	30,906	2,308,895
	Termination for Death During the Change of Control Period	—	—	579,341	—	579,341
	Change of Control	—	—	579,341	—	579,341
(1)The value of accelerated vesting of unvested RSUs and PSUs is based upon the closing stock price on December 30, 2022, which was $3.43 per share. For the purpose of calculating the value of the acceleration of PSU awards in connection with a Change of Control in the absence of a termination of employment, this table assumes that such PSUs were not assumed, continued or substituted by the acquiror in connection with the Change of Control.
(2)The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on December 30, 2022, which was $3.43 per share, and the exercise price per option multiplied by the number of unvested options. This does not reflect any dollar value associated with the acceleration of unvested stock options with exercise prices in excess of $3.43 per share.
Raskin Separation Agreement and Release
On January 18, 2023, Mr. Raskin agreed to step down as President of Quotient, effective as of March 31, 2023. As a result of this termination of employment by Quotient without “Cause” (as defined in Mr. Raskin’s Change of Control Severance Agreement), he became eligible for the severance benefits to which he was entitled upon a termination without “Cause” during the Retention Period under his Change of Control Severance Agreement (as described above). As a condition of Mr. Raskin’s receipt of these severance benefits, Mr. Raskin signed a Separation and Release Agreement with Quotient, dated as of March 31, 2023, which included a release of claims in favor of Quotient.

Outstanding Equity Awards as of December 31, 2022
The following table sets forth information regarding equity awards held by our NEOs at December 31, 2022.

	Option Award				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Matthew Krepsik	75,000(6)	525,000	4.03	6/1/2032	—	—	—	—
	—	—	—	—	46,875(7)	160,781	—	—
	—	—	—	—	131,828(8)	452,170	—	—
	—	—	—	—	262,500(9)	900,375	—	—
	—	—	—	—	—	—	63,750	218,663
	—	—	—	—	—	—	54,083	185,505
Yuneeb Khan	—	—	—	—	522,648(10)	1,792,683	—	—
	—	—	—	—	440,985(11)	1,512,579	—	—
	—	—	—	—	—	—	156,794	537,803
Connie Chen	37,334	—	8.51	2/16/2026	—	—	—	—
	12,666	—	8.51	2/16/2026	—	—	—	—
	100,000	—	13.00	2/13/2027	—	—	—	—
	54,000	—	13.10	3/1/2028	—	—	—	—
	79,561(12)	5,305	9.96	3/1/2029	—	—	—	—
	96,826(13)	44,012	8.95	3/1/2030	—	—	—	—
	15,625(14)	134,375	3.20	7/1/2032	—	—	—	—
	—	—	—	—	2,667(15)	9,121	—	—
	—	—	—	—	20,950(16)	71,649	—	—
	—	—	—	—	30,005(17)	102,617	—	—
	—	—	—	—	93,895(18)	321,121	—	—
	—	—	—	—	70,313(19)	240,470	—	—
	—	—	—	—	—	—	40,006	137,221
	—	—	—	—	—	—	38,250	131,198
Steven Boal	240,000	—	3.70	2/7/2023	—	—	—	—
	600,000	—	8.65	11/14/2023	—	—	—	—
	503,000	—	8.51	6/29/2025	—	—	—	—
	47,000	—	4.19	6/29/2025	—	—	—	—
	600,000	—	4.19	6/29/2025	—	—	—	—
	800,000	—	4.19	6/29/2025	—	—	—	—
	300,000	—	4.19	6/29/2025	—	—	—	—
	261,000	—	4.19	6/29/2025	—	—	—	—
	299,529	—	4.19	6/29/2025	—	—	—	—
	469,461	—	4.19	6/29/2025	—	—	—	—
Scott Raskin	23,474	—	10.65	2/6/2027	—	—	—	—
	12,931	—	11.60	6/4/2027	—	—	—	—
	915,851(20)	211,350	7.34	9/1/2029	—	—	—	—
	262,237(21)	119,200	8.95	3/1/2030	—	—	—	—
	39,062(22)	335,938	3.20	7/1/2032	—	—	—	—

—	—	—	—	102,180(23)	349,456	—	—
—	—	—	—	56,739(24)	194,047	—	—
—	—	—	—	56,010(25)	191,554	—	—
—	—	—	—	175,270(26)	599,423	—	—
—	—	—	—	167,344(27)	572,316	—	—
—	—	—	—	—	—	74,679	256,149
—	—	—	—	—	—	71,905	246,634
(1)Option is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”
(2)For options granted prior to our initial public offering, the amounts in this column represent at least the per-share fair value of a share of our common stock on the date of grant, as determined by our Board or, for options granted after our initial public offering, based on the closing share price of our common stock on the NYSE on the date of grant.
(3)The shares of common stock underlying the RSUs are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”
(4)The market values of the RSUs and PSUs in these columns that have not vested are calculated by multiplying the number of units shown in the table by the closing share price of our common stock on December 30, 2022, which was $3.43.
(5)The 2021 PSU awards are subject to vesting based upon the Company's performance against certain performance metrics during the period beginning on January 1, 2021 and ending on December 31, 2023. The shares of common stock underlying the 2021 PSUs reflected in this column are assuming the threshold level of performance conditions will be achieved and will vest upon achievement of targets directly tied to the Company’s performance. The 2022 PSU awards are subject to vesting based upon the Company's achievement of stock price goals during the period beginning on March 1, 2022 and ending on March 1, 2025. The shares of common stock underlying the 2022 PSUs reflected in this column are assuming the threshold level of performance conditions will be achieved and will vest upon achievement of targets directly tied to the Company’s stock price. Both 2021 and 2022 PSU awards are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”
Vesting Schedule for Outstanding Stock Options and Restricted Stock Units:

Note	Grant	Incremental Vesting Dates
(6)	6/1/2022	1/48 on 7/1/2022; 1/48 monthly thereafter for next 4 years.
(7)	5/1/2021	25% on 5/1/2022; 6.25% quarterly thereafter for next 3 years.
(8)	3/1/2022	6.25% on 6/1/2022; 6.25% quarterly thereafter for next 4 years.
(9)	6/1/2022	6.25% on 9/1/2022; 6.25% quarterly thereafter for next 4 years.
(10)	8/1/2022	25% on 8/1/2023; 6.25% quarterly thereafter for next 3 years.
(11)	8/1/2022	6.25% on 11/1/2022; 6.25% quarterly thereafter for next 4 years.
(12)	3/1/2019	1/48 on 4/1/2019; 1/48 monthly thereafter for next 4 years.
(13)	3/1/2020	1/48 on 4/1/2020; 1/48 monthly thereafter for next 4 years.
(14)	7/1/2022	1/48 on 8/1/2022; 1/48 monthly thereafter for next 4 years.
(15)	3/1/2019	6.25% on 6/1/2019; 6.25% quarterly thereafter for next 4 years.
(16)	3/1/2020	6.25% on 6/1/2020; 6.25% quarterly thereafter for next 4 years.
(17)	3/1/2021	6.25% on 6/1/2021; 6.25% quarterly thereafter for next 4 years.
(18)	3/1/2022	6.25% on 6/1/2022; 6.25% quarterly thereafter for next 4 years.
(19)	7/1/2022	6.25% on 10/1/2022; 6.25% quarterly thereafter for next 4 years.
(20)	9/1/2019	25% on 9/1/2020; 1/48 monthly thereafter for next 3 years.
(21)	3/1/2020	1/48 on 4/1/2020; 1/48 monthly thereafter for next 4 years.
(22)	7/1/2022	1/48 on 8/1/2022; 1/48 monthly thereafter for next 4 years.
(23)	9/1/2019	25% on 9/1/2020; 6.25% quarterly thereafter for next 3 years.
(24)	3/1/2020	6.25% on 4/1/2020; 6.25% quarterly thereafter for next 4 years.
(25)	3/1/2021	6.25% on 4/1/2021; 6.25% quarterly thereafter for next 4 years.
(26)	3/1/2022	6.25% on 4/1/2022; 6.25% quarterly thereafter for next 4 years.
(27)	7/1/2022	6.25% on 8/1/2022; 6.25% quarterly thereafter for next 4 years.
Option Exercises and Stock Vested
The following table provides information regarding exercises of option awards and vesting of stock awards by our NEOs in 2022:

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Released on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Matthew Krepsik	—	—	106,046	355,803
Yuneeb Khan	—	—	29,398	79,963
Connie Chen	—	—	69,618	245,383
Steven Boal	—	—	1,277,395	4,218,685
Scott Raskin	—	—	258,127	929,949
Pamela Strayer	—	—	27,875	174,088
John Kellerman	—	—	21,312	96,728
(1)Calculated by multiplying (i) the closing price of our common stock on the vesting date or if such day is the weekend or a holiday, on the immediately preceding trading day, by (ii) the number of shares of our common stock acquired upon vesting.
CEO Pay Ratio
For the year ended December 31, 2022, the median of the annual total compensation of all employees is $78,987, the annual total compensation of our CEO, Mr. Krepsik, is $4,585,802, and the ratio of this amount to the median of the annual total compensation of all employees is approximately 58 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
For purposes of identifying our median compensated employee, we used our global employee population as of December 1, 2022, identified based on our payroll records. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the annual salary or wages, plus target bonuses and commissions as of December 1, 2022. Individuals that did not work for the full year were annualized and amounts paid in foreign currencies were converted to US Dollars based on the applicable average annual exchange rate as of December 1, 2022.
Pay Versus Performance Disclosure
As required by SEC rules, the following table summarizes certain information intended to illustrate the relationship between executive compensation “actually paid” and our financial performance in the last three fiscal years.
“Compensation actually paid,” as calculated pursuant to SEC disclosure rules, differs from the total compensation reported in the Summary Compensation Table in the applicable year due to the impact of changes in our stock price as well as the achievement of the underlying vesting conditions with respect to our equity awards, while compensation reported in the Summary Compensation Table calculates equity awards based on the grant date fair value of such equity awards and does not include any adjustments for failure to achieve the underlying vesting conditions or changes in our stock price. Amounts shown below as “compensation actually paid” do not reflect what was actually paid to or realized by our NEOs. Furthermore, these amounts are not taken into account by our Compensation Committee in making compensation decisions for our NEOs. For further information concerning our pay-for-performance philosophy and how we align executive compensation with the Company’s performance, please refer to the section of this proxy statement entitled “Compensation Discussion & Analysis—How Pay Decisions Are Made.”

Pay Versus Performance
							Value of Initial Fixed $100 Investment Based On: (4)
Year(1)	Summary Compensation Table Total for Krepsik ($)(2)	Summary Compensation Table Total for Boal ($)(2)	Compensation Actually Paid to Krepsik ($)(3)	Compensation Actually Paid to Boal ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)	Net Income ($000)	Adjusted EBITDA ($000)(6)
2022	4,585,802	16,532,799	2,363,073	12,513,797	2,494,501	508,660	35	116	(76,511)	14,857
2021	N/A	3,380,995	N/A	185,692	1,852,293	162,972	75	181	(45,568)	41,551
2020	N/A	5,006,593	N/A	3,629,317	1,942,297	878,126	96	144	(65,381)	46,037
(1)The Principal Executive Officer ("PEO") and non-Principal Executive Officers ("non-PEO") for the applicable years were as follows:
–2022: Mr. Krepsik and Mr. Boal each served as PEO for a portion of 2022. The non-PEOs for 2022 were: Scott Raskin, Yuneeb Khan, Connie Chen, Pamela Strayer, and John Kellerman.
–2021: Mr. Boal served as PEO for the duration of the 2021. The Company’s non-PEOs for 2021 were: Scott Raskin, Pamela Strayer, Matthew Krepsik, and Connie Chen.
–2020: Mr. Boal served as PEO for the duration of the 2020. The Company’s non-PEOs for 2020 were: Scott Raskin, Pamela Strayer, Chad Summe, and Connie Chen.
(2)Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Messrs. Krepsik and Boal and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for Quotient’s non-PEOs.
(3)To calculate compensation actually paid (“CAP”), adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Messrs. Krepsik and Boal and for the average of the non-PEOs is set forth following the footnotes to this table.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)The TSR Peer Group consists of the S&P North American Technology Sector Index, an independently prepared index that includes companies in the information technology sector as well as the internet & direct marketing retail, interactive home entertainment, and interactive media & services sub-industries.
(6)The Compensation Committee selected Adjusted EBITDA as the “Company Selected Measure” for purposes of this table. As reflected below in the section entitled “List of Performance Measures,” we used multiple financial performance measures to link compensation actually paid to the NEOs to Company performance in 2022. The committee determined the most important of these financial performance measures for 2022 to be Adjusted EBITDA, as the highest-weighted corporate performance goal under our annual cash bonus program, and a core driver of the Company’s performance, growth and stockholder value creation. Please refer to Appendix B of this proxy statement for a definition of Adjusted EBITDA.

CAP Adjustments
YEAR	Summary Compensation Table Total ($)(a)	Minus Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year ($)(b)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year ($)(c)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)(d)	Plus/(Minus) Fair Value at Vesting of Stock Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($)(e)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)(f)	Minus Fair Value as of Prior Fiscal Year-End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)(g)	Plus Dollar Value of Dividends or Other Earnings Paid on Stock Awards in Fiscal Year and Prior to Vesting Date ($)(h)	Equals Compensation Actually Paid ($)
Matthew Krepsik
2022	4,585,802	4,129,281	2,432,238	(187,031)	(242,108)	(96,547)	—	—	2,363,073
Steven Boal
2022	16,532,799	14,152,030	—	—	1,078,501	9,054,527	—	—	12,513,797
2021	3,380,995	2,499,995	1,071,967	(972,097)	(186,254)	(608,924)	—	—	185,692
2020	5,006,593	4,499,561	3,916,830	(30,540)	(138,033)	(625,972)	—	—	3,629,317
Non-PEOs (Average (i)
2022	2,494,501	2,140,528	1,358,904	(402,780)	(122,014)	(330,072)	349,351	—	508,660
2021	1,852,293	1,234,720	538,226	(924,397)	(66,118)	(2,312)	—	—	162,972
2020	1,942,297	1,486,571	1,221,336	(243,371)	(28,529)	(196,404)	330,632	—	878,126
(a)Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the non-PEOs, amounts shown represent averages.
(b)Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes. In the case of Mr. Boal, the amount shown for 2022 includes the incremental fair value of his equity awards resulting from the modification of such awards in connection with his Separation Agreement. In the case of Mr. Krepsik, the amount shown includes the fair value of equity awards granted in connection with his promotion to PEO - please see the Compensation Discussion & Analysis.
(c)Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(d)Represents the change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by the applicable NEO, granted in previous fiscal years, as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)Represents the fair value at vesting of the option awards and stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes. In the case of Mr. Boal, this amount includes the incremental fair value associated with the modification of his outstanding equity awards in connection with his termination of employment.
(f)Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes. In the case of Mr. Boal, this amount includes the incremental fair value associated with the modification of his outstanding equity awards in connection with his termination of employment.
(g)Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)Represents the dollar value of any dividends or other earnings paid on stock awards in the indicated fiscal year and prior to the vesting date that are not otherwise included in the total compensation for the indicated fiscal year.
(i)See footnote 1 above for the non-PEOs included in the average for each year.

Relationship Between Pay and Performance
The below series of graphs illustrate the relationship between “compensation actually paid” (or “CAP”) to our PEOs, and to our non-PEOs on average, in each of the last three fiscal years as reported above, and (i) our cumulative Total Stockholder Return and Peer Group Total Stockholder Return from December 31, 2019 through December 31, 2022, (ii) net income for each of the reported fiscal years and (iii) Adjusted EBITDA for each of the reported fiscal years. In connection with Mr. Boal’s separation from employment in 2022, he received severance benefits that included cash severance payments, payment of COBRA premiums, and modifications to his outstanding equity awards, which severance benefits increased his reported CAP in 2022 significantly. This increase in reported CAP as a result of severance benefits and equity modifications received in connection with Mr. Boal’s separation results in a skewed correlation between PEO CAP and Company performance in 2022. For that reason, we have included additional bars in the graphs which reflect the CAP to Mr. Boal without taking into account his severance benefits ("PEO (Boal) Adjusted CAP"). We believe that these bars more accurately reflect the Compensation Committee’s emphasis on pay for performance as the adjusted CAP amount fluctuated year-over-year, primarily due to the result of our stock performance and our varying level of achievement against pre-established performance goals under our AIP and LTI program. The supplemental information shown in the graphs should not be viewed as a substitute for the required disclosure regarding the relationship between Company performance and CAP, as required to be calculated per SEC disclosure rules.

Compensation Actually Paid versus Total Stockholder Return
$16,000
$12,000
$8,000
$4,000
$—
Compensation Actually Paid (in thousands)
$200
$150
$100
$50
$—
Total Stockholder Return (Value of $100 Investment from 12/31/2019)
$3,629
$878
$186
$163
$12,514
$2,363
$256
$509
2019
2020
2021
2022
PEO (Boal) CAP
PEO (Boal) Adjusted CAP
PEO (Krepsik) CAP
Average NEO CAP
TSR
Peer Group TSR

Compensation Actually Paid versus Net Income
$16,000
$12,000
$8,000
$4,000
$—
$(40,000)
$(50,000)
$(60,000)
$(70,000)
$(80,000)
Compensation Actually Paid (in thousands)
Net Income (in thousands)
$3,629
$878
$186
$163
$12,514
$256
$2,363
$509
2020
2021
2022
PEO (Boal) CAP
PEO (Boal) Adjusted CAP
PEO (Krepsik) CAP
Average NEO CAP
Net Income

Compensation Actually Paid versus Adjusted EBITDA
$16,000
$12,000
$8,000
$4,000
$—
Compensation Actually Paid (in thousands)
$50,000
$40,000
$30,000
$20,000
$10,000
Adjusted EBITDA (in thousands)
$3,629
$878
$186
$163
$12,514
$256
$2,363
$509
2020
2021
2022
PEO (Boal) CAP
PEO (Boal) Adjusted CAP
PEO (Krepsik) CAP
Average NEO CAP
Adjusted EBITDA

The following table includes a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs to Company performance for 2022. More information about the ways in which these measures were integrated into the Company’s AIP and LTI programs is included in the Compensation Discussion & Analysis section of this proxy statement.

PERFORMANCE MEASURES
✓ Adjusted EBITDA
✓ Revenue
✓ Stock Price

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 31, 2023, except as otherwise indicated, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) by each director and nominee for director, (c) by the NEOs (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 98,159,584 shares of common stock outstanding at March 31, 2023. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Quotient Technology Inc., 1260 East Stringham Avenue, Suite 600, Salt Lake City, Utah 84106.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Directors, Director Nominee(s) and Executive Officers:
Matthew Krepsik(1)	240,023	*
Yuneeb Khan(2)	69,409	*
Connie Chen(3)	694,788	*
Steven Boal(4)	6,756,987	6.88%
Scott Raskin(5)	3,133,171	3.19%
Pamela Strayer(6)	96,156	*
John Kellerman(7)	22,123	*
Kimberly Anstett(8)	—	*
Andrew Jody Gessow(9)	637,743	*
Lorraine Hariton(10)	32,149	*
Alison Hawkins(11)	10,224	*
Eric Higgs(12)	13,550	*
Robert McDonald(13)	95,847	*
David Oppenheimer(14)	83,762	*
Joseph Reece(15)	53,601	*
Michael Wargotz(16)	—	*
All executive officers, directors and director nominee(s) as a group (12 persons)(17)	1,931,096	1.97%
5% Stockholders:
Engaged Capital(18)	8,107,150	8.26%
Lynrock Lake LP(19)	6,567,376	6.69%
Trigran Investments, Inc.(20)	5,203,508	5.30%

*Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)Consists of (i) 97,835 shares held of record by Mr. Krepsik, (ii) 4,688 shares issuable upon the vesting of RSUs within 60 days of March 31, 2023, and (iii) 137,500 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2023.
(2)Consists of (i) 40,010 shares held of record by Mr. Khan, and (ii) 29,399 shares issuable upon the vesting of RSUs within 60 days of March 31, 2023.

(3)Consists of (i) 258,489 shares held of record by Ms. Chen, (ii) 4,687 shares issuable upon the vesting of RSUs within 60 days of March 31, 2023, and (iii) 431,612 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2023.
(4)Based on information set forth in a Form 4 filed with the SEC on July 1, 2022, consists of (i) 2,867,286 shares held of record by Mr. Boal, (ii) 3,237 shares held by the EBB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, (iii) 3,237 shares held by the JMB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, and (iv) 3,237 shares held by the SEB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee. This also includes 3,879,990 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2023.
(5)Consists of (i) 1,213,128 shares held of record by Mr. Raskin, and (ii) 1,920,043 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2023. Mr. Raskin stepped down as President effective March 31, 2023.
(6)Based on information set forth in a D&O questionnaire completed by Ms. Strayer for FY’2022 on January 12, 2023, consists of 96,156 shares held of record by Ms. Strayer as of January 6, 2023.
(7)Based on information set forth in a D&O questionnaire completed by Mr. Kellerman for FY’2022 on January 11, 2023, consists of 22,123 shares held of record by Mr. Kellerman as of January 6, 2023.
(8)Ms. Anstett holds no shares of record.
(9)Consists of (i) 85,643 shares held of record by Mr. Gessow, (ii) 400,108 shares held of record by the Gessow Family Trust for which Mr. Gessow serves as trustee and (iii) 151,992 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2023.
(10)Consists of 32,149 shares held of record by Ms. Hariton.
(11)Consists of 10,224 shares held of record by Ms. Hawkins.
(12)Consists of 13,550 shares held of record by Mr. Higgs.
(13)Consists of 95,847 shares held of record by Mr. McDonald.
(14)Consists of (i) 62,211 shares held of record by Mr. Oppenheimer and (ii) 21,551 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2023.
(15)Consists of (i) 35,000 shares held of record by Mr. Reece, and (ii) 18,601 shares issuable upon the vesting of RSUs within 60 days of March 31, 2023,
(16)Mr. Wargotz holds no shares of record.
(17)Consists of (i) 1,131,066 shares beneficially owned by our current directors, director nominee(s) and current executive officers, (ii) 57,375 shares issuable upon the vesting of RSUs within 60 days of March 31, 2023 for the benefit of such individuals and (ii) 742,655 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2023.
(18)Based on information set forth in a Schedule 13D/A filed with the SEC on November 14, 2022 by Engaged Capital, LLC, Engaged Capital Holdings, LLC, Glenn W. Welling, Engaged Capital Flagship Master Fund, LP, Engaged Capital Flagship Fund, LP, and Engaged Capital Flagship Fund, Ltd. (collectively, “Engaged Capital”). Engaged Capital, LLC, Engaged Capital Holdings, LLC and Glenn W. Welling have sole voting power over 8,107,150 of the shares reported, shared voting power over zero shares reported, sole dispositive power over 8,107,150 of the shares reported, and shared dispositive power over zero shares reported. Engaged Capital Flagship Master Fund, LP, Engaged Capital Flagship Fund, LP, and Engaged Capital Flagship Fund, Ltd. have sole voting power over 7,505,432 of the shares reported, shared voting power over zero shares reported, sole dispositive power over 7,505,432 of the shares reported, and shared dispositive power over zero shares reported. The address of each of Engaged Capital Flagship Master Fund, LP and Engaged Capital Flagship Fund, Ltd. is c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. The address of each of Engaged Capital Flagship Fund, LP., Engaged Capital, LLC, Engaged Capital Holdings, LLC and Mr. Welling is 610 Newport Center Drive, Suite 250, Newport Beach, California 92660.
(19)Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2023 by Lynrock Lake LP, Lynrock Lake Partners LLC and Cynthia Paul (collectively, “Lynrock Lake”). Lynrock Lake has sole voting power over 6,567,376 of the shares reported, shared voting power over zero shares reported, sole dispositive power over 6,567,376 of the shares reported, and shared dispositive power over zero shares reported. The address of Lynrock Lake is 2 International Drive, Suite 130, Rye Brook, NY 10573.
(20)Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2023 by Trigran Investments, Inc., Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson (collectively, “Trigran Investments”). Trigran Investments has sole voting power over zero shares reported, shared voting power over 4,789,327 of the shares reported, sole dispositive power over zero shares reported, and shared dispositive power over 5,203,508 of the shares reported. The address of Trigran Investments is 630 Dundee Road, Suite 230, Northbrook, IL 60062.
Delinquent Section 16(a) Reports
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. To our knowledge, based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers that no other reports were required to be filed during fiscal 2022, we believe that for fiscal 2022, all required reports were filed on a timely basis under Section 16(a).
INDEMNIFICATION AGREEMENTS
In addition to the indemnification required in our Charter and Bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity, to the extent indemnifiable under the law. We believe that these charter and bylaw provisions and indemnity agreements are necessary to attract and retain qualified persons as directors and executive officers.

Furthermore, as is typical, we have obtained director and officer liability insurance to cover both us and our directors and officers for liabilities that may be incurred in connection with their services to us.
ADDITIONAL INFORMATION
2022 Annual Report on Form 10-K and SEC Filings
A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as amended by our subsequent 10-K/A filing, as well as our 2023 proxy statement, each as filed with the SEC, are available, without charge, by mailing a request to Investor Relations, Quotient Technology Inc., 1260 East Stringham Avenue, Suite 600, Salt Lake City, Utah 84106. The Annual Report on Form 10-K, including the 10-K/A amendment thereto, and proxy statement are posted on our website at http://investors.quotient.com/sec-filings/ and are available from the SEC at its website www.sec.gov.
OTHER MATTERS
Costs of Solicitation
The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Quotient. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We have retained D.F. King, to assist in the solicitation of proxies under customary terms and anticipate that this will cost us approximately $8,500 plus certain out-of-pocket expenses.
Stockholders Sharing the Same Address
Quotient has adopted a procedure called “householding.” Under this procedure, Quotient may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this proxy statement and the Annual Report to multiple stockholders who share the same address, unless Quotient has received contrary instructions from one or more stockholders. This procedure reduces the environmental impact of our annual meetings and reduces Quotient’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, Quotient will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this proxy statement and the Annual Report to any stockholder that elects not to participate in householding.
To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this proxy statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, you may write or call Quotient at the following email address, physical address, or phone number:
IR@quotient.com
Quotient Technology Inc.
Attention: Investor Relations
1260 East Stringham Avenue, Suite 600
Salt Lake City, Utah 84106
(650) 605-4600 (option 7)
If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact Quotient at the email address, physical address, or phone number above. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.
Stockholder Proposals and Director Nominations for the 2024 Annual Meeting of Stockholders
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices not later than Mach 2, 2024. In addition, such stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Quotient Technology Inc.
Attention: Investor Relations
1260 East Stringham Avenue, Suite 600
Salt Lake City, Utah 84106
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal (including one or more director nominations) before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our notice with respect to such meeting given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of our Board, or (iii) otherwise properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2024 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices no earlier than April 5, 2024 and no later than May 5, 2024.
In the event that we hold our 2024 annual meeting of Stockholders more than 30 days before or more than 30 days after the one-year anniversary of the 2023 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates: the 90th day prior to such annual meeting; or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules promulgated by the SEC (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide timely notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 4, 2024.
Appraisal Rights
Stockholders do not have any appraisal rights in connection with any matters to be acted upon at the Annual Meeting.
Forward-Looking Statements
This proxy statement contains forward-looking statements relating to, among other things, business strategy, financial performance, and expectations for product development, as well as our goals in relation to environmental and social matters. The reader is cautioned not to place undue reliance on these statements and should review the sections captioned “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K, as amended, for important information about these statements, including the risks, uncertainties and other factors that could cause actual results to vary materially from the assumptions, expectations and projections expressed in any forward-looking statements. These forward-looking statements speak only as of the date made, and, other than as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise.

APPENDIX A

QUOTIENT TECHNOLOGY INC.
2023 EQUITY INCENTIVE PLAN

I. INTRODUCTION
1.1Purposes. The purposes of the Quotient Technology Inc. 2023 Equity Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, Non-Employee Directors, consultants and independent contractors and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.
1.2Certain Definitions.
“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.
“Board” shall mean the Board of Directors of the Company.
“Change in Control” shall mean, unless such term is otherwise defined by the applicable award Agreement, the occurrence of any one or a combination of the following:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the effective date of the Plan is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of the Company or one of its Subsidiaries or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii)an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in subsection (iii) of the definition of such term, the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this definition in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this definition are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, with respect to any nonqualified deferred compensation that becomes payable on account of a Change in Control, a transaction or event described in subsections (i), (ii) or (iii) must also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.
“Common Stock” shall mean the common stock, par value $0.00001 per share, of the Company, and all rights appurtenant thereto.
“Company” shall mean Quotient Technology Inc., a corporation organized under the laws of the State of Delaware, or any successor thereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, the Company may in its discretion use the closing transaction price of a share of Common Stock on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding. If the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.
“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.
“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.
“Incumbent Director” shall mean a director who either (i) is a member of the Board as of the effective date of the Plan or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.
“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.
“Other Stock Award” shall mean an award granted pursuant to Section 3.4 of the Plan.
“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.
“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock

Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. Such performance criteria and objectives may include, without limitation, any one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total shareholder return and earnings per share criteria) on an individual basis: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, or such other goals as the Committee may determine whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.
“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.
“Prior Plan” shall mean the Quotient Technology Inc. 2013 Equity Incentive Plan and each other equity plan maintained by the Company under which awards are outstanding as of the effective date of this Plan.
“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.
“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.
“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.
“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.
“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.
“Service” means a participant’s employment or service with the Company or one of its Subsidiaries, whether as an employee, a Non-Employee Director, a consultant or an independent contractor. Unless otherwise provided by the Committee, a participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the participant renders Service or a change in Company or Subsidiary for which the participant renders Service, provided that there is no interruption or termination of the participant’s Service. A participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the participant performs Service ceasing to be a Subsidiary. Subject to the foregoing, the Company, in its discretion, shall determine whether a participant’s Service has terminated and the effective date of and reason for such termination.
“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.
“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.
“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.
“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be

Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.
“Tax Date” shall have the meaning set forth in Section 5.5.
“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).
1.3Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock Awards; and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (A) any or all outstanding options and SARs shall become exercisable in part or in full, (B) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (C) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (D) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.
The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.
No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.
1.4Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants and independent contractors, and persons expected to become officers, other employees, Non-Employee Directors, consultants and independent contractors of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided for in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant or independent contractor. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered providing Service during an approved leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $750,000 or, in the first year in which a Non-Employee Director is elected or appointed to the Board, $1,000,000.
1.5Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Plan, the number of shares of Common Stock initially available for all awards under this Plan, other than Substitute Awards, shall be equal to the number of shares of Common Stock that were available for future grants under the Prior Plan immediately prior to the effective date of this Plan. Subject to adjustment as provided in Section 5.7, no more than 11,100,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. To the extent the Company grants an award under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the maximum number of shares subject to such award.
To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan or a Prior Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan; provided, however, that shares of Common Stock subject to an award under this Plan or a Prior Plan shall not again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award or (z) shares repurchased by the Company on the open market with the proceeds of an option exercise.
    The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.
II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
2.1Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee; provided that an Incentive Stock Option may be granted only to an employee of the Company or one of its Subsidiaries in accordance with Section 422 of the Code. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.
Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.
    Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.
(b)Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.
(c)Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).
2.2Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.
SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).
Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b)Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that (i) no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and (ii) no Free-Standing SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.
(c)Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).
2.3Termination of Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of Service of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.
2.4No Repricing. The Committee shall not, without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 5.7. This Section 2.4 shall apply to options and SARs granted under this Plan and the Prior Plan.
2.5No Dividend Equivalents.    Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.

III.STOCK AWARDS
3.1Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of award being granted.
3.2Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.
(b)Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in Service during the specified Restriction Period or (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in Service during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c)Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.
(d)Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution or dividend with respect to shares of Common Stock, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions that apply to the shares of Common Stock with respect to which such distribution was made.
3.3Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.
(b)Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in Service during the specified Restriction Period or (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in Service during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c)Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to vesting conditions shall be subject to the same vesting conditions that apply to the underlying awards. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.
3.4Other Stock Awards.  Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee.  The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion.  Any distribution, dividend or dividend equivalents with respect to Other Stock Awards that are subject to vesting conditions shall be subject to the same vesting conditions that apply to the underlying awards.
3.5Termination of Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock

Award, or any forfeiture and cancellation of such award (i) upon a termination of Service of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.
IV.PERFORMANCE AWARDS
4.1Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.
4.2Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.
(b)Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.
(c)Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same vesting conditions that apply to the underlying awards. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.
4.3Termination of Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of Service of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.
V.GENERAL
5.1Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2023 annual meeting of stockholders and, if approved, shall become effective as of the date of such stockholder approval. This Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.
Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which the Plan was approved by the Board. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect, and the Prior Plan shall remain in effect in accordance with its terms.
5.2Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.3 or the prohibition on repricing set forth in Section 2.4 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
5.3Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, executed or electronically accepted by the recipient of such award. Upon such execution or acceptance and delivery of the Agreement to the Company within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.
5.4Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.
5.5Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. The shares of Common Stock delivered or withheld to satisfy such obligation shall not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the employee’s applicable jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.
5.6Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
5.7Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto, if applicable), shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
5.8Change in Control. Subject to the terms of the applicable award Agreements, in the event of a “Change in Control,” the Board, as constituted prior to the Change in Control, may, in its discretion:

(1)require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of Service, (ii) the Restriction Period applicable to some or all outstanding Stock Awards shall lapse in full or in part, either immediately or upon a subsequent termination of Service, (iii) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level;
(2)require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.7; and/or
(3)require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment or other property in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered, to the extent the vesting conditions applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(1) or the applicable award Agreement, multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the number of shares of Common Stock then subject to the portion of such award surrendered, to the extent the Performance Measures and vesting conditions applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(1) or the applicable award Agreement, whether or not vested, multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered, to the extent the Performance Measures and vesting conditions applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(1) or the applicable award Agreement; (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.
5.9Deferrals and Section 409A. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder, other than awards of options or SARs, shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code. Awards under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each participant shall be solely responsible for the tax consequences of awards, and in no event shall the Company have any responsibility or liability if an award does not meet any applicable requirements of Section 409A. Although the Company intends to administer the Plan to prevent taxation under section 409A, the Company does not represent or warrant that the Plan or any award complies with Section 409A or any other provision of federal, state, local or other tax law.
5.10No Right of Participation or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.
5.11Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.
5.12Designation of Beneficiary. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.
5.13Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
5.14Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.15Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

APPENDIX B
Non-GAAP Financial Measure and Key Operating Metrics
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), a non-U.S. GAAP financial measure, is a key metric used by our management and our Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, we believe that the exclusion of certain income and expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key financial metric used by the compensation committee of our Board of Directors in connection with the determination of compensation for our executive officers. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as for our management and Board of Directors.
Adjusted EBITDA excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods. Additionally, it excludes the effects of interest expense; income taxes; other (income) expense, net; change in fair value contingent consideration; impairment of certain long-lived and right-of-use assets; litigation settlements; restructuring charges; shareholder activism response costs; certain business transformation and strategic initiatives costs; impairment of certain intangible assets; a loss contingency/settlement related to a contract dispute; and certain acquisition related costs. We exclude certain items because we believe that these costs (benefits) do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to contribute to a meaningful evaluation of our current or past operating performance.
Net loss and Adjusted EBITDA for each of the periods presented were as follows:

	Year Ended December 31,
	2022	2021	2020
	(in thousands)
Net loss	$(76,511)	$(45,568)	$(65,381)
Adjusted EBITDA	$14,857	$41,551	$46,037
Our use of Adjusted EBITDA has limitations as an analytical tool, and one should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect interest and tax payments that may represent a reduction in cash available to us;
•Adjusted EBITDA also does not include the effects of stock-based compensation; depreciation; amortization of acquired intangible assets; change in fair value of contingent consideration; interest expense; other (income) expense, net; provision for income taxes; impairment of certain long-lived and right-of-use assets; litigation settlements; restructuring charges; shareholder activism response costs; certain business transformation and strategic initiatives costs; impairment of certain intangible assets; a loss contingency/settlement related to a contract dispute; and certain acquisition related costs; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
A reconciliation of Adjusted EBITDA to net loss, the most directly comparable U.S. GAAP financial measure, for each of the periods presented is set forth as follows:

	Year Ended December 31,
	2022	2021	2020
	(in thousands)
Net loss	$(76,511)	$(45,568)	$(65,381)
Adjustments:
Stock-based compensation	32,453	22,812	28,371
Depreciation and amortization	17,929	29,464	36,352
Other (1)	35,851	14,433	12,361
Change in fair value of contingent consideration	—	1,392	20,234
Interest expense	5,641	15,177	14,521
Other income (expense), net	(1,028)	210	(1,140)
Provision for income taxes	522	3,631	719
Total adjustments	$91,368	$87,119	$111,418

Adjusted EBITDA	$14,857	$41,551	$46,037
(1)For the year ended December 31, 2022, Other includes a charge of $11.4 million related to the impairment of certain long-lived and right-of-use assets; $9.3 million related to litigation settlements; $8.9 million related to restructuring charges; $4.9 million related to shareholder activism response costs, and $1.3 million related to certain business transformation and strategic initiatives costs which includes $1.0 million related to the launch and scaling of Shopmium in the U.S. to replace coupons.com as our direct-to-consumer offering. For the year ended December 31, 2021, Other includes a charge of $9.1 million related to the impairment of certain intangible assets due to the circumstances surrounding the termination of our partnership with Albertsons, restructuring charges of $2.7 million, acquisition related costs of $1.7 million and $0.9 million in adjusted shareholder activism response costs. For the year ended December 31, 2020, Other includes a $8.8 million loss contingency/settlement related to a contract dispute with Albertsons associated with a guaranteed distribution fee arrangement, acquisition related costs of $2.0 million and restructuring charges of $1.5 million. Restructuring charges primarily relate to severance for impacted employees. Acquisition related costs primarily include certain bonuses contingent upon the acquired company meeting certain financial metrics over the contingent consideration period, together with diligence, accounting, and legal expenses incurred related to certain acquisitions. Additionally, beginning Q1 2022, shareholder activism response costs were excluded from Adjusted EBITDA. Prior period results have been revised for comparability which impacted Adjusted EBITDA for the year ended December 31, 2021.
This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measure prepared in accordance with U.S. GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with U.S. GAAP-based financial performance measures, including various cash flow metrics, net loss, and our other U.S. GAAP financial results.

SCAN TO
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V19974-P96591

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QUOTIENT TECHNOLOGY INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of six directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Tracey Figurelli
02) Matthew Krepsik
03) Robert McDonald
04) Joseph Reece
05) Kate Vanek
06) Michael Wargotz

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

	For	Against	Abstain
2. To approve Quotient Technology Inc.'s 2023 Equity Incentive Plan.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement in accordance with Securities and Exchange Commission rules.	☐	☐	☐
4. To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as Quotient Technology Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V19975-P96591

QUOTIENT TECHNOLOGY INC.
Annual Meeting of Stockholders
August 3, 2023 10:00 AM MT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert McDonald, Matthew Krepsik, and Connie Chen as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Quotient Technology Inc. held of record by the undersigned at the close of business on June 23, 2023 at the Annual Meeting of Stockholders to be held August 3, 2023 at 10:00 a.m. Mountain Time virtually at www.virtualshareholdermeeting.com/QUOT2023, and at any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1 and "FOR" Proposals 2, 3, and 4.

Continued and to be signed on reverse side